Exhibit 10.15

[EXECUTION]

CREDIT AGREEMENT

dated as of August 19, 2010,

among

BOURLAND & LEVERICH SUPPLY CO. LLC,

as Borrower

and

BOURLAND & LEVERICH HOLDINGS LLC,

as Holdings

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors

and

THE LENDERS PARTY HERETO,

and

REGIONS BANK,

as Administrative Agent

and

REGIONS BANK AND

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC.

as Co-Collateral Agents

and

JEFFERIES FINANCE LLC,

as Syndication Agent and Bookrunner

and

JEFFERIES FINANCE LLC, REGIONS BANK AND

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC.

as Co—Lead Arrangers

and

REGIONS BANK,

as Swingline Lender and as Issuing Bank

Exhibit 10.15

- i -

- ii-

- iii -

ANNEXES

Annex I	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01	Pledgors
Schedule 3.03	No Conflicts
Schedule 3.05(b)	Real Property
Schedule 3.06(a)	Use of Intellectual Property
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.19	Insurance
Schedule 4.01(d)(iv)	Closing Date Indebtedness
Schedule 4.01(k)(iii)	Fair Market Value of Mortgaged Properties
Schedule 5.09	Closing Environmental Actions
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.09(c)	Employment Agreements

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EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Landlord Access Agreement
Exhibit G	Form of LC Request
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Non-Bank Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M-1	Form of Management Fee Subordination Agreement
Exhibit M-2	Form of Services Fee Subordination Agreement
Exhibit N	Form of Bank Product Provider Letter Agreement
Exhibit O	Form of Borrowing Base Certificate
Exhibit 4.01(b)	Form of Cash Flow Statement

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Exhibit 10.15

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 19, 2010, among BOURLAND & LEVERICH SUPPLY CO. LLC, a Delaware limited liability company (“Borrower”), BOURLAND & LEVERICH HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, REGIONS BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), REGIONS BANK and RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc. (“RBS”), as co-collateral agents for the Secured Parties (in such capacity, individually a “Collateral Agent” and collectively, the “Collateral Agents”), REGIONS BANK, as swingline lender (in such capacity, the “Swingline Lender”) for the Lenders, and REGIONS BANK, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”).

WITNESSETH:

WHEREAS, Borrower has entered into that certain asset purchase agreement, dated as of July 21, 2010 (the “Acquisition Agreement”), by and among Borrower, Holdings, Bourland & Leverich Holding Company, a Texas corporation (the “Target”), the other Sellers and Rick B. Leverich (the “Equityholder”), to acquire substantially all of the assets (the “Purchased Assets”) of Target (the “Acquisition”).

WHEREAS, Borrower has requested the Lenders to extend credit in the form of a revolving credit facility at any time and from time to time until the Maturity Date, in an aggregate principal amount not in excess of $75,000,000, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Debtor” shall mean each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” shall mean and include as to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including Accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any supporting obligations in respect of the foregoing and any proceeds arising from or relating to the foregoing.

“Accounts” shall mean and include as to any Loan Party, all of such Loan Party’s “accounts” as defined in the UCC, whether now owned or hereafter acquired including, without limitation all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Accounts Revolving Loan Rate” shall have the meaning set forth in the definition of Borrowing Base.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments, directly or indirectly, by any Company in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of any property or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided, that any such future payment that is subject to a contingency shall, to the extent such contingency has not occurred, be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by the Companies.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all schedules, exhibits, annexes and other attachments thereto (including all amendments, supplements and modifications thereto) and any definitive documentation relating thereto or entered into in connection therewith.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of one (1%) percent) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) one (1) minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Adjustment Date” shall have the meaning set forth in the definition of Applicable Margin.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than ten (10%) percent of any class of Equity Interests of the person specified and (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Arrangers, the Syndication Agent, the Administrative Agent, the Collateral Agents and the Bookrunner; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of one (1%) percent) equal to the greater of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one (0.50%) percent, and (c) except during the Eurodollar Unavailability Period, the Adjusted LIBOR Rate for a Eurodollar Loan with a one (1) month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus one and one-quarter (1.25%) percent. If the Administrative Agent shall have determined in its reasonable discretion (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean, as of any date of determination, as to each of the respective types of Loans described below and with respect to the Unutilized Commitment Fee payable under Section 2.05(b) hereof, the applicable margin set forth in the table below corresponding to the applicable Quarterly Average Undrawn Availability set forth opposite thereto with respect to (a) each Revolving Loan that is an ABR Loan (“Applicable Margin A”), (b) each Revolving Loan that is a Eurodollar Loan (“Applicable Margin B”) and (c) the Unutilized Commitment Fee payable under Section 2.05(b) hereof (“Applicable Unutilized Commitment Fee Margin”).

Level	Quarterly Average Undrawn Availability	Applicable Margin A (Base Rate)	Applicable Margin B (Eurodollar)	Applicable Unutilized Commitment Fee Margin
I	Less than or equal to one-third (1/3rd) of the Borrowing Base	2.50%	3.50%	0.50%
II	Greater than one-third (1/3rd) of the Borrowing Base but less than or equal to two-thirds (2/3rds) of the Borrowing Base	2.25%	3.25%	0.625%
III	Greater than two-thirds (2/3rds) of the Borrowing Base	2.00%	3.00%	0.75%

For the period from and including the Closing Date to but excluding the first Adjustment Date (as defined below), the Applicable Margin shall be set at Level II in the table above. Thereafter, the Applicable Margin for each type of Loan and the Unutilized Commitment Fee shall be (a) adjusted as of the first (1st) day of each calendar quarter (i.e., the first day of each of January, April, July and September), based upon the Borrowing Base Certificates delivered to Administrative Agent, in accordance with Section 5.01(d), with respect to the months comprising the immediately preceding calendar quarter (each an “Adjustment Date”), commencing with the delivery by Borrower of the Borrowing Base Certificates in each of the months comprising the calendar quarter ending December 31, 2010, and (b) based upon the calculation by Administrative Agent of Quarterly Average Undrawn Availability for such calendar quarter. In the event that any Borrowing Base Certificate is not provided to the Administrative Agent in accordance with Section 5.01(d), the Applicable Margin for each type of Loan and the Unutilized Commitment Fee for the applicable calendar quarter shall be set at the Applicable Margin for such type of Loan and for the Unutilized Commitment Fee set forth in Level I above as of the first (1st) day of the calendar quarter following the month in which such Borrowing Base Certificate was required to be delivered and shall continue at Level I for such entire calendar quarter and thereafter, until the next Adjustment Date, if any.

In the event that at any time after the end of a calendar quarter, the Quarterly Average Undrawn Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Undrawn Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Administrative Agent. In the event that the Quarterly Average Undrawn Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Undrawn Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrower; provided, that the basis for the Quarterly Average Undrawn Availability for purposes of the determination of the Borrowing Base having been less than the actual Quarterly Average Undrawn Availability is not as a result of information provided by Borrower to Administrative Agent. The foregoing shall not be construed to limit the rights of Administrative Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

“Applicable Margin A” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable Margin B” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable Unutilized Commitment Fee Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any sale or other disposition of any Equity Interests in a Subsidiary of Holdings or any issuance, sale or other disposition of any Equity Interests by Borrower or any Subsidiary (including any sale or other disposition of any Equity Interests in a Subsidiary by any such Subsidiary), in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by Section 6.04 (other than clause (h)), Section 6.05(a), Section 6.05(c) - Section 6.05(e), Section 6.06(a), Section 6.06(c), Section 6.06(d), Section 6.06(h), Section 6.06(i), Section 6.06(j) or Section 6.06(k), or (ii) any other disposition of any property, by any Company for Fair Market Value resulting in not more than $1,000,000 in Net Cash Proceeds in any consecutive four fiscal quarter period.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor, and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent from time to time.

“Available Amount” shall mean, at any time (the “Reference Date”), an amount equal to (a) the sum, without duplication, of an amount (which amount shall not be less than zero) equal to (x) the cumulative amount of Excess Cash Flow (as defined in the Term Loan Credit Agreement) for all Excess Cash Flow Periods (as defined in the Term Loan Credit Agreement) completed after the Closing Date (commencing with the fiscal year ending on December 31, 2011) and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been (or, with respect to any Excess Cash Flow Period for which the Excess Cash Flow prepayment or repayment required pursuant to Section 2.10(e) of the Term Loan Credit Agreement has not yet been paid, will be required to be) applied to the prepayment or repayment of Loans in accordance with Section 2.10(e) of the Term Loan Credit Agreement minus (b) the aggregate amount of Acquisition Consideration paid by any Loan Party after the Closing Date and on or prior to the Reference Date pursuant to clause (xii)(C) of the definition of Permitted Acquisition.

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedging Agreements entered into with one or more of the Hedging Providers.

“Bank Product Agreements” shall mean those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedging Obligations pursuant to Hedging Agreements entered into with one or more of the Hedging Product Providers, and (c) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party; provided, that, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Regions or its Affiliates, then, if requested by the Administrative Agent, the Administrative Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and the Administrative Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of the provision of the applicable Bank Product to any Loan Party.

“Bank Product Provider” shall mean any Lender or any of its Affiliates; provided, however that no such Person (other than Regions or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within ten (10) days after the provision of such Bank Product to any Loan Party; provided, further, however that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Letter Agreement” shall mean a letter agreement in substantially the form attached hereto as Exhibit N, in form and substance satisfactory to the Administrative Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Party and the Administrative Agent.

“Base Rate” shall mean, for any day, the rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%; (b) the Prime Rate in effect on such day; and (c) the Adjusted LIBOR Rate for an interest period of one-month, as determined on such day or, if such day is not a Business Day, on the immediately preceding Business Day plus 1%. If for any reason Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain the Federal Funds Rate for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate, or LIBOR shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate, or LIBOR, respectively, automatically and without notice to any Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Bookrunner” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” shall mean at any time and from time to time an amount equal to the lesser of sum of:

(a) up to eighty-five (85%) percent of Eligible Accounts (the “Accounts Revolving Loan Rate”), plus

(b) up to the lesser of (i) seventy-five (75%) percent of the Value of Eligible Inventory at such time, or (ii) eighty-five (85%) percent of the Net Liquidation Percentage of the Value of Eligible Inventory at such time (clauses (i) and (ii) collectively, the “Inventory Revolving Loan Rate” and together with the Accounts Revolving Loan Rate, the “Revolving Loan Rates”), minus

(c) Reserves.

“Borrowing Base Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower appropriately completed and in substantially the form of Exhibit O.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by such persons during such period with respect to real or personal property acquired during such period, or Synthetic Lease Obligations incurred by such persons during such period, but excluding expenditures made directly for the exclusive purpose of consummating (i) the Acquisition and (ii) any Permitted Acquisitions; provided, that, for the purposes of determining compliance with Section 6.10(b), Capital Expenditures shall not include any Capital Expenditures financed with the proceeds of any substantially concurrent Equity Issuance by Holdings.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) marketable direct obligations issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States having one of the two highest ratings obtainable from S&P or Moody’s (or equivalent nationally recognized rating agency), in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above, and (g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the permanent increase in the principal amount of such debt including by issuance of additional debt of such kind for such period, and (b) items described in clause (c) or, other than to the extent paid in cash, clause (e) of the definition of “Consolidated Interest Expense” for such period.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company resulting in a payment in respect of any property or casualty insurance claims. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Control” shall mean:

(a) Holdings at any time ceases to own directly one hundred (100%) percent of the Equity Interests of Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(b) prior to an IPO, (i) the Permitted Holders cease, directly or indirectly, to own, or to have the power to vote or direct the voting of, Voting Equity Interests of Holdings representing a majority of the voting power of the total outstanding Voting Equity Interests of Holdings, (ii) the Permitted Holders cease, directly or indirectly, to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings, or (iii) the Jefferies Entities cease, directly or indirectly, to own, or to have the power to vote or direct the voting of, Voting Equity Interests of Holdings representing at least thirty percent (30%) of the voting power of the total outstanding Voting Equity Interests of Holdings;

(c) following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Equity Interests of Holdings representing more than 35% of the voting power of the total outstanding Voting Equity Interests of Holdings (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(d) any person or two or more persons (in each case, other than the Jefferies Entities) acting in concert shall have acquired by contract or otherwise the power to exercise, directly or indirectly, control over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or persons have the right to acquire (whether pursuant to an option right or otherwise)) representing more than 35% of the voting power of such securities; or

(e) any change of control or similar event occurs under the Term Loan Credit Agreement.

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Closing Date” shall mean, subject to the satisfaction or waiver of the conditions herein, the date of the initial Credit Extension hereunder.

“Closing Date Material Adverse Effect” shall have the meaning set forth in Section 4.01(q).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property (if any) and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged as collateral under any Security Document.

“Collateral Access Agreement” shall mean a Landlord Access Agreement or a Bailee Letter, as applicable.

“Collateral Agents” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their respective businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated July, 2010.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (a) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if (i) a corresponding amount of cash would be permitted to be distributed by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document and the Term Loan Documents), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders or (ii) to the extent such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note):

(A) Consolidated Interest Expense for such period,

(B) Consolidated Amortization Expense for such period,

(C) Consolidated Depreciation Expense for such period,

(D) Consolidated Tax Expense for such period,

(E) the aggregate amount of all other non-cash items reducing Consolidated Net Income (including any non-cash deferred compensation, stock option or equity based or other employee benefits based compensation expenses, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period),

(F) fees, costs and expenses incurred in connection with the Transactions in an aggregate amount of up to $4,000,000,

(G) any Permitted Management Fees and any Permitted Services Fees to the extent permitted to be paid or accrued,

(H) fees, costs and expenses incurred in connection with the offering or issuance of Equity Interests (whether or not consummated),

(I) debt discount, debt issuance, fees, charges and commissions incurred in connection with the issuance, prepayment, amendment or refinancing of Indebtedness permitted hereunder (whether or not consummated),

(J) solely for the fiscal quarter ended September 30, 2010, non-recurring expenses incurred prior to the Acquisition in an aggregate amount of up to $250,000, and

(K) severance or one-time compensation expenses of up to $750,000 in any consecutive four fiscal quarter period.

and (b) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business); provided, that Consolidated EBITDA for the fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $13,053,299, $10,495,784 and $17,228,281, respectively, provided, further that Consolidated EBITDA for the fiscal quarter ended September 30, 2010 will include predecessor Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, without duplication, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) the aggregate amount of Capital Expenditures (other than Capital Expenditures financed with the proceeds of one or more Equity Issuances) for such period, to the extent paid in cash, (ii) all cash payments made in respect of Consolidated Tax Expense made during such period (net of any cash refund in respect of income taxes actually received during such period), (iii) all cash Dividends paid to Holdings by Borrower during such period as permitted in Section 6.08, (iv) all write-downs of Inventory and Accounts during such period, (v) all Permitted Management Fees and Permitted Services Fees paid or accrued during such period, (vi)

any gain (or loss) realized during such Test Period upon any disposition of Inventory and Accounts out of the ordinary course, and (vii) all severance and one-time compensation expenses paid during such period; to (b) Debt Service for such Test Period.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries (excluding Indebtedness of the type described in clauses (g) and (h) of the definition of such term, except to the extent of any unreimbursed drawings thereunder and excluding Shareholder Subordinated Indebtedness).

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense (net of interest income) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period (excluding de minimus processing fees and charges);

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

(e) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (i) of the definition of “Indebtedness” for such period;

provided, that (a) to the extent directly and exclusively related to the consummation of the Transactions, Debt Issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) all interest paid or payable with respect to discontinued operations shall be excluded from the calculation of Consolidated Interest Expense, (c) interest paid or payable on all Indebtedness owing in respect of all intercompany loans among the Loan Parties shall be excluded from the calculation of Consolidated Interest Expense, and (d) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements. Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense for the fiscal quarter ending September 30, 2010 shall be deemed to be $3,855,595. For purposes of calculating Consolidated Interest Expense (a) for the period of four fiscal quarters ending September 30, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the fiscal quarter ending September 30, 2010 multiplied by 4, (b) for the period of four fiscal quarters ending December 31, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period of two consecutive fiscal quarters ending December 31, 2010 multiplied by two and (b) for the period of four fiscal quarters ending March 31, 2011, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period of three consecutive fiscal quarters ending March 31, 2011 multiplied by 1.333.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries during such period;

(b) the net income of any Subsidiary of Borrower during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or the Term Loan Documents), instrument, Order or other Legal Requirement applicable to that Subsidiary during such period, or (B) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any disposition of assets by Borrower or any of its Subsidiaries out of the ordinary course;

(d) non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs);

(e) unrealized gains and losses with respect to Hedging Obligations for such period; and

(f) any extraordinary (as determined in accordance with GAAP) or nonrecurring gain (or extraordinary or nonrecurring loss), including any severance or one-time compensation expenses being paid by Sellers substantially contemporaneously with and in connection with the Acquisition, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any non-cash gain or loss as of any date that (i) did not occur in the ordinary course of Borrower’s or its Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior twenty-four month period and is not reasonably expected to occur on a recurring basis in the future.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, any Permitted Tax Distributions made.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contribution Share” shall have the meaning assigned to such term in Section 7.10.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Equity Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in portfolio companies.

“Credit Extension” shall mean, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Customer” shall mean and include the account debtor with respect to any Account Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization (as adjusted by any voluntary or mandatory prepayments and repayments) of all Indebtedness for such period; provided, that, the amount of principal amortization of the Term Loan Indebtedness for each fiscal quarter prior to September 30, 2011 shall be deemed to be $6,250,000 for each applicable Test Period.

“Default” shall mean any event, occurrence or condition which, upon notice, lapse of time or both would constitute an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within three (3) Business Days of the date on which it shall have been required to fund the same, (b) notified Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided, that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (e) as reasonably determined by the Administrative Agent (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided, that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(g). In no event shall the reallocation of funding obligations provided for in Section 2.16(c) as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender.

“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of such property.

“Disqualified Capital Stock” shall mean any Equity Interest (other than warrants, rights or options referenced in the definition thereof) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than resulting from an asset sale or change of control), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity Interests that are common equity interests or otherwise would not qualify as Disqualified Stock), in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any mandatory repurchase or payment obligation which may come into effect prior to the six (6) month anniversary of the Maturity Date.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. (or another financial institution designated by the Administrative Agent from time to time) offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London, England time, on such date for delivery two (2) Business Days later.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Edgen Murray” shall mean Edgen Murray Corporation, a Nevada corporation.

“Eligible Accounts” shall mean and include each Account of Borrower arising in the ordinary course of Borrower’s business and which the Administrative Agent and Collateral Agents, in their Permitted Discretion, shall deem to be an Eligible Account, based on such considerations as the Administrative Agent and/or any Collateral Agent may from time to time deem appropriate. An Account shall not be deemed eligible unless such Account is subject to the Administrative Agent’s first priority perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent and/or any Collateral Agent. In addition, no Account shall be an Eligible Account if:

(a)	it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

(b)	it is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date;

(c)	it is owed by a Customer who has Accounts unpaid more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date, which unpaid Accounts constitute more than fifty (50%) percent of the total Accounts of such Customer

(d)	the percentage of Accounts owing from such Customer that are not deemed Eligible Accounts hereunder exceeds the Concentration Cap (as hereinafter defined) for such Customer. For the purposes hereof, “Concentration Cap” shall mean (i) thirty-five percent (35%) in the case of Accounts owing by Anadarko and Williams, (ii) twenty-five percent (25%) in the case of Accounts owing by Customers that have at least a BBB- credit rating from S&P and at least a Baa3 credit rating from Moody’s, and (iii) fifteen percent (15%) in the case of Accounts owing by all other Customers; provided, however, that, notwithstanding the foregoing, (A) the portion of Accounts owing by any two (2) Customers that, in the aggregate, at any time exceed sixty percent (60%) of all otherwise Eligible Accounts shall be deemed to exceed the Concentration Cap, to the extent of such excess, and shall in no event be Eligible Accounts, and (B) the portion of Accounts owing by any three (3) Customers that, in the aggregate, at any time exceed seventy-five percent (75%) of all otherwise Eligible Accounts shall be deemed to exceed the Concentration Cap, to the extent of such excess, and shall in no event be Eligible Accounts. The Concentration Cap may, in Administrative Agent’s and Collateral Agents’ Permitted Discretion, be increased or decreased from time to time with respect to any Customer;

(e)	any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

(f)	the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(g)	the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent and Collateral Agents in their Permitted Discretion;

(h)	the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)	Administrative Agent or any and Collateral Agent believes, in its Permitted Discretion, that collection of such Account is insecure or that such Account is reasonably likely not to be paid by reason of the Customer’s financial inability to pay;

(j)	the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(k)	the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by Borrower and accepted by the Customer or the Account otherwise does not represent a final sale;

(l)	the Accounts of the Customer exceed a credit limit determined by Administrative Agent and Collateral Agents, in their Permitted Discretion, to the extent such Account exceeds such limit;

(m)	the Account is subject to any offset, deduction, defense, dispute, or counterclaim (including, without limitation, a “claims payable” to the Customer which owes such Account), the Customer is also a creditor or supplier of Borrower (but only to the extent of any such offset, deduction, defense, dispute, or counterclaim or amounts owed by Borrower) or the Account is contingent in any respect or for any reason;

(n)	Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto (but only to the extent of any such deduction);

(o)	shipment of the merchandise or the rendition of services has not been completed;

(p)	any return, rejection or repossession of the merchandise has occurred;

(q)	such Account is not payable to Borrower;

(r)	Accounts with respect to which the Customer is located in New Jersey, Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower is incorporated under the laws of such state or has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; or

(s)	such Account is not otherwise satisfactory to Administrative Agent and/or Collateral Agents as determined in good faith by Administrative Agent and/or Collateral Agents in the exercise of their Permitted Discretion in a reasonable manner.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Administrative Agent and/or the Collateral Agents in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Administrative Agent and the Collateral Agents have no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Administrative Agent and/or the Collateral Agents. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Assignee” means a Person (other than (x) Borrower or a Subsidiary or any Person who owns or controls, directly or indirectly, any Equity Interests issued by Borrower or a Subsidiary or (y) a

Term Loan Lender or any of its Affiliates) which is (a) a Lender, an United States-based Affiliate of a Lender, or an Approved Fund; (b) any other financial institution approved by Administrative Agent and, so long as no Event of Default exists, Borrower (which approval by Borrower shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment is delivered to Borrower), which is organized under the laws of the United States or any state or district thereof, has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other applicable law; and (c) during the existence of any Event of Default, any Person acceptable to Administrative Agent in its discretion.

“Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower, in each case which Administrative Agent and Collateral Agents, in their Permitted Discretion, shall deem to be Eligible Inventory, based on such considerations as Administrative Agent and Collateral Agents may from time to time deem appropriate in their Permitted Discretion. Without limiting the foregoing, in no event shall Inventory be Eligible Inventory if such Inventory:

(a) is work-in-process or raw materials;

(b) is spare parts for equipment;

(c) is packaging and shipping materials;

(d) is supplies used or consumed in Borrower’s business;

(e) is not located at premises owned and controlled by Borrower except, that, Inventory at premises leased and controlled by Borrower or Inventory at a warehouse or yard owned and operated by a third Person on behalf of Borrower or in the possession of a bailee, in each case that otherwise satisfies the criteria for Eligible Inventory, may be considered Eligible Inventory if (i) Administrative Agent has received and accepted a Collateral Access Agreement from the owner and lessor or operator of such premises or from the bailee, as the case may be, duly authorized, executed and delivered by such owner and lessor, operator or bailee, or (ii) Administrative Agent or any Collateral Agent shall have established such Reserves in respect of amounts at any time due or to become due to the owner and lessor or operator thereof or to any bailee in possession of such Inventory, as Administrative Agent or any Collateral Agent shall reasonably determine;

(f) is not subject to the first priority, valid and perfected Lien of Administrative Agent;

(g) is subject to a Lien in favor of any Person other than Administrative Agent, except Permitted Liens (but without limiting the right of Administrative Agent to establish any Reserves with respect to amounts secured by such Lien in favor of any Person even if permitted herein);

(h) is not beneficially and legally owned solely by Borrower;

(i) is bill and hold goods;

(j) is unserviceable, obsolete or slow moving Inventory or Inventory in a poor condition;

(k) is returned, damaged and/or defective Inventory;

(l) is purchased or sold on consignment;

(m) is not subject to an appraisal in accordance with the requirements of Administrative Agent and Collateral Agents;

(n) is located outside the continental United States of America; or

(o) is in transit from any of Borrower’s locations to another such location or to a bailee to the extent that such Inventory has been in transit or will be in transit for more than five (5) days.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Administrative Agent and/or the Collateral Agents in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Administrative Agent and the Collateral Agents have no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Administrative Agent and/or the Collateral Agents. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or at any time during which the applicable statute of limitations remains open was, maintained or contributed to by any Company or any of their respective ERISA Affiliates, other than a Multiemployer Plan.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Financing” shall mean the cash common equity contribution to Holdings by the Permitted Holders as the same is further immediately contributed as a cash common equity contribution to Borrower on or prior to the Closing Date, in an amount of not less than $65,000,000 on terms and conditions reasonably satisfactory to the Administrative Agent.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by Holdings of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Holdings or (b) any contribution to the capital of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six (6) years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six (6) year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six (6) year period.

“ERISA Event” shall mean (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment of a material amount under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Company or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in any case, resulting in liability to any Company or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability of a material amount on any

Company or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Company or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability of a material amount therefor, or the receipt by any Company or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan that, in any case, could reasonably be expected to result in liability of a material amount to any Company; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; or (k) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability of a material amount to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Unavailability Period” shall mean any period of time during which a notice delivered to Borrower in accordance with Section 2.11 or Section 2.12(e) shall remain in effect.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Liquidity” shall mean the amount, as determined by the Administrative Agent, calculated at any date, equal to the sum of: (a) Undrawn Availability plus (b) Qualified Cash minus (c) all undisputed amounts due and owing to Borrower’s trade creditors which are outstanding more than five (5) days from their due date.

“Excess Payment” shall have the meaning assigned to such term in Section 7.10(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax); and (c) taxes imposed as a result of a Foreign Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.22 (a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price that would be paid by a willing buyer to an unaffiliated willing seller who does not have to sell and in the case of any transaction involving aggregate consideration of in excess of $2,000,000, as determined in good faith by the Board of Directors of Borrower or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Borrower, or the Subsidiary of Borrower selling such asset.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of one (1%) percent) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated of even date herewith, between Borrower and Administrative Agent.

“Fees” shall mean the Unutilized Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Financial Officer” of any person shall mean any of the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, intermediary, carrier or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(g).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea, formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or independent contractors of Holdings or its Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Company arising under, owing pursuant to, or existing in respect of Hedging Agreements.

“Hedging Provider” shall mean any Lender or any of its Affiliates; provided, however, that no such Person (other than Regions or its Affiliates) shall constitute a Hedging Provider unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedging Agreement within ten (10) days after the execution and delivery of such Hedging Agreement with any Loan Party; provided, however that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedging Providers and the obligations with respect to Hedging Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedging Obligations secured hereby.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days unless being disputed in good faith); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) for purposes of Section 6.01 and 8.01(f) only, net obligations of such person under any Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the first Business Day of each January, April, July and October to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first (1st) day of such Interest Period, and (c) with respect to any Loan, the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), six (6) months (or nine (9) or twelve (12) months if agreed to by all Lenders) thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Inventory” shall mean and include as to any Person, all of such Person’s goods and merchandise, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Inventory Reserve” shall mean such reserves as the Administrative Agent and/or the Collateral Agents may from time to time establish and revise in good faith in its Permitted Discretion to reflect changes in the salability of any Eligible Inventory in the ordinary course of Borrower’s business or such other factors as may negatively impact the value of any Eligible Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, markdowns, vendor chargebacks and changes in the lower of cost or market valuation of any Eligible Inventory. The Inventory Reserve applies only to Eligible Inventory and shall not be duplicative of any criteria set forth in the definition of Eligible Inventory which results in Inventory not constituting Eligible Inventory hereunder.

“Inventory Revolving Loan Rate” shall have the meaning set forth in the definition of Borrowing Base.

“IPO” shall mean the first bona fide underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act that yields gross cash proceeds to Holdings of at least $100,000,000.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) Regions Bank, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing.

“JCP Funds” shall mean the Sponsor, JCP Partners IV, LLC, a Delaware limited liability company and Jefferies Employee Partners IV LLC, a Delaware limited liability company.

“Jefferies Entities” shall mean collectively, (i) the JCP Funds, (ii) the general partner or managing member of any JCP Fund and (iii) any person that is an Affiliate of any of the JCP Funds or any general partner or managing member of any JCP Fund (including Jefferies Capital Partners IV LLC, the manager of the JCP Funds, but excluding Jefferies Finance LLC).

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.18(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18(a).

“June 2010 Phase I” shall mean the Phase I Environmental Site Assessment and Limited Environmental Compliance Review of the Real Property located at 11707 Highway 152 West, Pampa, Texas prepared by Environmental Resources Management.

“Key Locations” shall mean such locations of the Companies at which assets having a Fair Market Value greater than $1,000,000 at any time are located.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Administrative Agent and the Collateral Agents.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall be $25,000,000, but in no event shall the LC Commitment exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if, on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn thereunder.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(b).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank from time to time.

“LC Sub-Account” shall mean a separate sub-account within the Collateral Account (as such term is defined in the Security Agreement) designated as the “LC Sub-Account”, which sub-account shall be held by the Administrative Agent and shall contain amounts deposited therein as cover for liabilities in respect of Letters of Credit as collateral security to be applied in accordance with Section 2.18(i).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any Commercial Letter of Credit or Standby Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower or one of its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date.

“LIBOR Rate” shall mean, for any Interest Period with respect to a Eurodollar Loan, a per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Administrative Agent at approximately 11:00 a.m. (London time) two Business Days before commencement of such Interest Period, for a term comparable to such Interest Period, equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent) or (ii) if BBA LIBOR is not available for any reason, the average interest rate (as quoted to Administrative Agent by three major banks in the London interbank Eurodollar market selected by Administrative Agent) at which Dollar deposits in the approximate amount of the Eurodollar Loan would be offered to Administrative Agent. If the Board of Governors imposes a Statutory Reserve with respect to LIBOR deposits and the applicable rate is determined by reference to the foregoing clauses (a) or (b), then the LIBOR Rate shall be (x) the foregoing rate, divided by (y) the sum of 1 minus the Statutory Reserve.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loans” shall mean, as the context may require, a Revolving Loan (including, if applicable, any Overadvances and any Protective Advances made under Section 2.19), or a Swingline Loan.

“Loan Documents” shall mean this Agreement, the Term Loan Intercreditor Agreement, the Notes (if any), the Security Documents, each Joinder Agreement, the Management Fee Subordination Agreement and, solely for purposes of Section 8.01(e), the Fee Letter. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Facility” shall mean all the Loans made by each Lender to the Borrower hereunder.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors; and “Loan Party” shall mean any of them, as the context may require.

“Management Agreement” shall mean that certain management agreement, dated as of August 19, 2010, between Jefferies Capital Partners LLC and Holdings, as the same may be amended, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

“Management Fee Subordination Agreement” shall mean a Management Fee Subordination Agreement substantially in the form of Exhibit M-1 among Jefferies Capital Partners LLC, Holdings, the Companies, the Administrative Agent and the Term Loan Collateral Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of the Loan Parties, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document, or (d) a material adverse effect on the Collateral or the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (excluding this Agreement or any other Loan Document and purchase orders, sales orders or similar ordinary course agreements) (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $3,500,000 in any fiscal year, (ii) governing, creating, evidencing or relating to Indebtedness of any Company in excess of $3,500,000, or (iii) the termination or suspension of which, without its prompt replacement, or the failure of any party thereto to perform its obligations thereunder, without prompt cure, in each case, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean August 19, 2014, the date which is four (4) years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Moody’s” shall mean Moody’s Lenders Service, Inc.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent on Mortgaged Property in a form reasonably satisfactory to the Administrative Agent (including with respect to requirements for title, flood and other insurance and surveys), with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any of their respective ERISA Affiliates is then making or accruing an obligation to make contributions or (b) with respect to which any Company or any of their respective ERISA Affiliates could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or in respect of any purchase price adjustments associated with such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and similar compensation received in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements) in respect of such Casualty Event;

provided, in the case of each of the foregoing, Net Cash Proceeds shall not include proceeds that are received by a Subsidiary that is not a Loan Party if and to the extent that such Subsidiary is prohibited from distributing such proceeds without prior approval (that has not been obtained) pursuant to the terms of its Organizational Documents and all agreements, instruments and Legal Requirements applicable to such Subsidiary or its equityholders.

“Net Liquidation Percentage” shall mean the percentage of the value of Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of all associated costs and expenses estimated to be incurred in liquidation, such percentage to be as determined from time to time by an appraisal company selected by the Administrative Agent and the Collateral Agents and pursuant to an appraisal report acceptable to the Administrative Agent and the Collateral Agents (on which report the Administrative Agent and the Collateral Agents are expressly permitted to rely).

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to Section 2.04(d) of this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, respectively.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all obligations of Borrower and the other Loan Parties from time to time under or in respect of any Letter of Credit, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, and (c) the due and punctual payment and performance of all Bank Product Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by (a) the chairman of the Board of Directors (if an officer), the chief executive officer, the president or the chief operating officer, and (b) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, order, consent order, consent decree, writ or injunction.

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person, and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvances” shall have the meaning assigned to such term in Section 2.19(b).

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA which is maintained or contributed to by any Company or any of their respective ERISA Affiliates or with respect to which any Company could incur liability (including under Section 4069 of ERISA) for which the Company has not received a binding, contractual right of indemnification unlimited in time or amount and in respect of which the indemnitor has acknowledged in writing to the Company its unconditional obligation to so indemnify.

“Perfection Certificate” shall mean a perfection certificate substantially in the form of Exhibit I-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement substantially in the form of Exhibit I-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business or division of any person, (b) acquisition of in excess of fifty (50%) percent of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, based on pro forma financial statements (including Borrower’s projections for clause (B) below) in form and substance reasonably satisfactory to Administrative Agent, Borrower shall be in compliance with the covenant set forth in Section 6.10(a), both (A) as of the most recent Test Period (assuming, for purposes of Section 6.10(a), that such transaction had occurred on the first (1st) day of such relevant Test Period) and (B) for the Test Period immediately following the consummation of such transaction;

(iii) for each of the thirty (30) days immediately preceding such transaction and after giving effect to such transaction on a Pro Forma Basis in the aggregate amount of Excess Liquidity, as determined by Administrative Agent, of not less than the greater of (A) $18,750,000 and (B) an amount equal to twenty-five percent (25%) of the Total Revolving Commitment;

(iv) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except Indebtedness to the extent permitted to be incurred under Section 6.01 and any other such Indebtedness not permitted to be incurred or assumed hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(v) the person or business to be acquired (i) shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are then permitted to be engaged in under Section 6.15 and (ii) shall be incorporated or established, and shall carry on its principal business, in the United States, and Borrower shall comply, and shall cause any person acquired to comply, with the applicable provisions of Section 5.10;

(vi) if the person to be acquired is a public company, the Board of Directors of such person shall not have publicly indicated its opposition to the consummation of such acquisition or, if such Board of Directors has indicated its opposition publicly, such opposition has been publicly withdrawn;

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Legal Requirements applicable thereto;

(viii) with respect to any transaction involving Acquisition Consideration of more than $10,000,000, unless the Administrative Agent shall otherwise agree, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three (3) fiscal years (or the applicable lesser number thereof if the person or business to be acquired has existed for a lesser period) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) monthly projections for the following twelve (12) month period and quarterly projections for the twenty-four (24) month period thereafter (or, if sooner, through the Maturity Date), in each case, in detail comparable to the financial statements delivered pursuant to Section 5.01(b) pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent, to the extent made available to or otherwise obtainable by Borrower or such Subsidiary;

(ix) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(x) at least five (5) Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) no Default or Event of Default exists or would result therefrom;

(xi) the Acquisition Consideration for such acquisition (together with all related acquisitions) shall not exceed (A) $25,000,000 in the aggregate, together with all other Permitted Acquisitions, for any four consecutive fiscal quarters of the Borrower, or (B) $50,000,000 in the aggregate for all Permitted Acquisitions after the Closing Date; and

(xii) 100% of the Acquisition Consideration (excluding assumed Indebtedness permitted under Section 6.01(k)) shall be funded with (A) proceeds of a substantially concurrent Equity Issuance by Holdings, (B) proceeds of an issuance of Shareholder Subordinated Indebtedness, (C) with the Available Amount at such time, (D) subject to clause (iii) above, proceeds of Revolving Loans then available to Borrower hereunder, or (E) with the proceeds of Indebtedness incurred pursuant to Section 6.01(r); provided, that no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following the Maturity Date.

Notwithstanding the foregoing, the Accounts and Inventory of the acquired person or comprising a portion of the assets that were acquired in connection with the Permitted Acquisition (as applicable) and Accounts arising from the sale of such Inventory shall not be included in the Borrowing Base without the prior written consent of the Administrative Agent and the Collateral Agents.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” shall mean the collective reference to (a) the Jefferies Entities, (b) any Controlled Investment Affiliates thereof, (c) officers, directors and employees of Holdings and the Companies and (d) the investors as of the Closing Date and their Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Management Fees” shall mean reimbursement of costs and expenses paid to the Sponsor or any of its Affiliates in accordance with the Management Agreement; provided, that the aggregate amount of all such payments shall not exceed $350,000 in any fiscal year.

“Permitted Services Fees” shall mean fees, costs and expenses paid to Edgen Murray or any of its Affiliates in accordance with the Services Agreement; provided, that the aggregate amount of all such payments with respect to fees shall not exceed $2,000,000 in any fiscal year and all such payments with respect to costs and expenses shall not exceed $100,000 in any fiscal year.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings in an amount equal to the product of the maximum combined federal, state and local income tax rate imposed on a U.S. citizen resident in New York, NY (taking into account the deductibility of state and local taxes for federal income tax purposes), times the taxable income of Borrower and its Subsidiaries, taking into account net losses from prior years (except to the extent not permitted under Section 1446 of the Code or otherwise not permitted as a deduction against taxable income of Borrower and its Subsidiaries).

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, any agency or political subdivision thereof, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Pledgor” shall mean each Company listed on Schedule 1.01, and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.10.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prime Rate” means that rate announced by Regions Bank from time to time as its “prime rate” of interest. Regions Bank’s prime rate is merely a reference rate and is not necessarily the lowest or best rate based on which Regions Bank makes loans or otherwise extends credit.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect, as applicable, to (a) the Acquisition, (b) any proposed Permitted Acquisition, (c) any Asset Sale or (d) any other similar events occurring or transactions consummated during the period, as if such event or events described by the preceding clauses (a) through (d) and any Indebtedness incurred or repaid or extinguished in connection with such event or events described by the preceding clauses (a) through (d) had been consummated and incurred or repaid or extinguished at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Commitments of all Lenders represented by such Lender’s Revolving Commitment, based on a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is Total Revolving Commitments of all Lenders; provided, that, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Commitment shall not be included in Total Revolving Commitments for purposes of calculating Pro Rata Percentage.

“Pro Rata Share” shall have the meaning assigned to such term in Section 7.10.

“Projections” shall have the meaning assigned to such term in Section 3.04(b).

“Protective Advances” shall have the meaning assigned to such term in Section 2.19(a).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Purchased Assets” shall have the meaning assigned to such term in the recitals hereto.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however that (a) such Indebtedness is incurred within one hundred and eighty (180) days after such acquisition, installation, construction or improvement of such property by such person and (b) the amount of such Indebtedness does not exceed one hundred (100%) percent of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that do not constitute Disqualified Capital Stock.

“Qualified Cash” shall mean, as of any date determined by Administrative Agent, the aggregate amount of unrestricted cash and Cash Equivalents of Borrower that (a) is subject to a first priority security interest and lien in favor of Administrative Agent, and (b) is subject to a deposit account control agreement or an investment property control agreement, in form and substance reasonably satisfactory to the Administrative Agent.

“Quarterly Average Undrawn Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of Undrawn Availability for such calendar quarter.

“RBS” shall have the meaning assigned to such term in the preamble hereto.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, shareholders, Advisors, agents, attorneys-in-fact of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Rent and Charges Reserve” shall mean the aggregate of rent for a three (3) month period (or such other amount as Agent shall determine after the occurrence of an Event of Default and during its continuance) and other amounts due and owing, whether or not invoiced, by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral as set forth in the most recent Compliance Certificate received by the Administrative Agent; in each case with respect to any of the foregoing that has not provided a Collateral Access Agreement.

“Required Lenders” shall mean, at any time, Lenders (subject to Section 2.16(c)) (a) having Loans, LC Exposure and unused Revolving Commitments representing more than fifty (50%) percent of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments at such time; and (b) if the Revolving Commitments have terminated, having Loans and LC Exposure representing more than fifty (50%) percent of the sum of all Loans outstanding and LC Exposure at such time; provided, that, (i) if there are fewer than three (3) Lenders at any time, then Required Lenders shall then mean all Lenders, and (ii) if there are three (3) Lenders at any time, then Required Lenders shall then mean, in addition to, and not in limitation of, the provisions of clauses (a) and (b) of this definition (as applicable), at least two (2) Lenders.

“Reserves” shall mean as of any date of determination, such reserves as the Administrative Agent and/or the Collateral Agents may from time to time establish and revise in the exercise of its Permitted Discretion for (a) matters that could adversely affect the quantity, quality, mix or value of the Collateral (including any applicable law that may inhibit collection of an account), the enforceability or priority of Administrative Agent’s Liens, or the amount that the Administrative Agent and the Lenders might receive from the sale or other disposition thereof or the ability of the Administrative Agent to realize thereon, or any factor that (i) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (ii) materially increases the likelihood of any case any state or federal bankruptcy or insolvency laws involving a Loan Party, or (iii) creates or could reasonably be expected to result in a Default or Event of Default under any Loan Document, (b) sums that the Loan Parties are required to pay under any provision of this Agreement or any of the other Loan Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of leased assets, rents or other amounts payable under such leases or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) Rent and Charges Reserve together with amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (such as Liens or trusts in favor of carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), (d) an amount equal to the aggregate outstanding Letters of Credit at any time issued hereunder, (e) amounts reasonably believed by the Administrative Agent and/or the Collateral Agents to be necessary to provide for possible inaccuracies, in any report or in any information provided to the Administrative Agent and the Collateral Agents pursuant to this Agreement, (f) Inventory Reserve, and (g) obligations, liabilities or indebtedness (contingent or otherwise) of the Loan Parties to the Administrative Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of the Administrative Agent in any Collateral. The amount of any Reserve established by the Administrative Agent and the Collateral Agents shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent and the Collateral Agents, each in its Permitted Discretion, and to the extent that such Reserve is in respect of amounts that may be payable to third parties, the Administrative Agent and the Collateral Agents may, at their option, deduct such Reserve from the Revolving Commitment at any time that the Revolving Commitment is less than the amount of the Borrowing Base. For the purposes of Sections 2.01(a)(iii) and 2.01(b)(i) and for the calculation of Undrawn Availability only and for not any other purpose, the Borrowing Base shall be calculated without regard to any Reserves established in respect of the aggregate outstanding amount of Letters of Credit at any time issued hereunder.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and the other Loan Documents; provided, that, no executive officer or Financial Officer of such person or any other officer or similar official thereof shall be deemed a Responsible Officer unless such person has complied with Section 11.17 and the results of the Administrative Agent’s investigation under the Patriot Act with respect to such person shall be satisfactory to Administrative Agent.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean (a) with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04, and (b) with respect to all Lenders, the aggregate principal amount of the Lenders’ Revolving Commitments.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender (including, if applicable, the aggregate principal amount at such time of such Lender’s Pro Rata Percentage of any Overadvances and any Protective Advances made under Section 2.19), plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.02(a).

“Revolving Loan Rates” shall have the meaning set forth in the definition of Borrowing Base.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“SDN List” shall have the meaning assigned to such term in Section 6.20.

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agents, (c) the Lenders and (d) each Bank Product Provider and Hedging Provider.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements, or otherwise.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Mortgages (if any), each Control Agreement and each other security document or pledge agreement delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Sellers” shall mean Bourland & Leverich Holding Company, a Texas corporation, Bourland & Leverich Supply Co., L.C., a Texas limited liability company, Bourland & Leverich Holding Company of Nevada, a Nevada corporation and B&L Supply Properties, LLC, a Texas limited liability company.

“Services Agreement” shall mean that certain advisory services agreement, dated as of August 19, 2010, by and between Edgen Murray and Holdings, as the same may be amended, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

“Services Fee Subordination Agreement” shall mean a Services Fee Subordination Agreement substantially in the form of Exhibit M-2 among Edgen Murray, Holdings, the Companies, the Administrative Agent and the Term Loan Collateral Agent.

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(f).

“Shareholder Subordinated Indebtedness” means Subordinated Indebtedness held by any Jefferies Entity that (a) has a maturity date after the first anniversary of the Maturity Date of the Loans, (b) does not pay any cash interest and (c) contains negative covenants customary for Subordinated Indebtedness and that are not more restrictive than the negative covenants contained herein.

“Solvent” shall mean, with respect to any person, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

“SPC” shall have the meaning assigned to such term in Section 11.04(g).

“Specified Purchase Agreement Representations” shall mean only the representations and warranties in Article III of the Acquisition Agreement that are material to the interests of the Lenders.

“Specified Representations” shall mean only the representations and warranties in the first sentence of Section 3.01, Sections 3.02, 3.03, 3.10, 3.11, 3.16, 3.20 and 3.22.

“Sponsor” shall mean Jefferies Capital Partners IV L.P.

“Standby Letter of Credit” shall mean any letter of credit (other than a Commercial Letter of Credit) or similar instrument issued pursuant to this Agreement in the ordinary course of Borrower’s and its Subsidiaries’ businesses.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of any Company that is by its terms subordinated (on terms reasonably satisfactory to the Administrative Agent) in right of payment to all of the Obligations, including all Shareholder Subordinated Indebtedness.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (other than Equity Interests having such power only by reason of the happening of a contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.10.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.17. The aggregate principal amount of the Swingline Commitment shall be $5,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Target” shall have the meaning assigned to such term in the recitals hereto.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing.

“Term Loan Agent” shall mean Jefferies Finance LLC, a Delaware limited liability company, and its successors and assigns, in its capacity as administrative agent acting for and on behalf of the Term Loan Lenders pursuant to the Term Loan Documents, and any replacement or successor agent therefor.

“Term Loan Collateral Agent” shall mean Jefferies Finance LLC, a Delaware limited liability company, and its successors and assigns, in its capacity as collateral agent acting for and on behalf of the Term Loan Lenders pursuant to the Term Loan Documents, and any replacement or successor agent therefor.

“Term Loan Credit Agreement” shall mean the Credit Agreement, dated of even date herewith, by and among the Loan Parties, the Term Loan Agent and the Term Loan Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Term Loan Documents” shall mean the Term Loan Credit Agreement and all other agreements, documents and instruments at any time executed and/or delivered by the Loan Parties or any other person to, with or in favor of the Term Loan Agent in connection with the Term Loan Indebtedness or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (subject to the terms of the Term Loan Intercreditor Agreement).

“Term Loan Indebtedness” shall mean the secured Indebtedness owing by the Loan Parties to the Term Loan Agent and the Term Loan Lenders pursuant to the Term Loan Documents in the aggregate original principal amount of $125,000,000.

“Term Loan Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, between the Administrative Agent and the Term Loan Agent, including the Acknowledgment and Agreement attached thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced .

“Term Loan Lenders” shall mean the parties from time to time party to the Term Loan Credit Agreement as lenders, and their respective successors and assigns.

“Term Loan Priority Collateral” shall mean the “Term Loan Priority Collateral”, as such term is defined in the Term Loan Intercreditor Agreement.

“Test Period” shall mean, at any time, the four (4) consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be or to have been delivered pursuant to Section 5.01(a) or (c).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(k)(iii).

“Total LC Exposure” shall mean, at any given time, the LC Exposure of all Lenders.

“Total Revolving Commitments” shall mean the aggregate principal amount of all Lenders’ Revolving Commitments, which as of the Closing Date is in the aggregate amount of $75,000,000.

“Total Revolving Exposure” shall mean, with respect to all Lenders at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of Lenders (inclusive of all Protective Advances and Overadvances), plus the aggregate amount at such time of Total LC Exposure, plus the aggregate amount at such time of Swingline Exposure.

“Transaction Documents” shall mean the Acquisition Documents, the Loan Documents and the Term Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition, (b) the execution, delivery and performance of the Loan Documents and the making of the Loans on the Closing Date, (c) the execution, delivery and performance of the Term Loan Credit Agreement and the making of the loans thereunder on the Closing Date and (d) the payment of all fees, costs and expenses owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Rate” means, as of any date of determination, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the second anniversary of the Closing Date; provided, however, that if the period from such date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“Trigger Event” shall mean any date that Excess Liquidity is less than the greater of (a) twenty (20%) percent of the Total Revolving Commitments and (b) $15,000,000; provided that any such Trigger Event shall cease to exist to the extent that Excess Liquidity is greater than the greater of (a) twenty (20%) percent of the Total Revolving Commitments and (b) $15,000,000 for ninety (90) consecutive days.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Undrawn Availability” shall mean, at a particular date, an amount equal to (a) the lesser of (i) the Borrowing Base or (ii) the Total Revolving Commitment, minus (b) the sum of (i) the outstanding amount of Revolving Loans, Swingline Loans and the aggregate Total LC Exposure.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Unutilized Commitment Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Value” shall mean, with respect to Inventory, the lower of (a) weighted average cost in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include write-ups or write-downs in value with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Administrative Agent and the Collateral Agents for the purposes of this Agreement (which appraisal must expressly permit the Agent to rely thereon).

“Voting Equity Interests” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation one hundred (100%) percent of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a one hundred (100%) percent equity interest at such time.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The word “asset” shall be construed to have the same meaning and effect as the word “property.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the termination of the Commitments and the repayment in Dollars in full in cash or immediately available funds (or, (i) in the case of contingent reimbursement obligations with respect to Letters of Credit, depositing cash collateral into the LC Sub-Account, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, in an amount in cash equal to one hundred five (105%) percent of the LC Exposure as of such date, and (ii) in the case of obligations with respect to Bank Products (other than Hedging Obligations entered into with one or more of the Hedging Providers), providing cash collateral for all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations entered into with one or more of the Hedging Providers) under Hedging Agreements provided by Hedging Providers) in an amount in cash equal to one hundred five (105%) percent thereof, other than (A) unasserted contingent indemnification Obligations, (B) any Bank Product Obligations (other than Hedging Obligations entered into with one or more of the Hedging Providers) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (C) any Hedging

Obligations that, at such time, are allowed by the applicable Hedging Provider to remain outstanding without being required to be repaid. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Administrative Agent shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared as if such change had been implemented.

Section 1.05 Pro Forma Calculations.

With respect to any period during which the Acquisition, any Permitted Acquisition or Asset Sale occurs (including any repayment or extinguishment of Indebtedness) as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10(a) shall be calculated with respect to such period and the Acquisition, such Permitted Acquisition or such Asset Sale (including any repayment or extinguishment of Indebtedness) on a Pro Forma Basis.

Section 1.06 Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.07 Rounding.

Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

Section 2.01 Commitments

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (i) an amount equal to such Lender’s Revolving Commitment, (ii) such Lender’s Pro Rata Percentage of an amount equal to (A) the Total Revolving Commitments, minus (B) the LC Exposure, minus (C) the Swingline Exposure, and (iii) such Lender’s Pro Rata Percentage of an amount equal to (A) the Borrowing Base minus (B) the LC Exposure, minus (C) the Swingline Exposure; and

(b)	Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans that are made by Lenders pursuant to Section 2.01(a) and that are outstanding at any time to Borrower shall not exceed the difference between (A) the lesser of (1) the Borrowing Base and (2) Total Revolving Commitment, and (B) the sum of any outstanding Swingline Loans plus Total LC Exposure. No Revolving Loans shall be made if such Revolving Loans shall cause Undrawn Availability to be less than zero. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Maturity Date. Within the foregoing limits, Borrower may borrow, repay and reborrow, on or after the Closing Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of all Loans and the Total LC Exposure outstanding at any time shall not exceed the Total Revolving Commitments.

(iii) Each Revolving Loan made pursuant to Section 2.02(a) shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

Section 2.02 Loans.

(a) Each Loan (other than Swingline Loans, Protective Advances and Overadvances) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (i) any Borrowing shall be in an aggregate principal amount that is (A) an integral multiple of $250,000 and not less than $500,000 or (B) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight (8) Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit or remit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Borrowing Procedure.

To request a Revolving Borrowing, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, on the third (3rd) Business Day before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent, in the case of any Borrowing, or the Issuing Bank, in the case of any issuance, amendment, extension or renewal of a Letter of Credit) or (ii) in the case of an ABR Borrowing, not later than 4:00 p.m., New York City time, on the Business Day prior to the proposed Borrowing (or such time as may be reasonably acceptable to the Administrative Agent). Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(f) that the conditions set forth in Sections 4.02(b)— (d) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Additionally, any amount required to be paid as interest, fees, charges, costs and expenses payable or reimbursable by Borrower hereunder, or other Obligations under this Agreement or any other Loan Document, at the election of Administrative Agent, shall be deemed a request by Borrowers for an ABR Borrowing as of the date such payment is due, in the amount required to pay in full or in part such interest, fee, charge or other Obligation under this Agreement or any other Loan Document and such deemed request shall be irrevocable. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Maturity Date and (ii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare promptly (and, in all events, within ten (10) Business Days of receipt of such request), execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1 or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) On the 3rd Business Day of each calendar week or more frequently at Administrative Agent’s election (each, a “Settlement Date”), Administrative Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. On each Settlement Date, Administrative Agent shall pay to each Lender (other than a Defaulting Lender) such Lender’s Pro Rata Percentage of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Subject to the provisions of Section 2.16(c), to the extent that any Lender is a Defaulting Lender, Agent shall be entitled to set off the funding short fall against that Defaulting Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in writing to Administrative Agent) not later than 1:00 p.m. (New York City time) on the next Business Day following each Settlement Date.

Section 2.05 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(b) Unutilized Commitment Fee. From and after the Closing Date and until the Maturity Date, Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders, in accordance with their Pro Rata Shares, an unutilized commitment fee (the “Unutilized Commitment Fee”), which shall accrue, at the Applicable Unutilized Commitment Fee Margin, on the daily average excess, if any, of the Total Revolving Commitment over the sum of the principal amount of all Revolving Loans and LC Exposure, which excess shall be calculated quarterly, and shall be payable in arrears on the first (1st) day of each quarter commencing October 1, 2010.

(c) LC and Fronting Fees. Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), at the rate of one-eighth (0.125) percent on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary charges with respect to the administration, issuance, amendment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the first Business Day of January, April, July and October of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day).

(d) Other Fees. Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(e) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans

(a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, Overadvance and Protective Advance, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default which is continuing, and upon the election of the Required Lenders, all Obligations shall, to the extent permitted by applicable Legal Requirements, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, two (2%) percent above the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, two (2%) percent plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07 Termination of Commitments.

The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight (8) Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 [Reserved.]

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, or to permanently reduce any portion of the Commitment, subject to the requirements of this Section 2.10; provided, that each partial prepayment or permanent reduction in any Commitment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and shall be pro rata among the Lenders.

(b) Revolving Loan Prepayments. (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and Protective Advances and either (A) replace all outstanding Letters of Credit or (B) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale consisting of any Inventory or Accounts Receivable by Borrower, Borrower shall apply one hundred (100%) percent of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g) and (h).

(d) [Reserved].

(e) Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from Casualty Events relating to Inventory in excess of $500,000 in any fiscal year by Borrower, Borrower shall apply one hundred (100%) percent of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g) and (h).

(f) [Reserved.]

(g) Application of Prepayments.

(i) All prepayments shall be applied to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments) and Borrower shall comply with Section 2.10(b).

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(h) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, on the third (3rd) Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.11 Alternate Rate of Interest.

If (a) the Administrative Agent, in good faith and in its reasonable discretion, shall determine that for any reason in connection with any request for a Eurodollar Loan or a ABR Loan as to which the interest rate is determined with reference to the Adjusted LIBOR Rate or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, or (ii) adequate and reasonable means do not exist for determining the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a ABR Loan, or (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan as a result of events occurring after the Closing Date, the Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans and ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate shall be suspended until the Administrative Agent revokes such notice and during such period ABR Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (without penalty) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Section 2.12 Increased Costs; Change in Legality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) impose on any Lender (or its applicable lending office) any additional Tax (other than Indemnified Taxes indemnified under Section 2.15 and Excluded Taxes) with respect to this any Loan Document or any obligations hereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), by an amount deemed to be material by such Lender or the Issuing Bank, in good faith, in its reasonable discretion, then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered provided, that the foregoing shall not apply to any such costs incurred more than one hundred and twenty (120) days prior to the date on which Borrower receives a certificate in regard thereto, as provided in subsection (c) below; it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines (in good faith in its reasonable discretion) that any Change in Law regarding capital adequacy or in the interpretation or application thereof has the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed to be material by such Lender or Issuing Bank, then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered; provided, that the foregoing shall not apply to any such costs incurred more than one hundred and twenty (120) days prior to the date on which Borrower receives a certificate in regard thereto, as provided in subsection (c) below.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower

(with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, except as otherwise expressly provided in subsection (a) and (b) above.

(e) If any Lender determines in good faith in its reasonable discretion that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Adjusted LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Adjusted LIBOR Rate, to make ABR Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist (which notification Lender agrees to give promptly upon becoming aware that such circumstances no longer exist). Upon receipt of such notice, Borrower shall, within one (1) Business Day after demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender and ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate to ABR Loans as to which the rate of interest is not determined with reference to the Adjusted LIBOR Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans or a ABR Loan as to which the interest rate is determined with reference to the Adjusted LIBOR Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Loans or ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate, that Lender shall remain committed to make ABR Loans as to which the rate of interest is not determined with reference to the Adjusted LIBOR Rate and shall be entitled to recover interest at such Adjusted Base Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

(f) For purposes of paragraph (e) of this Section 2.12, a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, to the extent thereof, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, to the extent thereof, or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15(f), to the extent thereof, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender in good faith to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred (together with any interest then payable, including at the Default Rate, if applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), in excess of (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1900 5th Avenue N., Birmingham, Alabama 35203, Attn: Account Manager: Bourland & Leverich, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Company, Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation, subject to the provisions hereof. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Taxes; provided, that if any amounts on account of Indemnified Taxes are required to be deducted or withheld from such payments, then (i) the sum payable by or on behalf of such Loan Party shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes and in any event within thirty (30) days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If Borrower fails to pay any Indemnified Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, Borrower shall indemnify the Administrative Agent and each Lender for any incremental Taxes or expenses that may become payable by the Administrative Agent or such Lender, as the case may be, as a result of any such failure.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by applicable law, and thereafter when requested by Borrower or the Administrative Agent, such properly completed and executed documentation and information prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish on or prior to the date it becomes a party hereto, either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) (claiming the benefits of an applicable tax treaty), (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), (c) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form), (d) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8EXP (or successor form) or (e) if such Foreign Lender is relying on the so-called “portfolio interest exemption,” an accurate and complete originally executed “Non-Bank Certificate” in the form of Exhibit K and two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form), in the case of each of the preceding clauses (a) through (e), together with any required schedules or attachments, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, and (ii) to the extent it may lawfully do so at such times, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8IMY (or successor form), Form W-8EXP (or successor form) and/or Non-Bank Certificate upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of Borrower or the Administrative Agent, to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder. If reasonably requested by Borrower or the Administrative Agent, each Foreign Lender shall (and shall cause other Persons acting on its behalf to) take any action to comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from U.S.

federal withholding taxes under Sections 1471 through 1474 of the Code and any Treasury Regulations promulgated thereunder with respect to payments received by or on behalf of such Foreign Lender with respect to Loans made after March 18, 2012, provided, that, for the avoidance of doubt, a Foreign Lender’s breach of this sentence shall affect the rights only of the breaching Foreign Lender, and not the rights of any other Foreign Lender, under Section 2.15(a). Each Lender that is not a Foreign Lender shall (i) furnish on or prior to the date it becomes a party hereto two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or successor form) or otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of Borrower or the Administrative Agent, to reconfirm its complete exemption from U.S. federal withholding tax with respect to any payment hereunder.

(f) If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund (or a credit actually utilized in such year, but only to the extent received from the taxing authority imposing the relevant indemnified Taxes and excluding any foreign tax credit) of any Indemnified Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund or credit to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund or credit to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund or credit of any Indemnified Taxes had never been paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b), or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action materially inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be materially disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of each affected Lender or a greater percentage of Lenders than the Required Lenders and the Required Lenders have granted consent, or (v) any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) such assignment shall not conflict with any applicable Legal Requirement, (B) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (C) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.12 and 2.13); provided, further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (a) of this Section 2.16), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such

Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the commitment fee payable to Revolving Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent (1) the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the Total Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders and (2) the conditions set forth in Section 4.02 are satisfied at such time; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one (1) Business Day following notice by the Administrative Agent (1) prepay such Swingline Exposure of such Defaulting Lender and (2) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (C) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and (v) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred (100%) percent covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with paragraph (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Administrative Agent, Borrower, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment. Any amounts paid by Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments and payment in full of all Obligations and will be applied by the Administrative Agent first to all Obligations payable hereunder other than to amounts owing to such Non-Defaulting Lender and then to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders (other than the Defaulting Lender) in accordance with the terms of this Agreement shall be distributed to such non-defaulting Lenders on a Pro Rata Percentage basis calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Commitment to zero (0) as provided herein or at Administrative Agent’s option, Administrative Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Percentage of the Defaulting Lender. To the extent that Administrative Agent elects to receive and retain such amounts, Administrative Agent may hold them and, in its reasonable discretion, relend such amounts to Borrower. To the extent that Administrative Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Administrative Agent in addition to the Revolving Loans that are made by the Lenders, other than Defaulting Lenders, on a Pro Rata Percentage basis as calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as Protective Advances, except as Administrative Agent may otherwise elect. Administrative Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders other than the Defaulting Lenders and any allocation of requested Revolving Loans between them. Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent, in which case, the Total Revolving Commitments shall be reduced accordingly.

For purposes of this Agreement, (i) “Funding Default” shall mean, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) with respect any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Loan of such Defaulting Lender (such Loans being “Defaulted Loans”) or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c). The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, or (ii) the Total Revolving Exposure exceeding the lesser of (A) the Borrowing Base and (B) the Total Revolving Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 10:00 a.m., New York City time, on the Business Day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank). The Swingline Lender shall endeavor to fund each Swingline Loan by 3:00 p.m., New York City time and shall in all events fund each Swingline Loan by no later than 5:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender (i) may at any time in its discretion, and (ii) no less frequently than every five (5) Business Days or as directed by the Administrative Agent from time to time on not less than one (1) Business Day’s written notice to the Swingline Lender, shall by written notice given to the Administrative Agent (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders; provided, that the Revolving Lender who is the Swingline Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof. Between settlement dates, Administrative Agent may apply payments on Revolving Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. If, as a result of the filing of any case by or against any Loan Party under Title 11 of the United States Code, as amended, or any other similar law, or otherwise, any Swingline Loan may not be settled as provided herein, then each Lender shall be deemed to have purchased from Swingline Lender a participation in each unpaid Swingline Loan in an amount equal to its Pro Rata Share thereof and shall transfer the amount of such participation to Swingline Lender in immediately available funds within one Business Day after Swingline Lender’s request therefor. Each Lender’s obligations under this Section 2.17 are absolute, unconditional, and irrevocable and are not subject to any counterclaim, setoff, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Commitments have terminated, an Overadvance exists, or any condition precedent to the making of Loans has not been satisfied. The provisions of this Section 2.17 are solely for the benefit of Swingline Lender and the other Lenders, and none of the Loan Parties may rely on this Section 2.17 or have any standing to enforce its terms

(e) Resignation or Removal of the Swingline Lender. The Swingline Lender may resign as Swingline Lender hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and Borrower, provided, that such Swingline Lender is replaced by a successor Swingline Lender simultaneously with its resignation. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among Borrower (with Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lenders, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans. Notwithstanding anything to the contrary in this Section 2.17(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to Borrower (with Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided, that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment, (ii) the Total Revolving Exposure would exceed the Total Revolving Commitments, or (iii) the expiry date of the proposed Letter of Credit is on or after than the close of business on the Letter of Credit Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or facsimile transmission (or transmit by electronic communication if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third (3rd) Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided, that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date); and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the Total Revolving Exposures shall not exceed the Total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date which is one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the Letter of Credit Expiration Date; provided, that a Letter of Credit will, upon the request of Borrower, automatically be extended for one or more successive periods not to exceed one (1) year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period pursuant to the terms of Section 2.18(b).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement. (i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the same Business Day on which such LC Disbursement is made; provided, that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If Borrower fails to make such payment when due, and if the amount is not financed pursuant to the proviso to Section 2.18(e)(e), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 11:00 a.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders; provided, that if the Issuing Bank is also a Revolving Lender, such Revolving Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the Default Rate and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin for a period of three (3) calendar days from the date of such LC Disbursement, and at the Default Rate thereafter. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than fifty (50%) percent of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the LC Sub-Account, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to one hundred five (105%) percent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of

Section 8.01. Funds in the LC Sub-Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than fifty (50%) percent of the Total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within five (5) Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the Issuing Bank (which consent shall not be unreasonably withheld or delayed) and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in each case, which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.19 Protective Advances and Optional Overadvances.

(a) Any contrary provision of this Agreement or any other Loan Document notwithstanding (including, without limitation, Sections 2.01 and 2.02), but subject to Section 2.19(d), Administrative Agent hereby is authorized by Borrower and Lenders, from time to time in Administrative Agent’s sole discretion, (i) after the occurrence and during the continuance of a Default or an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 4.2 are not satisfied, to make Revolving Loans to, or for the benefit of, Borrower on behalf of the Lenders that Administrative Agent, in its discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolving Loans described in this Section 2.19(a) shall be referred to as “Protective Advances”).

(b) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.19(d), the Lenders hereby authorize Administrative Agent or Swingline Lender, as applicable, and either Administrative Agent or Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swingline Loans) to Borrower notwithstanding that, after giving effect thereto or at the time of making thereof, Undrawn Availability is less than zero (such Revolving Loans being referred to herein as “Overadvances”), so long as (i) no Event of Default exists and is continuing unless such Overadvance has been consented to by Required Lenders, (ii) after giving effect to such Revolving Loans, the aggregate outstanding amount of the Total Revolving Exposure does not exceed an amount equal to ten (10%) percent of the Total Revolving Commitments, and (iii) after giving effect to such Revolving Loans, the outstanding principal amount of Total Revolving Exposure does not exceed an amount equal to the Total Revolving Commitments. In the event Administrative Agent obtains actual knowledge that the aggregate outstanding amount of Total Revolving Exposure exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the loan account of Borrower for interest, fees, or expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Total Revolving Exposure to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (A) if any unintentional Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrower shall immediately repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (B) after the date all such Overadvances have been eliminated, there must be at least thirty (30) consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.01. Each Lender shall be obligated to settle with Administrative Agent as provided for herein for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.19(b), and any Overadvances resulting from the charging to the loan account of Borrower for interest, fees, or expenses.

(c) Each Protective Advance and each Overadvance shall be deemed to be an Revolving Loan hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to settlement therefor, all payments on the Protective Advances shall be payable to Administrative Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are ABR Revolving Loans. The ability of Administrative Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Administrative Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Administrative Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.19 are for the exclusive benefit of Administrative Agent, Swingline Lender, and the Lenders and are not intended to benefit Borrower in any way.

(d) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (i) no Overadvance or Protective Advance may be made by Administrative Agent if such Revolving Loan would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten (10%) percent of the Total Revolver Commitment; and (ii) to the extent any Protective Advance causes the aggregate amount of Revolving Loans, Swingline Loans and the aggregate Total LC Exposure to exceed an amount equal to the Total Revolver Commitment, each such Protective Advance shall be for Administrative Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 9.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Company (and, where specified, Holdings) represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders (with references to the Companies being reference thereto after giving effect to the Transactions unless otherwise expressly stated) that:

Section 3.01 Organization; Powers.

Each Company and Holdings (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its property and (c) is registered, qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or Holdings or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 3.02 Authorization; Enforceability.

The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts.

Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and pursuant to the Term Loan Documents, and (iii) consents, approvals, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company or Holdings, (c) will not violate or result in a default or require any consent or approval under (i) any material indenture, agreement, or other instrument binding upon any Company, Holdings or their properties or to which any Company, Holdings or any of their property is subject, or give rise to a right thereunder to require any payment to be made by any Company or Holdings, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (ii) any Organizational Document, (d) will not violate any material Legal Requirement in any material respect and (e) will not result in the creation or imposition of any Lien on any property of any Company, other than the Liens created by the Security Documents and Permitted Liens.

Section 3.04 Financial Statements; Projections.

(a) Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Seller (i) as of and for the fiscal years ended September 30, 2009, September 30, 2008 and September 30, 2007 audited by and accompanied by the unqualified opinion of Connor McMillon Mitchell & Shennum, PLLC, independent public accountants, and (ii) as of and for the six-month period ended March 31, 2010 and nine-month period ended June 30, 2010 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Seller. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby (other than the June 30, 2010 financial statements and the comparable period for the preceding fiscal year) and present fairly in all material respects the financial condition and results of operations and cash flows of Target as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). As of the dates of such financial statements, except as properly reflected in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise.

(b) Borrower has heretofore delivered to the Lenders the forecasts of financial performance of Borrower and its Subsidiaries for the fiscal years 2010 – 2015 (the “Projections”) and the assumptions upon which the Projections are based. The Projections have been prepared in good faith by Borrower based upon (i) the assumptions stated therein (which assumptions were believed by Borrower on the date of preparation of the Projections to be reasonable) and (ii) the best information reasonably available to, or in the possession or control of, Borrower as of the date of delivery thereof.

(c) Since September 30, 2009, there has been no event, change, circumstance or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Properties.

(a) Each Company has good title to, or valid leasehold interests in, all its tangible property and real property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities, deficiencies and defects in title that do not, and could not reasonably be expected to, interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. As of the date hereof, the tangible property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and obsolescence excepted), and (ii) constitutes all the tangible property and real property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (including all modifications, amendments and supplements thereto with respect to leased Real Property) (i) owned by any Company as of the Closing Date and describes the use and type of interest therein held by such Company and (ii) leased or subleased by any Company, as lessee or sublessee, as of the Closing Date and describes the use and type of interest therein held by such Company and whether such lease or sublease requires the consent of the landlord thereunder or other parties thereto to the Transactions; and designates which, among such properties, constitute Key Locations as of the Closing Date. No Company is in default under any provision of any lease agreement to which it is a party with respect to a leasehold interest in Real Property, where such default could reasonably be expected to result in a Material Adverse Effect.

(c) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of the Real Property of the Companies where such Casualty Event could reasonably be expected to result in a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that could reasonably be expected to result in a Material Adverse Effect. The Real Property is zoned to permit the uses for which such Real Property is currently being used. The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

Section 3.06 Intellectual Property.

(a) Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; and technology, trade secrets, material unregistered trademarks or trade names, proprietary information, inventions, licenses, databases, software, formulae, works of authorship, know-how and processes and other confidential information, systems, or procedures used in the current conduct of the business (the “Intellectual Property”), except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Effect. No material claim is pending, or has been asserted in writing by any person challenging or questioning a Company’s use of any such Intellectual Property or the validity of any such Intellectual Property owned by a Company, nor does any Company know of any valid basis for any such claim. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business which, in the case of licenses and user agreements in existence on the date hereof, are listed in Schedule 3.06(a), no Company has done anything to authorize or enable any other person to use any such Intellectual Property, which use, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets, source code, and unregistered Intellectual Property owned by and used in such Company’s business, to the extent that the loss thereof, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Patents; Registrations. On and as of the Closing Date, (i) a Company owns of record the issued patents and pending patent applications, registered trademarks and trademark applications, domain name registration, and copyright registrations and pending applications listed in Schedules II-B to the Perfection Certificate, and (ii) such issued patents, registered trademarks, registered copyrights and domain name registrations owned by each Company are subsisting in full force and effect, have not been abandoned and are, to such Company’s knowledge, valid; excepting therefrom, in each case, the failure of which to comply herewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No Violations or Proceedings. To the knowledge of the Companies, there is no violation, misappropriation, or infringement by others of any Intellectual Property owned by any Company, other than such violations, misappropriations, or infringements, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect. No Company has knowledge that it is materially infringing upon, diluting or misappropriating any copyright, patent, trademark, trade secret or other registered or unregistered Intellectual Property right of any other person. No proceedings have been instituted or are pending against any Company, or threatened in writing, alleging any such infringement, dilution or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Company is known or anticipated to be in breach of, or in default under, any license of Intellectual Property granted by any other person to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Impairment; Licenses. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions or the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect or consent could not reasonably be expected to result in a Material Adverse Effect.

(e) No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other agreement, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07 Equity Interests and Subsidiaries.

(a) Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Holdings and its jurisdiction of incorporation or organization as of the Closing Date, and (ii) the number of each class of Borrower’s Equity Interests and the Equity Interests of each Subsidiary of Borrower authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. As of the Closing Date, all Equity Interests of Borrower and each of its Subsidiaries are duly and validly issued and are fully paid and non-assessable (to the extent applicable), and all Equity Interests of the Subsidiaries are owned by Holdings directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, except the security interest created by the Security Documents, pursuant to the Term Loan Credit Agreement and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, except as set forth in Schedule 3.07(a).

(b) No consent of any person (that has not been obtained or is required pursuant to securities laws) including any other general or limited partner, any other member or manager of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent under the Security Documents or the exercise by the Administrative Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c) A complete and accurate organization chart, showing the ownership structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08 Litigation; Compliance with Laws.

(a) There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected to result in, a Material Adverse Effect.

(b) Except for matters covered by Section 3.18, no Company or any of its property is (i) in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements.

(a) No Company has violated any agreement or instrument to which it is a party, or any corporate or other constitutional restriction (including under its Organizational Documents) to which it is subject, that could reasonably be expected to result in a Material Adverse Effect.

(b) No Company is in default in any manner under any provision of any Material Agreement evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default could reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party as of the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent (or made available to the Administrative Agent and the Lenders for review on or before the date hereof) complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect as of the Closing Date.

Section 3.10 Federal Reserve Regulations.

(a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act; Public Utility Holding Company Act, etc.

No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended, or (c) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness.

Section 3.12 Use of Proceeds.

Borrower will use the proceeds of the Loans to finance, in part, the Acquisition on the Closing Date, and to pay any fees and expenses related to the Transactions. Borrower will use the proceeds of the Revolving Loans and Swingline Loans after the Closing Date for general corporate and working capital purposes (including to effect any Permitted Acquisitions), for Capital Expenditures and for other corporate purposes not inconsistent with the terms of this Agreement.

Section 3.13 Taxes.

Each Company has (a) timely filed or caused to be timely filed all material U.S. federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all material Taxes (for this purpose, including any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any Taxes) (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. No Company has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings that could reasonably be expected to result in, a Material Adverse Effect. No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. As of the Closing Date, no Company is a party to any tax sharing or similar agreement.

Section 3.14 No Material Misstatements.

No information, report, certificate (including the Perfection Certificate), Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information was furnished; provided, that to the extent any such information, report, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to the Administrative Agent or a Lender to be reasonable). As of the Closing Date, each Company and Holdings has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that could reasonably be expected to result, in a Material Adverse Effect.

Section 3.15 Labor Matters.

There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency.

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans on the Closing Date, the Borrower, individually, and the Loan Parties, on a consolidated basis, are Solvent.

Section 3.17 Employee Benefit Plans.

(a) The Companies and each of their ERISA Affiliates are in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans, except where such non-compliance could not be reasonably expected to result in a Material Adverse Effect. Each Employee Benefit Plan complies, and is operated and maintained in compliance, with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such non-compliance could not be reasonably expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification

(b) No ERISA Event has occurred or is reasonably expected to occur and no Pension Plan has any Unfunded Pension Liability, except, in any case, where the foregoing could not reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan could not reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent required under Section 4980B of the Code (or similar state laws) or where such provision would not result in material liability to any Company, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.

Section 3.18 Environmental Matters.

Except as disclosed in the June 2010 Phase I and except as could not reasonably be expected to result in a Material Adverse Effect:

(i) the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with any applicable Environmental Law;

(ii) the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, operation and use of any Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing. No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five (5) years;

(iii) there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by the Companies or, to the knowledge of the Loan Parties, by any other person on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that is reasonably likely to result in liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv) there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v) to the knowledge of the Loan Parties, no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi) no Company is obligated to perform any non-routine action or otherwise incur any non-routine expense under Environmental Law pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) to the knowledge of the Loan Parties, no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii) to the knowledge of the Loan Parties, no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property or property of the Companies;

(ix) the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(x) the Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Companies’ Real Property or the existence of Hazardous Materials at Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.19 Insurance.

Schedule 3.19 sets forth a description in reasonable detail of all insurance maintained by each Company as of the Closing Date. As of the Closing Date, all insurance maintained by the Companies is in full force and effect, all premiums due have been duly paid, no Company has received notice of violation or cancellation thereof, and the use, occupancy and operation of each of the Premises comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. The Companies have insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.20 Security Documents.

(a) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, the Security Agreement, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Section IA of the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property Collateral (as defined in the Security Agreement) and (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Section IA of the Perfection Certificate, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, each Mortgage, if any, upon the execution and delivery thereof, shall be effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed or recorded in accordance with the provisions of Sections 5.10 and 5.11 when such Mortgage is filed or recorded in the applicable recording offices, the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Administrative Agent to the extent required by any Security Document), the Liens in favor of the Administrative Agent created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.21 Acquisition Documents.

As of the Closing Date, Borrower has delivered to the Administrative Agent true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

Section 3.22 Anti-Terrorism Law.

(a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Bank Secrecy Act and the laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (collectively, “Anti-Terrorism Laws”). To the extent applicable, each Loan Party is in compliance, in all material respects with the USA PATRIOT Improvement and Reauthorization Act, Public Law 109-177 (March 9, 2006), as amended (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension.

The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate, except to the extent such Loan Documents are to be delivered after the date hereof in accordance with Section 5.14.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the making of the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii) such other corporate and related documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(d) and (h) and, to the Borrower’s knowledge, Section 4.01(q) and (r).

(d) Financings and Other Transactions, Etc.

(i) Each of the Transaction Documents shall be in full force and effect on the Closing Date. The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case, in accordance with the terms hereof and the terms of the Transaction Documents, without giving effect to any waiver, modification or amendment thereof that is materially adverse to the Lenders unless such waiver, modification or amendment is approved by the Administrative Agent.

(ii) The proceeds of the Loans, the Equity Financing, the Term Indebtedness and cash and Cash Equivalents of Borrower and the Target and their respective Subsidiaries shall be sufficient to pay the purchase price for the Acquisition and to pay all related fees, commissions and expenses.

(iii) The Equity Financing shall have been consummated. Except with respect to taxes or distributions specifically contemplated thereby, the terms of the Equity Financing shall not require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 365th day following the Maturity Date.

(iv) After giving effect to the Transactions, (x) Borrower and its Subsidiaries shall have outstanding no Indebtedness or Preferred Stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Loans and (y) any loans under the Term Loan Credit Agreement and other Indebtedness listed on Schedule 4.01(d)(iv).

(v) The Administrative Agent shall have received from any person holding any Lien on any Collateral that is not a Permitted Lien such UCC termination statements and executed mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as necessary to release and terminate of record the Liens securing such debt.

(vi) The Administrative Agent shall have received true, complete and correct copies of the Term Loan Documents, as executed and delivered by the parties thereto, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(vii) The Administrative Agent shall have received an executed Term Loan Intercreditor Agreement, as executed and delivered by the parties thereto.

(viii) The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Loan Parties have received net cash proceeds of term loans under the Term Loan Documents of not less than $125,000,000 (subject to reduction for actual out-of-pocket and reasonable expenses and fees in connection therewith), and that in connection therewith, such proceeds have been applied to the cash portion of the purchase price payable pursuant to the Acquisition Agreement.

(e) Financial Statements; Financial Performance.

(i) The Administrative Agent shall have received the financial statements described in Section 3.04(a) prior to the Closing Date.

(ii) Borrower shall have delivered the Projections (including the assumptions upon which the Projections are based) to the Lenders in accordance with Section 3.04(b).

(f) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of Dechert LLP, counsel for the Loan Parties (i) dated the Closing Date, (ii) addressed to the Agents, the Issuing Bank and the Lenders and (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(g) Solvency Certificate. The Administrative Agent shall have received a certificate in the form of Exhibit L, conforming with Section 3.16, dated the Closing Date and signed by a Financial Officer of Borrower.

(h) Consents and Approvals. The Administrative Agent shall be satisfied that all necessary governmental, regulatory, shareholder and third party approvals and consents (including the approval of requisite stockholders of the Target) necessary for the consummation of the Transactions shall have been obtained and shall be in full force and effect other than those third party approvals and consents the failure of which to obtain would not have a Material Adverse Effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority that could reasonably be expected to restrain, prevent or otherwise impose materially adverse conditions on any of the Transactions (as reasonably determined by the Arranger).

(i) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date in connection with the making of the Loans on the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable and documented legal fees and expenses of Otterbourg, Steindler, Houston & Rosen, P.C., counsel to the Agents and the Arranger required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(j) Personal Property Requirements. The Administrative Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached hereto, and endorsed by each of the Loan Parties;

(iii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments, and Deposit Accounts identified in Schedule II-A(2) and (3) to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement); except that, with respect to Borrower’s existing Deposit Account located at Amarillo National Bank, Borrower shall have complied with this Section 4.01(j)(iii) if Borrower shall have used all commercially reasonably efforts to obtain, but failed to obtain, a control agreement with respect to such existing Deposit Account;

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the first priority Liens in all Collateral (other than with respect to the Term Loan Priority Collateral (subject to the Term Loan Intercreditor Agreement) or Permitted Liens) created, or purported to be created, by the Security Documents;

(v) copies, each as of a recent date, of (w) the UCC searches required to be attached as Schedule II-E to the Perfection Certificate, (x) United States Patent and Trademark Office and United States Copyright Office searches (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business and (z) such other searches that the Administrative Agent reasonably deems necessary or appropriate;

(vi) with respect to each Key Location existing on the Closing Date, a Collateral Access Agreement (unless the applicable Loan Party shall have used all commercially reasonably efforts to obtain, but failed to obtain, such Collateral Access Agreement); and

(vii) evidence reasonably acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(k) Real Property and Environmental Requirements. The Administrative Agent shall have received:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of such Mortgaged Property, and otherwise in form for recording or filing in the recording or filing office of each applicable governmental subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as are necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the holder of the fee constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than one hundred ten (110%) percent of the Fair Market Value of such Mortgaged Property and fixtures, which Fair Market Value as of the Closing Date is set forth on Schedule 4.01(k)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), provided, however, that the applicable Loan Party shall not be obligated to obtain a “creditors’ rights” endorsement; provided, further, all of the foregoing endorsements shall only be required if available at commercially reasonable rates, and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Administrative Agent;

(iv) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above; provided, that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure Indebtedness in an amount exceeding 110% of the Fair Market Value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to the Administrative Agent;

(vi) with respect to each Mortgaged Property, copies of all Leases in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, Borrower shall use commercially reasonable efforts (but shall not be required) to ensure such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Administrative Agent;

(vii) with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii) Surveys with respect to each Mortgaged Property;

(ix) an opinion of counsel in each state in which a Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(x) flood certifications with respect to each Mortgaged Property and evidence of flood insurance with respect to each Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, in form and substance reasonably satisfactory to the Administrative Agent; and

(xi) with respect to each Mortgaged Property, an environmental assessment prepared by any environmental consultant, in form and substance reasonably satisfactory to the Administrative Agent that does not disclose any material Environmental Claim or the potential for any material Environmental Claim.

(l) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be addressed or otherwise amended to include a lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agents.

(m) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received at least five (5) Business Days before the Closing Date, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

(n) Performance of Obligations. All costs, fees, expenses (including reasonable legal fees and expenses) and other compensation and amounts contemplated by the Fee Letter or otherwise payable to the Administrative Agent or the Lenders or any of their respective affiliates, shall have been paid to the extent due and invoiced (without duplication of Section 4.01(i)).

(o) Borrowing Base Certificate. Administrative Agent and the Collateral Agents shall have received a Borrowing Base Certificate prepared as of the Closing Date or as of such other date as Administrative Agent and the Collateral Agents may elect.

(p) Excess Liquidity. Upon making the initial Loans (including such Loans made to finance the fees, costs, and expenses then payable under this Agreement) and issuing any Letters of Credit on the date of making the initial Loans, Undrawn Availability shall not be less than $25,000,000.

(q) No Closing Date Material Adverse Effect. Since September 30, 2009, no circumstance or event shall have occurred that, individually or taken together with all other circumstances or events that have occurred prior to the date of determination of the occurrence of the Closing Date Material Adverse Effect (as defined below), is or would reasonably be expected to be materially adverse to the business financial condition or results of operations of the Sellers, taken as a whole (a “Closing Date Material Adverse Effect”); provided, however, that no circumstances or event (by itself or when aggregated or taken together with any and all other circumstances or event) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Closing Date Material Adverse Effect,” or shall be taken into account when determining whether a “Closing Date Material Adverse Effect” has occurred or may, would or could occur:

(i) any failure, in and of itself, by the Sellers to meet any internal projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of the Acquisition Agreement (it being understood that the facts and circumstances giving rise or contributing to any such failure may be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur);

(ii) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the securities, financial capital or credit markets in the United States or elsewhere or the industries in which the Sellers operate;

(iii) changes in GAAP (as defined in the Acquisition Agreement);

(iv) changes in Law (as defined in the Acquisition Agreement);

(v) any actions required to be taken under the Acquisition Agreement to obtain any approval or authorization under the HSR Act (as defined in the Acquisition Agreement) for the consummation of the transactions contemplated by the Acquisition Agreement;

(vi) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, any outbreak or material escalation of hostilities in which the United States is involved or the occurrence of any military or any terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or directed against United States’ facilities or citizens wherever located; or

(vii) the effect of any change arising in connection with earthquakes, tornadoes or similar disasters;

provided, that in all cases in clauses (i) through (vii), such conditions, changes, events or actions do not affect the Sellers on a basis or in a manner that is disproportionately adverse in comparison to other comparably-sized companies that conduct businesses similar to the business of the Sellers.

(r) Representations of the Target in the Acquisition Agreement. Each of the Specified Purchase Agreement Representations (to the extent Borrower can terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) shall be accurate in all material respects.

In determining the satisfaction of the conditions specified in this Section 4.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

Section 4.02 Conditions to All Credit Extensions.

The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. Other than as permitted by clause (c) below, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. In connection with the initial Credit Extension, each of the Specified Representations shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect). In connection with all other Credit Extensions, each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(d) No Legal Bar. No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Bank from issuing any Letters of Credit to be issued by it. No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02 have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Company covenants and agrees with the Administrative Agent, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than any inchoate indemnification obligations) shall have been paid in full and all Letters of Credit have been canceled or have expired or have been cash collateralized and all amounts drawn thereunder have been reimbursed in full, each Company will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc.

Furnish to the Administrative Agent and, with respect to Section 5.01(d), (e), (g) and (l), the Collateral Agents:

(a) Annual Reports. As soon as available and in any event within ninety (90) days after the end of each fiscal year (or 120 days after the end of the fiscal year ended December 31, 2010), (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of operations, cash flows and stockholders’ equity for such fiscal year, and, commencing with the fiscal year ended December 31, 2011 for the balance sheet and the fiscal year ended December 31, 2012 for the related consolidated statements of operations, cash flows and stockholders’ equity, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto accompanied by an opinion of Deloitte LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other material qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) a management report in a form reasonably satisfactory to the Administrative Agent and the Collateral Agents setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts;

(b) Monthly Reports. Within thirty (30) days after the end of each fiscal month, the consolidated balance sheet of Borrower as of the end of such month and the related consolidated statements of income and cash flows (which cash flow statement shall be in the form of Exhibit 4.01(b) annexed hereto) of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form (when available commencing with the month of September, 2011 for monthly comparisons and January 2012 for year to date comparisons) with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, which financial statements fairly present, in all material respects, the consolidated financial condition and consolidated results of operations and cash flows of Borrower as of the date and for the periods specified (on and after the delivery of monthly financial statements for October, 2011, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes);

(c) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or 60 days after the end of the fiscal quarter ended September 30, 2010 and the fiscal quarter ended March 31, 2011), (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year and related consolidated statements of cash flow for the then elapsed portion of the fiscal year, and, commencing with the fiscal quarter ended March 31, 2012, in comparative form with the consolidated balance sheet, statements of operations and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter and, commencing with the fiscal quarter ended March 31, 2012, for the comparable periods in the previous fiscal year and budgeted amounts; and as soon as available and in any event within 60 days after the fiscal quarter ended December 31, 2010, a consolidated statement of operations of the Borrower for such fiscal quarter in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes;

(d) Borrowing Base Certificates. From the Closing Date until February, 2011, within twenty (20) days after the end of each month, and at all times from and after March, 2011, within fifteen (15) days after the end of each month (or, in any event, more frequently if required by Administrative Agent and/or the Collateral Agents at any time following the occurrence and during the continuance of a Trigger Event or following the occurrence and during the continuance of an Event of Default), a Borrowing Base Certificate (which shall be calculated as of the last day of the immediately preceding month and which shall not be binding upon Administrative Agent and the Collateral Agents or restrictive of Administrative Agent’s and the Collateral Agents’ rights under this Agreement); provided, that, in the event that Borrower is required to make any Permitted Excess Cash Flow Prepayment (as defined in the Term Loan Intercreditor Agreement), Borrower shall deliver the Borrowing Base Certificate as required under this Section 5.01(d) for the immediately preceding month within ten (10) days after the end of each month (commencing with March) until payment of the applicable Permitted Excess Cash Flow Prepayment. All calculations of Undrawn Availability in any Borrowing Base

Certificate shall originally be made by Borrower and certified by a Financial Officer; provided, that, Administrative Agent and/or the Collateral Agents may from time to time review and adjust any such calculation, each in its discretion (i) to reflect its reasonable estimate of declines in value of any Collateral included in the Borrowing Base, due to collections received; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect, as of the date of the Borrowing Base Certificate most recently delivered to the Administrative Agent and the Collateral Agents, (A) the Reserves, (B) amounts past due to any bailee or other Person in possession or control of any Inventory more than thirty (30) days past the invoice date or (C) other past due Indebtedness of any Company;

(e) Collateral Reporting. From the Closing Date until February, 2011, within twenty (20) days after the end of each fiscal month, and at all times from and after March, 2011, within fifteen (15) days after the end of each fiscal month of Borrower and its Subsidiaries, reports in form and detail satisfactory to the Administrative Agent and the Collateral Agents: (i) listing all Accounts of the Borrower as of such day, which shall include the amount and age of each such Account, showing separately those which are less than thirty (30) days old, and more than thirty (30), sixty (60) and ninety (90) days old, together with a reconciliation of such schedule with the schedule delivered to the Administrative Agent and the Collateral Agents pursuant to this Section 5.01(e) for the immediately preceding fiscal month, and such other information as the Administrative Agent may request, (ii) listing all accounts payable of the Borrower as of each such day which shall include the amount and age of each such account payable (including all information required for the calculation of the Rent and Charges Reserve), and such other information as the Administrative Agent and the Collateral Agents may request, (iii) listing all Inventory of the Borrower as of each such day, which shall contain a breakdown of such Inventory by type and amount, the cost thereof, the third party yard, production facility or other location where any such Inventory is located and providing such other information as the Administrative Agent and the Collateral Agents may request, all in detail and in form reasonably satisfactory to the Administrative Agent and the Collateral Agents. In addition, Borrower shall deliver to Administrative Agent and the Collateral Agents at such intervals as Administrative Agent and the Collateral Agents may require: (A) confirmatory assignment schedules, (B) copies of Customer’s invoices, (C) evidence of shipment or delivery, and (D) such further schedules, documents and/or information regarding the Collateral as Administrative Agent and the Collateral Agents may reasonably require including, without limitation, trial balances and test verifications. Administrative Agent and the Collateral Agents, in the exercise of their Permitted Discretion, shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder;

(f) Financial Officer’s Certificates. Concurrently with any delivery of financial statements under Section 5.01(a) or (c), (other than in connection with the fiscal quarter ended December 31, 2010), a Compliance Certificate certifying that no Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and setting forth computations in reasonable detail satisfactory to the Administrative Agent and the Collateral Agents demonstrating compliance with the covenants contained in Section 6.10;

(g) Financial Officer’s Certificate Regarding Collateral. No later than ten (10) days after the delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a sufficient description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect, perfect or maintain the perfection or priority of the Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(h) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(i) Budgets. No later than forty-five (45) days after the first day of each fiscal year of Borrower (commencing with the fiscal year beginning January 1, 2011), a detailed consolidated budget for each month of such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the fiscal year end and for such fiscal year setting forth the principal assumptions upon which such budget is based);

(j) Organization. Within thirty (30) days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate and complete organization chart showing the ownership structure of the Companies as of the last day of such fiscal year, or confirm that there are no changes to Schedule 3.07(c);

(k) Organizational Documents. (i) Promptly copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) a copy of any notice of default given or received by any Company under any Organizational Document within fifteen (15) days after such Company gives or receives such notice;

(l) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent, the Collateral Agents or any Lender may reasonably request.

Section 5.02 Litigation and Other Notices.

Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within five (5) Business Days following any Responsible Officer’s knowledge thereof):

(a) any Default specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(e) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that could reasonably be expected to result in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Companies collectively to liabilities exceeding $1,000,000; and

(f) (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against all or any substantial portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially and adversely affect the value of the Collateral.

Section 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) In each case, except where the failure to do any of the following could not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, in each case; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear and obsolescence occurring in the ordinary course of business or any Casualty Event) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06, (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect, or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.

Section 5.04 Insurance.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including commercial general liability against claims for bodily injury, death or property damage.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other material respects to the Administrative Agent.

(c) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this (b) is taken out by any Company; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

Section 5.05 Obligations and Taxes.

(a) Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes (for this purpose, including any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any Taxes), assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Indebtedness, other obligation, Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested Indebtedness, other obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Timely and correctly file all material Tax Returns required to be filed by it.

(c) Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06 Employee Benefits.

(a) Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans, except where such non-compliance would not be reasonably expected to result in material liability and (b) shall furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows that any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Companies or any of their respective ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of their respective ERISA Affiliates with the Employee Benefits Security Administration with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Quarterly Meetings.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements in all material respects are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent, the Collateral Agents or a Lender (but at such Collateral Agent’s or such Lender’s expense if no Event of Default has occurred and continuing) as often as reasonably requested, in each case, to visit and inspect the financial records and the property of such Company upon reasonable prior written notice at reasonable times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agents or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and independent accountants thereof so long as a representative of each Company may participate in any such discussion and subject to reasonable requests for confidentiality including as may be imposed by law or contract, provided, that absent an Event of Default which is continuing, inspections pursuant to this Section 5.07 shall be limited to one time per fiscal year.

Section 5.08 Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only in accordance with Section 2.18.

Section 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property (including those regulatory issues identified in clause (b) below); obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required of any Company by any Governmental Authority or under any applicable Environmental Laws, and in material compliance with the requirements of any Governmental Authority and applicable Environmental Laws.

(b) Commence no more than thirty (30) days after the Closing Date, with regard to the Real Property owned by Borrower in Pampa, Texas, the actions identified on Schedule 5.09 that were not completed prior to the Closing Date and, thereafter, diligently pursue completion of such actions.

(c) Do or cause to be done all things necessary to prevent any material Release of Hazardous Materials in connection with the operations of any Company in, on, under, to or from any Real Property owned, leased or operated by any of the Companies except in compliance in all material respects with applicable Environmental Laws or an Environmental Permit, and ensure that the use, storage, handling and management by any Company of Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies shall comply in all material respects with applicable Environmental Laws.

(d) Undertake all actions, including response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials at, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as may be required of any Company pursuant to Environmental Law or by any Governmental Authority; (ii) to address any environmental conditions to the extent required by applicable Environmental Law relating to any Company operations, any Company’s business or to any Real Property, owned, leased or operated by any of the Companies or their predecessors in interest pursuant to any reasonable written request of the

Administrative Agent and share with the Administrative Agent all material non-privileged data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all material Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) to promptly notify the Administrative Agent in writing of: (1) any material Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any material non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken by any Company pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any material Environmental Claim, liability or potential liability of any Company pursuant to any Environmental Law.

(e) Diligently pursue and use commercially reasonable efforts to cause any person with a material indemnity, contribution or other similar obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner. To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such obligations, the Companies shall promptly undertake all action required of the Companies pursuant to Environmental Law or by any Governmental Authority necessary to achieve full and timely satisfaction of such obligations.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.10(b)), promptly (and in any event within fifteen (15) Business Days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) to the extent reasonably requested by the Administrative Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within fifteen (15) Business Days after such person becomes a Domestic Subsidiary and thirty (30) Business Days after such person becomes a Foreign Subsidiary) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity

Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Domestic Subsidiary to execute a Joinder Agreement to (A) become a Subsidiary, Guarantor and a Pledgor, (B) deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) and (2) no Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code shall be required to take the actions specified in clause (ii ) of the preceding sentence, provided, that the exception contained in clause (1) shall not apply (subject to the laws of such Foreign Subsidiary’s jurisdiction including laws relating to financial assistance) to (A) Voting Equity Interests of any Subsidiary which is a first-tier controlled foreign corporation representing 65% of the total voting power of all outstanding Voting Equity Interests of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Equity Interests of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Equity Interests for purposes of this Section 5.10(b).

(c) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a Subsidiary) execute and deliver to the Administrative Agent (or its designated bailee or agent) (i) a counterpart to the Intercompany Note, and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary; provided, that in no event shall any asset of a Foreign Subsidiary be pledged in favor of any U.S. obligations as a result of the execution of the Intercompany Note.

(d) Promptly grant to the Administrative Agent (and in any event within sixty (60) days of the acquisition thereof unless extended by the Administrative Agent in its reasonable discretion) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $850,000, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.01(k)). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. Such Loan Party shall promptly deliver to the Administrative Agent (and in any event within thirty (30) days) (i) a Landlord Access Agreement with respect to each leased Real Property constituting a Key Location and (ii) a Bailee Agreement with respect to each Key Location at which Collateral is in the possession and/or under the control of a third party bailee (unless, in the case of any such Key Location referenced in the immediately preceding clauses (i) and (ii), the applicable Loan Party shall have used all commercially reasonable efforts to obtain, but failed to obtain, such applicable Collateral Access Agreements). The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full; provided, that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure Indebtedness in an amount exceeding one hundred and ten (110%) percent of the Fair Market Value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to the Administrative Agent. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or delivery to the Administrative Agent such insurance certificates and other documentation (including with respect to title and flood insurance), in each case in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably request.

(e) Notwithstanding anything to the contrary in this Section 5.10, this Section 5.10 shall not apply to any property (including Real Property) or any new Subsidiary or new Foreign Subsidiary created or acquired after the Closing Date, as applicable, if, in the reasonable judgment of the Administrative Agent, the difficulty, time and/or costs of creating or perfecting a security interest in such property or Subsidiary (including any mortgage, stamp or other tax) are excessive in relation to the benefits of such security interest to the Lenders.

Section 5.11 Security Interests; Further Assurances.

(a) Promptly, upon the reasonable request of the Administrative Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument deemed by the Administrative Agent reasonably necessary for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents subject to no other Liens except Permitted Liens.

(b) [Reserved].

(c) Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from such person for such consent, approval, registration, qualification or authorization from any Governmental Authority.

(d) If the Administrative Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(e) In furtherance of the foregoing in this Section 5.11 and Section 5.10, to the maximum extent permitted by applicable Legal Requirements, each Loan Party (A) authorizes the Administrative Agent to file any financing statement (and/or equivalent foreign registration) required hereunder or under any other Loan Document, any continuation statement or amendment (and/or equivalent foreign registration) with respect thereto and any other filing and recording documents or instruments with respect to the Collateral, in any appropriate filing office without the signature of such Loan Party, and (B) ratifies the filing of any financing statement (and/or equivalent foreign registration), any continuation statement or amendment with respect thereto (and/or equivalent foreign registration) and any other filing and recording documents or instruments with respect to the Collateral, filed without the signature of such Loan Party prior to the date hereof.

Section 5.12 Information Regarding Collateral.

(a) Furnish prior written notice to the Administrative Agent of any change, (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational identification number, if any or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Each Loan Party agrees not to effect any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required for the Administrative Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party shall promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this section.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent a Perfection Certificate Supplement to the extent any information required to be contained therein has not been previously delivered to the Administrative Agent.

Section 5.13 Maintenance of Corporate Separateness.

Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the maintenance of organizational and business records. No Company shall take any action, or conduct its affairs in a manner, that is reasonably likely to result in the organizational existence of such Company, or any other Company, being ignored.

Section 5.14 Post-Closing Matters.

Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified therein except to the extent otherwise agreed by the Administrative Agent. All conditions precedent and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above as required above and in Schedule 5.14, rather than as elsewhere provided in the Loan Documents); provided, that (a) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with Schedule 5.14 and (b) all representations and warranties relating to the Security Documents shall be required to be true in all material respects (except to the extent already qualified by materiality, in which case such representations shall be true in all respects) immediately after the actions required to be taken by Schedule 5.14 have been taken (or were required to be taken). The acceptance of the benefits of each Loan shall constitute a covenant by Borrower to each of the Lenders that the actions required pursuant to Schedule 5.14 will be, or have been, taken within the relevant time periods referred to in Section 5.14 and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Each Company covenants and agrees with the Administrative Agent, the Collateral Agents, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than inchoate indemnification obligations) and all Letters of Credit have been canceled or have expired or have been cash collateralized and all amounts drawn thereunder have been reimbursed in full, no Company will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) the Term Loan Indebtedness; provided, that (A) the Loan Parties may make and the Term Loan Agent may receive and retain payments of principal and interest in respect of the Term Loan Indebtedness in accordance with the terms of the Term Loan Documents as in effect on the date hereof; provided, that in the event that Borrower is required to make any Permitted Excess Cash Flow Prepayment (as defined in the Term Loan Intercreditor Agreement), Borrower shall deliver the Borrowing Base Certificate as required under Section 5.01(d) and, to the extent permitted under the Term Loan Intercreditor Agreement, may make such payment no later than two (2) Business Days after the receipt by Administrative Agent of such Borrowing Base Certificate, and (B) the Loan Parties shall not amend, modify, alter or change (1) the repayment terms of the Term Loan Indebtedness as in effect on the date hereof if the effect of such amendment, change or modification will change to earlier dates any scheduled dates for the payment of principal or interest of the Term Loan Indebtedness or (2) any other provision of the Term Loan Documents not related to the repayment terms of the amount Term Loan Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except to the extent permitted in the Term Loan Intercreditor Agreement and (ii) such other Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates or currencies or commodity pricing entered into in the ordinary course of business and not for speculative purposes; provided, that if such Hedging Obligations relate to interest rates on Indebtedness, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness resulting from Investments, including loans or advances permitted by Section 6.04;

(e) Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(f) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(g) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) Indebtedness which represents an extension, refinancing, renewal or replacement of any of the Indebtedness described in clauses (b), (c) and (e); provided, that (A) any such Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being extended, renewed, refinanced or replaced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) if subordinated, such Indebtedness remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders than those contained in the Indebtedness being extended, renewed, refinanced or replaced and (D) no Default or Event of Default has occurred or is continuing or would result therefrom;

(k) Indebtedness of Borrower or a Subsidiary in connection with the acquisition (including by way of merger, consolidation, amalgamation or otherwise) of assets or a new Subsidiary; provided, that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by Borrower or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Borrower or one of its Subsidiaries; provided further that the aggregate amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (k) does not exceed $5,000,000 at any time outstanding;

(l) Indebtedness incurred by Foreign Subsidiaries and any extension, refinancing, renewal or replacement thereof, in an aggregate amount not to exceed the Dollar Equivalent of $2,500,000 at any time outstanding;

(m) Indebtedness in the form of obligations under indemnification, purchase price adjustments, incentive, non-compete, consulting, deferred compensation, earn-out and similar obligations incurred in connection with any Permitted Acquisition and the Acquisition;

(n) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(o) Shareholder Subordinated Indebtedness;

(p) unsecured Indebtedness in respect of the repurchase or redemption of Equity Interests of Holdings, the Borrower or any of the Subsidiaries issued to employees, officers, or directors of, or other service providers to, Holdings, the Borrower or any of the Subsidiaries, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(q) Indebtedness (which Indebtedness, if unsecured shall be included as unsecured Indebtedness for the purposes of Section 6.01(r) below and if secured shall be included as a liability for the purposes under Section 6.02(u)) arising under Hedging Agreements which are not entered into for speculative purposes and are intended to provide protection against fluctuations in interest rates or foreign currency exchange rates; and

(r) unsecured Indebtedness of any Loan Party in an aggregate principal amount for all Loan Parties not to exceed $7,500,000 at any time outstanding.

Section 6.02 Liens.

Create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided, that any such replacement or substitute Lien (i) except as permitted by clause (A) of the proviso to Section 6.01(j), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that permitted to be secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) (i) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (A) securing Indebtedness, (B) individually or in the aggregate materially impairing the value or marketability of such Real Property or (C) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property, and (ii) Liens appearing on Schedule B to the policies of title insurance being issued in connection with the Mortgages and approved by the Administrative Agent;

(e) Liens arising out of Orders not resulting in or constituting an Event of Default under Section 8.01(i);

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that with respect to clauses (i), (ii) and (ii) of this clause (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(g) Leases, licenses or sublicenses of the properties of any Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the ordinary course of such Company’s business so long as the foregoing do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;

(h) any interest of title of a lessor under any lease entered into by any Company in the ordinary course of business and covering only the assets so leased;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(j) Liens securing Indebtedness incurred pursuant to Section 6.01(e), provided, that (i) any such Liens attach only to the property (including proceeds thereof) being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure the repayment of any Indebtedness;

(l) Liens on cash and Cash Equivalents of any counterparty to a Hedging Agreement to secure the Indebtedness permitted under Section 6.01(q);

(m) Liens existing on property prior to the acquisition thereof or of a person existing at the time such person is acquired or merged with or into or consolidated or amalgamated with any Company to the extent permitted hereunder; provided, that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than proceeds thereof and improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(n) Liens granted pursuant to the Security Documents to secure the Obligations;

(o) licenses and sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(p) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(r) Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided, that such Indebtedness is evidenced by the Intercompany Note;

(s) Liens upon the Collateral securing the Term Loan Indebtedness pursuant to the Term Loan Documents, as permitted under Section 6.01(b)(i) and as permitted to be refinanced under Section 6.01(j), and any Lien granted as a replacement or substitute therefor which Liens are subordinated to the Liens in the Collateral granted by the Loan Parties to the Administrative Agent (other than with respect to the Term Loan Priority Collateral), on the terms and conditions set forth in the Term Loan Intercreditor Agreement;

(t) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to Section 6.01(l); and

(u) other Liens securing liabilities in an amount not to exceed $1,000,000 at any time outstanding.

Section 6.03 Sale and Leaseback Transactions.

Enter into any arrangement with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”).

Section 6.04 Investments, Loans and Advances.

Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b) and any renewals, amendments or replacements thereof that do not increase the amount thereof;

(c) the Companies may (i) acquire, hold and dispose of accounts receivable, chattel paper and notes receivable owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers and service providers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(f) Investments (i) by Borrower in any Subsidiary Guarantor, including any entity that becomes a Subsidiary Guarantor in a Permitted Acquisition, (ii) by any Company in Borrower or any Subsidiary Guarantor and (iii) by a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor; provided, that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or pursuant to any litigation, arbitration or other disputes with persons who are not Affiliates of a Company;

(h) mergers, consolidations and other transactions in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with a disposition made in compliance with Section 6.05(b);

(j) Permitted Acquisitions and other acquisitions of property in compliance with Section 6.07;

(k) Dividends in compliance with Section 6.08;

(l) Investments of any person that becomes a Subsidiary on or after the date hereof or consolidates, merges or amalgamates with any Subsidiary of the Borrower; provided, that (i) such Investments exist at the time such person is acquired, consolidated, merged or amalgamated, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary or of such consolidation, merger or amalgamation, and (iii) such Investments are not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the assets acquired or the person that becomes a Subsidiary;

(m) unsecured intercompany loans, by any Company to Holdings evidenced by the Intercompany Note for purposes and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Sections 6.08(c)-(e); provided, that the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section;

(n) Contingent Obligations permitted by Section 6.01 and, to the extent not entered into in connection with Indebtedness, entered into in the ordinary course of business;

(o) Investments made in exchange for, or out of the net cash proceeds of the sale of, Equity Interests of Holdings or from a contribution of capital to Borrower in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(p) Investments permitted by Section 6.02(f);

(q) the repurchase of Equity Interests deemed to occur upon the exercise of options to the extent such Equity Interests represent all or a portion of the exercise price of such options in an amount not to exceed $750,000 in any fiscal year;

(r) to the extent constituting an Investment, the repurchase, redemption, defeasance or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of permitted refinancing Indebtedness; and

(s) other Investments in an aggregate amount not to exceed $2,500,000 on the date such Investments are made.

Section 6.05 Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) the Transactions as consummated in accordance with the Transaction Documents;

(b) dispositions of property in compliance with Section 6.06;

(c) any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Subsidiary of Borrower); provided, that the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Security Documents shall be maintained or created in accordance with the provisions of Sections 5.10 and 5.11, as applicable; and

(d) any Company that is not a Subsidiary Guarantor may merge into any other Company that is not a Subsidiary Guarantor; and

(e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up could not reasonably be expected to be disadvantageous to the Agents and the Lenders in any material respect.

Section 6.06 Asset Sales.

Effect any disposition of any property except that the following shall be permitted:

(a) dispositions of worn out, obsolete or surplus property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of immaterial Intellectual Property that is, in the reasonable good faith judgment of Borrower or such Subsidiary, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property; provided, that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $3,000,000 in any four consecutive fiscal quarters of Borrower, (ii) such dispositions of property are made for Fair Market Value, and (iii) at least 75% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents (and for purposes of making the foregoing determination, each of the following also shall be deemed “cash”: (1) any liabilities, as shown on the then most recent balance sheet of Borrower or any Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Obligations or impaired liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Borrower and Subsidiaries from all liability thereunder or with respect thereto; and (2) any securities, notes or other obligations received by Borrower or such Subsidiary from the transferee that have been agreed to be converted to cash within ninety (90) days after receipt);

(c) leases, subleases, licenses or sublicenses of real or personal property (including intellectual property or other general intangibles) to third parties in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Transactions as consummated in accordance with the Transaction Documents;

(e) Permitted Liens in compliance with Section 6.02;

(f) Investments in compliance with Section 6.04;

(g) dispositions related to mergers, consolidations and other transactions in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08;

(i) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(j) any disposition of property that constitutes a Casualty Event; and

(k) any disposition to a Loan Party or by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to the Borrower or any Subsidiary Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Administrative Agent and the Collateral Agents such certifications or documents as the Administrative Agent and the Collateral Agents shall reasonably request in order to demonstrate compliance with this Section 6.06, the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions.

Purchase or otherwise acquire (in one or a series of related transactions) (i) all or any substantial part of the property (whether tangible or intangible) of any person (ii) any business unit or division of any person or (iii) in excess of fifty (50%) percent of the Equity Interests of such person, except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10 and capital expenditures by Borrower and the Subsidiaries shall be permitted to the extent excluded from the definition of Capital Expenditures in the definition thereof;

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) the Acquisition as contemplated by the Acquisition Documents;

(f) Permitted Acquisitions;

(g) mergers, consolidations and other transactions in compliance with Section 6.05; and

(h) Dividends in compliance with Section 6.08;

provided, that the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08 Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except for the following:

(a) Dividends by any Company that is a Subsidiary of Borrower to Borrower or any Subsidiary Guarantor or to any other person that owns a direct Equity Interest in such Subsidiary in proportion to such person’s ownership interest in such Subsidiary;

(b) Dividends made solely in Equity Interests (other than Disqualified Capital Stock);

(c) payments to Holdings to permit Holdings, and the substantially concurrent use of such payments by Holdings, to repurchase or redeem Equity Interests of Holdings held by current or former officers, directors, employees or service providers (or their transferees, estates or beneficiaries under their estates) of Holdings and any Company, upon their death, disability, retirement, severance or termination of employment or service; provided, that the aggregate amount of payments to Holdings in any period of twelve (12) consecutive months shall not exceed $1,000,000;

(d) (A) to the extent actually used substantially concurrently by Holdings to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the ordinary course of business of Holdings, in the case of clauses (A) and (B) in an aggregate amount not to exceed $2,000,000 in any period of 12 consecutive months; and

(e) so long as Borrower is a disregarded entity or a partnership for U.S. federal and the relevant state or local income tax purposes, or is a member of a group including Holdings that files a consolidated or combined Tax Return, Permitted Tax Distributions by Borrower to Holdings;

(f) payment of any working capital or purchase price adjustment on the Closing Date in connection with the Acquisition or any Permitted Acquisition;

(g) so long as no Default or Event of Default has occurred and is continuing, the payment of Permitted Management Fees to Sponsor or any of its Affiliates pursuant to the Management Agreement; provided, however, that any Permitted Management Fees that would be payable pursuant to this Section 6.08(g) but for the occurrence of a Default or Event of Default may be paid if such Default or Event of Default has been cured or waived in accordance with this Agreement, provided, that no other Default or Event of Default has occurred and is continuing; and

(h) during any fiscal year of Borrower, (i) so long as no Default or Event of Default has occurred and is continuing, the payment of up to $1,000,000 of the Permitted Services Fees to Edgen Murray or any of its Affiliates pursuant to the Services Agreement; (ii) with respect to the payment of Permitted Services Fees to Edgen Murray or any of its Affiliates pursuant to the Services Agreement in excess of $1,000,000 in any given fiscal year, such fees, which during any fiscal year shall not exceed under clauses (h)(i) and (ii) hereof $2,000,000 in the aggregate, shall be permitted to be paid so long as, with respect to each such payment, no Default or Event of Default has occurred and is continuing and after giving effect to each such payment, on a Pro Forma Basis, Excess Liquidity is not less than $10,000,000, and (iii) the reimbursement to Edgen Murray of any out-of -pocket costs and expenses related to services performed to or for the benefit of Borrower under the Services Agreement, provided, that, in any fiscal year, the aggregate amount of such reimbursement payments shall not exceed $100,000 in the aggregate;

provided, that the amount of Dividends that may be made for a particular purpose pursuant to Sections 6.08(c)-(e) shall be reduced Dollar-for-Dollar by the amount of any such payments made for such purpose in the form of an intercompany loan by Borrower or one of its Subsidiaries to Holdings pursuant to Section 6.04(m).

Section 6.09 Transactions with Affiliates.

Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and/or the Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments, including loans and advances, permitted by Sections 6.04(e) and (f);

(c) compensation or separation arrangements (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with directors, officers and employees made in the ordinary course of business, including pursuant to any employment agreement listed on Schedule 6.09(c) and the payment of salaries and other compensation thereunder;

(d) the Transactions as contemplated by the Transaction Documents;

(e) transactions between or among Borrower and its Subsidiaries or between or among Subsidiaries to the extent permitted by this Agreement; and

(f) any transaction with an Affiliate not otherwise prohibited by this Agreement, where the only consideration paid by any Loan Party is Equity Interests of Holdings.

Section 6.10 Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio. So long as a Trigger Event exists and is continuing, permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period, commencing with the last day of the immediately preceding fiscal quarter, to be less than 1.1:1.0.

(b) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any Test Period ending on the date set forth below, to exceed the amount set forth opposite such Test Period end date below:

Period	Capital Expenditure Amount
Closing Date until December 31, 2011	$3,500,000
Fiscal Year 2012	$3,000,000
Fiscal Year 2013	$3,000,000
Fiscal Year 2014	$3,000,000
Fiscal Year 2015	$3,000,000

provided, however, that if the aggregate amount of Capital Expenditures made in any Test Period year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(b) for such Test Period (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 6.10(b) for the immediately succeeding (but not any other) fiscal year, and (iii) in determining whether any amount is available for carryover, the amount expended in any Test Period shall first be deemed to be from the amount allocated to such Test Period (before giving effect to any carryover). In addition, the Loan Parties may make additional Capital Expenditures subsequent to the completion of any Permitted Acquisition on assets used by the acquired businesses in an aggregate amount not to exceed 5.0% of pro forma EBITDA of such acquired businesses during any Test Period year.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.

(a) Make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except payments under the Intercompany Note or as otherwise permitted by this Agreement;

(b) amend, modify, supplement or waive, or permit the amendment, modification supplement or waiver of, any provision of the Management Agreement or the Services Agreement in a manner that is materially adverse to the Lenders (it being acknowledged that any increase in payments due thereunder is materially adverse to the Lenders); or

(c) terminate (except as otherwise permitted by this Agreement), amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation), other than any such amendments, modifications or changes which are required by Legal Requirements or otherwise are not, and could not reasonably be expected to be, materially adverse to the interests of the Agents and the Lenders.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries.

Create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable Legal Requirements;

(b) this Agreement and the other Loan Documents;

(c) the Term Loan Credit Agreement and related documents, any agreements governing Indebtedness permitted to be incurred under Section 6.01(e) and (l) or any other secured Indebtedness permitted by Section 6.01;

(d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(e) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(f) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale is permitted hereunder;

(g) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower;

(h) customary provisions in partnership agreements, limited liability company agreements or similar agreements that restrict the transfer of ownership interests in such person;

(i) customary restrictions in a joint venture’s Organizational Documents or pursuant to any joint venture agreement or similar agreement solely to the extent of the Equity Interests of or property held in the subject joint venture;

(j) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(k) any agreement relating to a Lien permitted by Section 6.02 restricting the transfer of property subject thereto; or

(l) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (c) through (g) above; provided, that such amendments or refinancings are permitted hereunder or are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.13 Limitation on Issuance of Capital Stock.

With respect to Borrower or any Subsidiary of Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries of Borrower in any class of the Equity Interests of such Subsidiary; and (ii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.13 shall, to the extent required by Sections 5.10 and 5.11 or any Security Document, be delivered to the Administrative Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Limitation on Creation of Subsidiaries.

Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided, that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition or another Investment permitted hereunder, so long as, in each case, Section 5.10 shall be complied with.

Section 6.15 Business.

Engage in any businesses other than those businesses in which Borrower is engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof).

Section 6.16 Limitation on Accounting Changes.

Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP, International Financial Reporting Standards or any Legal Requirement.

Section 6.17 Fiscal Year.

Change its fiscal year-end to a date other than December 31, or its Fiscal Quarters to a date other than March 31, June 30 and September 30.

Section 6.18 No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if a Lien is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.01(k) prohibiting further Liens on the properties encumbered thereby; (3) the Term Loan Credit Agreement and related documents, any agreements governing Indebtedness permitted to be incurred under Section 6.01(e) and (l) or any other secured Indebtedness permitted by Section 6.01 and (4) any prohibition or limitation that (a) exists pursuant to applicable Legal Requirements, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale or other disposition; provided, that (i) such restrictions apply only to such property, and (ii) such sale or other disposition is permitted hereunder, (c) consists of customary provisions in leases and other contracts restricting subletting or assignment thereof, (d) consists of customary restrictions and conditions in joint venture and similar agreements, (e) is in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower, and (f) is imposed by any amendment or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) and 4(e) above; provided, that such amendments or refinancings are permitted hereunder or are no more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.19 Anti-Terrorism Law; Anti-Money Laundering.

(a)(i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.20 Embargoed Person.

Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans would be in violation of Legal Requirements, or (2) the Executive Order or any related enabling legislation, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Loans are in violation of applicable Legal Requirements.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee.

The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional.

The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement.

The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(e) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness; provided, that until an Event of Default has occurred and is continuing, such Indebtedness may be paid.

Section 7.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all of the Equity Interests or all or substantially all of the property of any Guarantor are sold or otherwise transferred as permitted pursuant to Sections 6.05 and 6.07 (a “Transferred Guarantor”) to a person or persons (other than any Loan Party), and such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Documents shall be released, and so long as Borrower shall have previously provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10 Right of Contribution.

(a) The Loan Parties hereby agree as among themselves that, if any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from each other Loan Party in an amount equal to such other Loan Party’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Loan Party under this Section 7.10 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full in cash and all Commitments have terminated or expired, and none of the Loan Parties shall exercise any right or remedy under this Section 7.10 against any other Loan Party until such time as all Obligations have been performed and paid in full in cash and all Commitments have been terminated. For purposes of this Section 7.10, (a) “Excess Payment” shall mean the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Loan Party in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of its assets and other properties of all Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of all Loan Parties) of the Loan Parties; and (c) “Contribution Share” shall mean, for any Loan Party in respect of any Excess Payment made by any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment. Nothing in this Section 7.10 shall require any Loan Party to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Loan Party that has made the Excess Payment. Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, no Contribution Amount of any Loan Party shall be greater than the maximum amount of the claim which could then be recovered from such Loan Party under this Section 7.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b) This Section 7.10 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 7.10 is intended to or shall impair the Obligations of the Loan Parties, jointly and severally, to pay any amounts and perform any Obligations as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document. Nothing contained in this Section 7.10 shall limit the liability of Borrower to pay the Loans and other Credit Extensions made to Borrower and accrued interest, Fees and expenses with respect thereto for which Borrower shall be primarily liable.

(c) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(d) The rights of any indemnified Loan Party against the other Loan Parties under this Section 7.10 shall be exercisable upon, but shall not be exercisable prior to, the full and indefeasible payment of the Obligations and termination or expiration of the Commitments under the Loan Documents.

Section 7.11 Holdings Collateral.

Notwithstanding anything to the contrary in any Loan Document or in this Article VII in no event shall any property of Holdings other than the Equity Interests of Borrower required to be pledged as collateral in accordance with the Security Documents.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three (3) Business Days (provided, that, such default shall not limit, impair or otherwise affect Administrative Agent’s rights, which shall be exercisable at any time prior to the expiration of such three (3) Business Days, to make a Revolving Loan for Borrower’s account under Section 2.03 in order to satisfy the unpaid Obligation which gave rise to such default);

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or any representation, warranty, statement or information contained in any report, certificate or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Sections 5.01(a) through (f) and (i), 5.02(a), 5.02(c), 5.03(a), 5.04, 5.05, 5.07, 5.08, or 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived (i) in the case of the Fee Letter, for a period of three (3) Business Days, or (ii) in the case of any covenant, condition or agreement contained in Sections 5.10 or 5.12, for a period of five (5) Business Days, or (iii) in the case of any covenant, condition or agreement contained in Section 5.01 (other than clauses (a) through (f) and (i) thereof) for a period of ten (10) days, or (iv) in all other cases, for a period of thirty (30) days (or except in the case of Section 5.09 where the remedy requires more than thirty (30) days and the Company initiates the remedy within thirty (30) days from written notice of the default and thereafter diligently pursues the remedy to completion;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such

Indebtedness referred to in clauses (i) and (ii) individually exceeds $3,000,000 at any one time (provided, that, in the case of Hedging Obligations, the notional amount thereof shall be counted for this purpose) and clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or Holdings or of a substantial part of the property of any Company or Holdings, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or Holdings or for a substantial part of the property of any Company or Holdings; or (iii) the winding-up or liquidation of any Company or Holdings; and such proceeding or petition shall continue undismissed for ninety (90) days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company or Holdings shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company or Holdings; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability or fail generally to pay its debts as they become due; (vii) except as permitted in Section 6.05, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $3,000,000 (to the extent not adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage in writing) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in (i) liability of any Company in an aggregate amount exceeding $3,000,000 or (ii) the imposition of a Lien under ERISA or the Code on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority (except as otherwise provided in this Agreement or any Security Document) security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Administrative Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Obligations (other than Bank Product Obligations) then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations (other than Bank Product Obligations) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and in any event with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Obligations (other than Bank Product Obligations) then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 8.02 Rescission.

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Application of Proceeds.

Subject to the provisions of the Intercreditor Agreement, the proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, pursuant to the exercise by the Administrative Agent of its remedies following the occurrence and during the continuance of an Event of Default, shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement or any other Loan Document, promptly by the Administrative Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, to the indefeasible payment in full in cash of interest in respect of all Protective Advances;

(d) Fourth, to the indefeasible payment in full in cash of the principal amount of all Protective Advances;

(e) Fifth, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations, Bank Product Obligations and Obligations owed to Defaulting Lenders), in each case, equally and ratably in accordance with the respective amounts thereof then due and owing;

(f) Sixth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations but other than Bank Product Obligations and Obligations owed to Defaulting Lenders);

(g) Seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral);

(h) Eighth, ratably to pay any Obligations owed to Defaulting Lenders; and

(i) Ninth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (i) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01 Appointment.

(a) Each Lender and the Issuing Bank hereby irrevocably designates and appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) each of the Administrative Agent and the Collateral Agents as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders, the Issuing Bank and the Bank Product Providers, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 10.02 Agent in Its Individual Capacity.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 10.03 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as found by a final and nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

Section 10.04 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06 Successor Agent.

Each Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Lenders, the Issuing Bank and Borrower and without notice to the Bank Product Providers. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower so long as no Default or Event of Default shall have then occurred and be continuing, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided, that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.09 and 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders.

Each Lender, each Bank Product Provider and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender (and each Bank Product Provider) further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender, each Bank Product Provider and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08 Name Agents.

The parties hereto acknowledge that the Syndication Agent, the Documentation Agent and Collateral Agents hold their titles in name only, and that their titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder, except as otherwise expressly set forth herein in the case of the Collateral Agents.

Section 10.09 Indemnification.

The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted from such Agent’s or Related Person’s, as the case may be, gross negligence, fraud or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 10.10 Withholding.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.11 Term Loan Intercreditor Agreement.

Without limiting the generality of the foregoing, each Lender agrees that (a) such Lender has received and reviewed a copy of the Term Loan Intercreditor Agreement and any exhibits and schedules to them, (b) the Administrative Agent is authorized to execute, deliver and perform its obligations under the Term Loan Intercreditor Agreement on behalf of such Lender, and (c) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Term Loan Intercreditor Agreement as if a direct signatory party thereto.

Section 10.12 Certain Collateral Agents Approval Rights.

Notwithstanding anything to the contrary contained herein, (a) any change in existing criteria for Eligible Accounts or Eligible Inventory and any new criteria for Eligible Accounts or Eligible Inventory that are in any case implemented or established by the Administrative Agent at the request of the Collateral Agents, in accordance with the definitions of Eligible Accounts or Eligible Inventory (as applicable), shall not be less restrictive than the criteria which exists immediately prior to any such change and any such change or new criteria may not be rescinded or revised by the Administrative Agent in any respect except upon the written approval of the Collateral Agents, and (b) any Reserve that is established by the Administrative Agent at the request of the Collateral Agents, in accordance with the definitions of Reserves and Inventory Reserves, may not be decreased or released by the Administrative Agent except upon the written approval of the Collateral Agents.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

if to any Loan Party, to Borrower at:

Bourland & Leverich Supply Co. LLC

11707 Highway 152 West

Pampa, Texas 79066

Attention: Jeff M. Andrews

Facsimile: 806-665-2231

and to:

Bourland & Leverich Holdings LLC

c/o Jefferies Capital Partners

520 Madison Avenue

10th Floor

New York, NY 10022

Attention: James Luikart and Nicholas Daraviras

Facsimile: 646-786-5103

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: Sarah B. Gelb

Facsimile: 215-994-2222

if to the Administrative Agent, to it at:

Regions Bank

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager: Bourland & Leverich

Facsimile No.: 972-383-7505

if to RBS, in its capacity as Collateral Agent, to it at:

RBS Business Capital

28 State Street

12th Floor

Boston, Massachusetts 02109

Attention: John Bobbin

Phone: (617) 994-7357

Fax:     (617) 227-7995

if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

if to the Swingline Lender, to it at:

Regions Bank

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager: Bourland & Leverich

Facsimile No.: 972-383-7505

if to the Issuing Bank, to it at:

Regions Bank

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager: Bourland & Leverich

Facsimile No.: 972-383-7505

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the

Administrative Agent (in a manner set forth in Section 11.01(a)) that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided, that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on

IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. Prior to accessing information available on the Platform, each Lender, Participant and prospective Lender or Participant shall represent that such Lender, Participant or prospective Lender or Participant is not a competitor of the Borrower.

Section 11.02 Waivers; Amendment.

(a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) postpone or extend the maturity of any Loan or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender directly affected thereby;

(v) change Section 2.14(b) or (c) or Section 9.01 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii) release all or substantially all of the value of the Guarantees of the Guarantors (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees (except as expressly provided in Article VII), without the written consent of each Lender;

(viii) except as otherwise permitted in any Security Document or by Section 6.06, release all or substantially all of the value of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

(ix) assign the rights or Obligations of any Loan Party without the written consent of each Lender;

(x) modify the Term Loan Intercreditor Agreement without the written consent of Lenders having Loans representing not less than sixty-six and two-thirds (66 2/3rd) percent of the aggregate principal amount of all Loans outstanding at such time or, if no Loans are then outstanding, not less than sixty-six and two-thirds (66 2/3rd) percent of the Total Revolving Commitments;

provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agents, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agents, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facilities provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank, the Swingline Lender and the Collateral Agents) if (1) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (3) Section 2.16(b) is complied with.

Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agents may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Collateral so that the security interests therein comply with applicable Legal Requirements.

Section 11.03 Expenses; Indemnity.

(a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand in accordance with paragraph (g) hereof:

(i) all reasonable documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agents, the Swingline Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agents, the Swingline Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments (including with respect to the establishment and maintenance of a Platform and including the reasonable fees and disbursements of external counsel and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all reasonable documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agents, any other Agent, the Swingline Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations;

(iii) all reasonable documented costs and expenses incurred by the Administrative Agent and the Collateral Agents, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agents, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agents is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agents to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iv) all reasonable documented out-of-pocket costs and expenses incurred by the Collateral Agents in respect of audit and field examination fees and expenses, including in connection with any electronic collateral reporting system (including travel, meals, and lodging, plus a per diem charge at the Collateral Agents’ then standard rate for the Collateral Agents’ examiners in the field and office), of the Collateral Agents related to any inspections, field examinations or audits to the extent of the fees and charges contained in this Agreement or any of the other Loan Documents (it being understood that the Loan Parties shall not be responsible for more than (A) one (1) physical and one (1) desktop appraisal of Inventory in any twelve (12) month period unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for such appraisals of Inventory as the Collateral Agents may request, and (B) three (3) field examinations in any twelve (12) month period unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for such field examinations as the Collateral Agents may request); and

(v) all Other Taxes in respect of the Loan Documents (but expressly excluding the Excluded Taxes which shall be governed exclusively by Section 2.15).

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing persons and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company or any actual or alleged presence, Release or threatened Release of Hazardous Materials on, at, under or from any property formerly owned, leased or operated by any Company at the time of its ownership, lease or operations, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits by any Company, (vi) the imposition of any environmental Lien encumbering Real Property owned, leased or operated by any Company, (vii) the consummation of the Transactions (including the syndication of the Facilities) and the other transactions contemplated hereby or (viii) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or other Claims (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted directly from the gross negligence or willful misconduct of such Indemnitee or (ii) result from any settlement effected without the Loan Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of such affected Indemnitee and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor as provided in paragraph (g) accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 11.03 in accordance with paragraph (g) of this Section 11.03, each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided, that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Exposure and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 11.03 shall be payable on demand (accompanied by an invoice or other reasonable documentation) therefor.

Section 11.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agents, the Issuing Bank, the Swingline Lender, and each Lender which consent may be withheld in their sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in paragraph (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including the Loans at the time owing to it); provided, that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the

Commitment and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion); provided, that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment settled through the Administrative Agent;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), the Issuing Bank and the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vi) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent and Borrower (except when an Event of Default has occurred and is continuing) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Bank and the Swingline Lender required under this paragraph (b) may be withheld by such person in its sole discretion. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of Borrower to such assignee under Sections 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agents, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall reasonably promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Subject to recordation of such assignment or transfer in the Register, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Administrative Agent, the Collateral Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans (or other rights or obligations) held by it, which entries shall be conclusive absent manifest error. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04 (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided, that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except as required by applicable Legal Requirements.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Bank, the Swingline Lender, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(g), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.05 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article X and Sections 2.12, 2.13, 2.15, 11.03, 11.09, 11.10 and 11.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates, to the extent that such Affiliates are Secured Parties, are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12 Confidentiality.

Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that (i) the persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to be bound to keep such Information confidential pursuant to the terms hereof and (ii) each Lender shall take reasonable steps to avoid disclosure of the Information to any person that it knows to be a competitor of the Borrower), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(f), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders. For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person accords to its own confidential information.

Section 11.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum

Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance.

Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute.

To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties.

(a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17 Patriot Act.

Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties and Responsible Officers thereof, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party and Responsible Officers in accordance with the Patriot Act.

Section 11.18 Judgment Currency.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Bank of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 11.19 Bank Product Providers.

Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the

Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 11.20 Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

BOURLAND & LEVERICH SUPPLY CO. LLC, as Borrower

By:	/s/ James Luikart
Title:	Vice President

For purposes of the specific provisions applicable to Holdings:

BOURLAND & LEVERICH HOLDINGS LLC, as Holdings

By:	/s/ James Luikart
Title:	Vice President

[Signature Page to ABL Credit Agreement]

REGIONS BANK, as Administrative Agent, Co-Collateral Agent, Co-Lead Arranger and as a Lender

By:	/s/ Jon Eckhouse
Title:	Vice President

[Signature Page to ABL Credit Agreement]

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Co-Collateral Agent, Co-Lead Arranger and as a Lender

By:	/s/ Brian Baker
Title:	Vice President

[Signature Page to ABL Credit Agreement]

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Jose Garcza
Title:	Vice President

[Signature Page to ABL Credit Agreement]

REGIONS BANK, as Issuing Bank

By:	/s/ Jon Eckhouse
Title:	Vice President

[Signature Page to ABL Credit Agreement]

REGIONS BANK, as Swingline Lender

By:	/s/ Jon Eckhouse
Title:	Vice President

[Signature Page to ABL Credit Agreement]

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Revolving Commitment
Regions Bank	5001 Spring Valley Road, Suite 153-W Dallas, Texas 75244 Attention: Account Manager: Bourland & Leverich Facsimile No.: 972-383-7505	$35,000,000
RBS Business Capital	28 State Street 12th Floor Boston, Massachusetts 02109 Attention: John Bobbin Phone: (617) 994-7357 Fax: (617) 227-7995 Email: John.Bobbin@rbsbusinesscapital.com	$30,000,000
Capital One Leverage Finance Corp.	Capital One Leverage Finance Corp. 5420 LBJ Freeway, Suite 630 Dallas, Texas 75240 Attention: Mike Ehlert, Senior Vice President Phone: (972) 770-2680 Fax: (972) 770-2671 mike.ehlert@capitalonebank.com	$10,000,000

Annex I-1

Disclosure of any fact or item in any schedule shall not necessarily mean that such fact or item is material to the Company or its subsidiaries individually or taken as a whole. Certain facts and items disclosed in the schedules are not believed to be material. Such facts and items are being disclosed for informational purposes only. No disclosure on any schedule relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Schedule 1.01

Pledgors

Bourland & Leverich Supply Co. LLC

Schedule 3.03

No Conflicts

None

Schedule 3.05(b)

Real Property

Owned Real Property

The Borrower has a fee simple interest in a total of 64.202 acres located in Pampa, Texas with a street address of 11707 Highway 152 West, Pampa, TX 79065. The Borrower does not own any of the oil, gas and other mineral rights in the Owned Real Property. A portion of the property is used for operating an oil country tubular goods distribution company. 44 acres of the property are leased to a third party for farming purposes and office space.

Leased Real Property

Company as Lessee

Company	Use	Location	Consent of Landlord Required?	Key Location?

Borrower	Sales Office	201 Main St., Chase Tower, Suite 600-11, Fort Worth, TX 76102	Yes	No

Borrower	Sales Office	433 E. Las Colinas Blvd, Suite 990, Irving, TX 75039	Yes	No

Borrower	Sales Office	11811 N. Freeway, Suite 515, Houston, TX 77060	No	No

Borrower	Sales Office	1110 Dayton Rd., Midland, TX 79706*	No	No

Borrower	Sales Office	621 17th Street, Suite 2210, Denver, CO 80202	No	No

Borrower	Sales Office	400 Travis St., Suite 326, Shreveport, LA 71101*	No	No

Borrower	Sales Office	4504 East 67th St, Tulsa, OK 74136	Yes	No

*	Oral lease

Company as Lessor

Company	Use	Location	Consent of Landlord Required?	Key Location?

Borrower	Farm	11707 Highway 152 West, Pampa, TX 79066	No	No

Borrower	Office Space	11707 Highway 152 West, Pampa, TX 79066	No	No

Schedule 3.06(a)

Use of Intellectual Property

None

Schedule 3.07(a)

Subsidiaries

Subsidiary	Jurisdiction of Organization	Authorized Equity Interests	Outstanding Equity Interests
Borrower	Delaware	N/A	100%

As of the Closing Date, no Membership Units are covered by outstanding options, warrants, rights of conversion or purchase and similar rights.

Schedule 3.07(c)

Corporate Organizational Chart

Bourland & Leverich Holdings LLC

100%	i

Bourland & Leverich Supply Co. LLC

Schedule 3.09(c)

Material Agreements

Distribution Agreement between B&L Supply Co., L.C. and TMK IPSCO dated April 29, 2010 (assigned to Borrower on the Closing Date)

Letter Agreement among Anadarko Petroleum Corporation, Bourland & Leverich Supply Co., L.C. and IPSCO Tubulars, Inc. dated January 30, 2008 (assigned to Borrower on the Closing Date)

The Term Loan Credit Agreement

Schedule 3.19

Insurance

Insurer	Policy Type	Description

St Paul Fire & Marine Insurance Company	Workers Comp./Employer Liability—TX, CO, LA, OK	Limits Limit of Employer Liability Per Incident: $1,000,000 Limit for Disease: $1,000,000 Limit per Employee for Disease: $1,000,000

St Paul Fire & Marine Insurance Company	Commercial General Liability/Employee Benefits Liability

Coverages and Limits

Commercial General Liability:

General Aggregate: $2,000,000

Products/Completed Operations Aggregate: $2,000,000

Personal & Advertising Injury Liability: $1,000,000

Each Occurrence Limit: $1,000,000

Fire Legal Liability: $100,000

Medical Expenses (Any One Person): $5,000

Deductible: $10,000 for bodily injury and property damage

Employee Benefits Liability (Claims-Made Form): $1,000,000 Each Wrongful Act; $3,000,000 Total Limit; Deductible:$1,000

Insurer	Policy Type	Description
St Paul Fire & Marine Insurance Company	Automobile

Coverages and Limits

Bodily Injury/Property: $1,000,000

Hired/Borrowed Auto Liability: $1,000,000

Employer’s Non-Owned Auto Liability: $1,000,000

Uninsured/Underinsured Motorists: $1,000,000

Personal Injury Protection (No-Fault): $1,000,000

Physical Damage All Scheduled Vehicles: Actual Cash Value Basis less a deductible of $1,000

St Paul Fire & Marine Insurance Company	Umbrella-1st Layer	Limits $5,000,000 Each Occurrence $10,000 Retained Limit

Everest National	Umbrella- 2nd Layer	Limits $10,000,000 Each Occurrence $10,000,000 Annual Aggregate $10,000 Retained Limit

Arch Specialty	Umbrella – 3rd Layer	Limits $15,000,000 Each Occurrence $15,000,000 Annual Aggregate $10,000 Retained Limit

Insurer	Policy Type	Description
Travelers, Lloyds	Inventory Floater	Coverages/Limits $25,000,000 Loss Limit $67,205,144 (rating basis) Earth Movement: $25,000,000 Flood: $25,000,000

St Paul Fire & Marine Insurance Company	Commercial Property	Limits Total Building Limit: $992,640 Total Contents Limit: $229,135 Business Income Limit: $119,405 (Pampa Property Only) Coinsurance: 80% Valuation: Replacement Cost Deductible(s): $1,000

St Paul Fire & Marine Insurance Company	Motor Truck Cargo	Limit: $375,000 Deductible: $1,000 Valuation: Actual cash value at time of loss

Insurer	Policy Type	Description
St Paul Fire & Marine Insurance Company	Electronic Data Equipment Floater

Value: Items listed on schedule

Total Equipment Value:

$200,000

Data & Media, Programs & Support, Extra Expense: $40,000

Newly Acquired Equipment, New Location, Temp Location, In Transit: $50,000

Deductible: $500

Valuation: Actual cash value at time of loss

St Paul Fire & Marine Insurance Company	Equipment Floater	Value: Items listed on schedule Scheduled Limit: $260,498 Valuation: Actual cash value at time of loss

Schedule 4.01(d)(iv)

Closing Date Indebtedness

None

Schedule 4.01(k)(iii)

Fair Market Value of Mortgaged Property

The owned real property of Borrower located in Pampa, Texas and described on Schedule 3.05(b) has a Fair Market Value of $850,000.

Schedule 5.09

Closing Environmental Actions

Pampa, Texas

Develop and implement a Spill Prevention Control and Countermeasures plan;

Comply with Sections 311 and 312 of the Emergency Planning and Community Right to Know Act regarding reporting of applicable hazardous materials stored on-site, including completion of Tier II submission for diesel fuel;

Register the 8000 gallon diesel fuel tank;

Review facility’s compliance with Texas Solid Waste Regulations and obtain Solid Waste Registration Number, as needed.

Implement required testing and registration of drinking water well and treatment as necessary;

Install secondary containment for the 8,000 gallon diesel tank, one 400 gallon oil tank and one 500 gallon gasoline tank owned and operated by Sellers;

Remove and properly dispose of off-site debris piles located on the Owned Real Property; and

Undertake a Health and Safety Audit to assess compliance with the Occupational Safety and Health Administration’s Hazard Communication Standard and implement compliance requirements.

Schedule 5.14

Post-Closing Matters

The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to the delivery, on or before the date applicable thereto, of each of the following to the Administrative Agent:

(a) on or before October 19, 2010 (or such later date as the Administrative Agent may agree to in writing in its Permitted Discretion), evidence, in form and substance reasonably satisfactory to the Administrative Agent, that each Loan Party (as applicable) has established appropriate Deposit Accounts (including any lockbox accounts) at Regions Bank;

(b) on or before October 19, 2010 (or such later date as the Administrative Agent may agree to in writing in its Permitted Discretion), a Control Agreement, duly authorized, executed and delivered by the Administrative Agent, each Loan Party (as applicable), and Regions Bank, with respect to each Deposit Account (including each lockbox account but other than any Excluded Account) established by each Loan Party (as applicable) at Regions Bank; and

(c) on or before November 19, 2010 (or such later date as the Administrative Agent may agree to in writing in its Permitted Discretion), evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the bank accounts of each Loan Party maintained at Amarillo National Bank hereto have been closed; except, that with respect to any bank account (other than any Excluded Account) that has not been closed on or before November 19, 2010 and is not then subject to a Control Agreement, each Loan Party (as applicable) shall deliver or cause to be delivered to the Administrative Agent, on or before November 19, 2010, a Control Agreement, duly authorized, executed and delivered by the Administrative Agent, each Loan Party (as applicable), and each Borrower and Guarantor (as applicable), and Amarillo National Bank with respect to each such bank account (other than any Excluded Account).

Schedule 6.01(b)

Existing Indebtedness

The Intercompany Subordinated Demand Promissory Note, dated August 19, 2010, by the payors thereto in favor of the payees thereto

Schedule 6.02(c)

Existing Liens

None

Schedule 6.04(b)

Existing Investments

None

Schedule 6.09(c)

Employment Agreements

Employment Agreement, dated July 21, 2010, by and between Bourland & Leverich Supply Co. LLC and Jeff M. Andrews

Employment Agreement, dated July 21, 2010, by and between Bourland & Leverich Supply Co. LLC and Randy W. Norris

Employment Agreement, dated July 21, 2010, by and between Bourland & Leverich Supply Co. LLC and Robert F. Dvorak

EXHIBIT A

[Form of]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

ARTICLE XII                     (the “Assignor”) hereby irrevocably sells and assigns, without recourse, to the                     (the “Assignee”), and the Assignee hereby irrevocably purchases and assumes, from the Assignor, without recourse to the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 11.04(c) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the Loans. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

ARTICLE XIII The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any lien, encumbrance or other adverse claim created by the Assignor and that the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance and (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) except as set forth in (a) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

ARTICLE XIV The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Acceptance, (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement and the other Loan Documents, and (iii) it is not a competitor of the Borrower; (b) confirms that it has received a copy of the Credit Agreement, the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

ARTICLE XV The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, in its sole discretion, be earlier than three Business Days after the date of such acceptance and recording by the Administrative Agent). This Assignment and Acceptance will be delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, the forms specified in Section 2.15(e) of the Credit Agreement, duly completed and executed by such Assignee; (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire, and (c) a processing and recordation fee of $3,500.

ARTICLE XVI Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

ARTICLE XVII From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

ARTICLE XVIII This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[Signature Page Follows]

The terms set forth above are hereby agreed to:

as Assignor

By:
Name:
Title:

as Assignee

By:
Name:
Title:

Accepted:1

[REGIONS BANK,

as Administrative Agent

By:
Name:
Title:	]

[BOURLAND & LEVERICH SUPPLY CO. LLC,

as Borrower

By:
Name:
Title:	]

[1]

Consent of Borrower and the Administrative Agent is required pursuant to Section 11.04(b)(vi) of the Credit Agreement except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as those terms are defined in the Credit Agreement).

SCHEDULE 1

to

Assignment and Acceptance

Effective Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Applicable Loan/Commitment:

Principal Amount Assigned	Percentage Assigned of Loans (set forth, to at least 15 decimals, as a percentage of the Loans of all Lenders thereunder)
$	%

EXHIBIT B

[Form of]

BORROWING REQUEST

           , 2010

Regions Bank,

as Administrative Agent for and on behalf of the Lenders

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager - Bourland & Leverich

Facsimile: (972) 383-7505

Re: Bourland & Leverich Supply Co. LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Principal amount of Borrowing:

(B)	Date of Borrowing
(which is a Business Day):

(C)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(D)	Interest Period and the last day thereof:[1]

(E)	Funds are requested to be disbursed to Borrower’s (or, if applicable, Loan Party’s) account with:

Account No.

[1]	To be inserted if a Eurodollar Borrowing and shall be subject to the definition of “Interest Period” in the Credit Agreement.

B-1

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b)-(d) of the Credit Agreement are satisfied as of the date hereof.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

B-2

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(f) of the Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I am the duly elected, qualified and acting [specify type of Financial Officer] of Borrower and certify in such capacity, and not in any individual capacity, as follows:

1. I have reviewed and am familiar with the contents of this Certificate.

2. Attached hereto as Attachment 1 are the financial statements for the fiscal [quarter][year] ended [                    ] (the “Financial Statements”).

3. I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.10 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this          day of                     , 20         .

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:	[Financial Officer]

C-2-1

ATTACHMENT 1

to

Compliance Certificate

Financial Statements

[See Attached]

C-2-2

ATTACHMENT 2

to

Compliance Certificate

Covenant Computations

[under review by Regions Bank]

The information described herein is as of                     , 20     , and pertains to the fiscal [quarter][year] ended                     , 20     .

1. Consolidated Net Income:[1] (i) - (ii) =	$[ , , ]

(i) the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:	$[ , , ]

(ii) minus, without duplication, the sum of each of the following:	$[ , , ]

(c) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries:

$[ , , ]

(d) plus, the net income of any Subsidiary of Borrower to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or the Term Loan Documents), instrument, Order or other Legal Requirement applicable to that Subsidiary, or (B) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party:

$[ , , ]

(e) plus, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by Borrower or any of its Subsidiaries upon any disposition of assets by Borrower or any of its Subsidiaries out of the ordinary course:

$[ , , ]

[1]

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any non-cash gain or loss as of any date that (i) did not occur in the ordinary course of Borrower’s or its Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior twenty-four month period and is not reasonably expected to occur on a recurring basis in the future.

C-2-3

(f) plus, non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs):	$[ , , ]

(g) plus, unrealized gains and losses with respect to Hedging Obligations:	$[ , , ]

(h) plus, any extraordinary (as determined in accordance with GAAP) or nonrecurring gain (or extraordinary or nonrecurring loss), including any severance or one-time compensation expenses being paid by Sellers substantially contemporaneously with and in connection with the Acquisition, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries:

$[ , , ]

2. Consolidated EBITDA:[2] (i) + (ii) - (iii) =	$[ , , ]

(i) Consolidated Net Income:	$[ , , ]

(ii) plus, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if (A) a corresponding amount of cash would be permitted to be distributed by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document and the Term Loan Documents), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders or (B) to the extent such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note):

$[ , , ]

(a) Consolidated Interest Expense:	$[ , , ]

(b) plus, Consolidated Amortization Expense:	$[ , , ]

(c) plus, Consolidated Depreciation Expense:	$[ , , ]

(d) plus, Consolidated Tax Expense:	$[ , , ]

(e) plus, the aggregate amount of all other non-cash items reducing Consolidated Net Income (including any non-cash deferred compensation, stock option or equity based or other employee benefits based compensation expenses, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period):

$[ , , ]

[2]

Consolidated EBITDA for the fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $13,053,299, $10,495,784 and $17,228,281, respectively. Consolidated EBITDA for the fiscal quarter ended September 30, 2010 will include predecessor Consolidated EBITDA.

C-2-4

(f) plus, fees, costs and expenses incurred in connection with the Transactions in an aggregate amount of up to $4,000,000:	$[ , , ]

(g) plus, any Permitted Management Fees and any Permitted Services Fees to the extent permitted to be paid or accrued:	$[ , , ]

(h) plus, fees, costs and expenses incurred in connection with the offering or issuance of Equity Interests (whether or not consummated):	$[ , , ]

(i) plus, debt discount, debt issuance, fees, charges and commissions incurred in connection with the issuance, prepayment, amendment or refinancing of Indebtedness permitted hereunder (whether or not consummated):

$[ , , ]

(j) [plus, solely for the fiscal quarter ended September 30, 2010, non-recurring expenses incurred prior to the Acquisition in an aggregate amount of up to $250,000][3]:	$[ , , ]

(k) plus, severance or one-time compensation expenses of up to $750,000 in any consecutive four fiscal quarter period:	$[ , , ]

(iii) minus, the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business):	$[ , , ]

[3]	To be included only for the fiscal quarter ended September 30, 2010.

C-2-5

3. Consolidated Interest Expense:[4] (i) + (ii) =	$[ , , ]

(i) total consolidated interest expense (net of interest income) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:	$[ , , ]

(ii) plus, without duplication, the sum of each of the following:	$[ , , ]

(a) imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries:	$[ , , ]

(b) plus, commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings (excluding de minimus processing fees and charges):

$[ , , ]

(c) plus, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries:	$[ , , ]

(d) plus, the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries:	$[ , , ]

(e) plus, all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (i) of the definition of “Indebtedness”:	$[ , , ]

[4]

Subject to: (a) to the extent directly and exclusively related to the consummation of the Transactions, Debt Issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) all interest paid or payable with respect to discontinued operations shall be excluded from the calculation of Consolidated Interest Expense, (c) interest paid or payable on all Indebtedness owing in respect of all intercompany loans among the Loan Parties shall be excluded from the calculation of Consolidated Interest Expense, and (d) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements. Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense for the fiscal quarter ending September 30, 2010 shall be deemed to be $3,855,595. For purposes of calculating Consolidated Interest Expense (a) for the period of four fiscal quarters ending September 30, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the fiscal quarter ending September 30, 2010 multiplied by 4, (b) for the period of four fiscal quarters ending December 31, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period of two consecutive fiscal quarters ending December 31, 2010 multiplied by two and (b) for the period of four fiscal quarters ending March 31, 2011, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period of three consecutive fiscal quarters ending March 31, 2011 multiplied by 1.333.

C-2-6

4. Consolidated Tax Expense

tax expense of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (including, without duplication, any Permitted Tax Distributions):	$[ , , ]

5. Permitted Tax Distributions

payments, dividends or distributions by Borrower to Holdings in an amount equal to the product of the maximum combined federal, state and local income tax rate imposed on a U.S. citizen resident in New York, NY (taking into account the deductibility of state and local taxes for federal income tax purposes), times the taxable income of Borrower and its Subsidiaries, taking into account net losses from prior years (except to the extent not permitted under Section 1446 of the Code or otherwise not permitted as a deduction against taxable income of Borrower and its Subsidiaries):

$[ , , ]

6. Consolidated Indebtedness

without duplication, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries (excluding Indebtedness of the type described in clauses (g) and (h) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, and excluding Shareholder Subordinated Indebtedness):

$[ , , ]

7. Cash Interest Expense: (i) - (ii) =	$[ , , ]

(i) Consolidated Interest Expense:	$[ , , ]

(ii) minus, the sum of each of the following:	$[ , , ]

(a) interest on any debt paid by the permanent increase in the principal amount of such debt including by issuance of additional debt of such kind:	$[ , , ]

(b) plus, items described in clause (c) or, other than to the extent paid in cash, clause (e) of the definition of “Consolidated Interest Expense”:	$[ , , ]

C-2-7

8. Debt Service (i) + (ii) =	$[ , , ]

(i) Cash Interest Expense:	$[ , , ]

(ii) plus, scheduled and principal amortization (as adjusted by any voluntary or mandatory prepayments and repayments) of all Indebtedness:[5]	$[ , , ]

9. Consolidated Fixed Charge Coverage Ratio: (i) / (ii) = [ . :1.00]	Required: 1.10:1.00

(i) (a) - (b) =	$[ , , ]

(a) Consolidated EBITDA:	$[ , , ]

(b) minus, the sum of each of the following:	$[ , , ]

(1) the aggregate amount of Capital Expenditures (other than Capital Expenditures financed with the proceeds of one or more Equity Issuances), to the extent paid in cash:	$[ , , ]

(2) plus, all cash payments made in respect of Consolidated Tax Expense (net of any cash refund in respect of income taxes actually received):	$[ , , ]

(3) plus, all cash Dividends paid to Holdings by Borrower as permitted in Section 6.08:	$[ , , ]

(4) plus, all write-downs of Inventory and Accounts:	$[ , , ]

(5) plus, all Permitted Management Fees and Permitted Services Fees paid or accrued:	$[ , , ]

(6) plus, any gain (or loss) realized during upon any disposition of Inventory and Accounts out of the ordinary course:	$[ , , ]

(7) plus, all severance and one-time compensation expenses:	$[ , , ]

(ii) Debt Service:	$[ , , ]

[5]	The amount of principal amortization of the Term Loan Indebtedness for each fiscal quarter prior to September 30, 2011 shall be deemed to be $6,250,000 for each applicable Test Period.

C-2-8

10. Capital Expenditures:[6] (i) + (ii) =	$[ , , ]

	Permitted: $[ , , ]	[7]

(i) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP:

$[ , , ]

(ii) plus (a) - (b) =	$[ , , ]

(a) Capital Lease Obligations incurred by such persons with respect to real or personal property acquired during the period, or Synthetic Lease Obligations incurred by such persons during the period:	$[ , , ]

(b) minus expenditures made directly for the exclusive purpose of consummating (1) the Acquisition and (2) any Permitted Acquisitions:	$[ , , ]

11. Dividends: sum of (i) through (viii) =	$[ , , ]

(i) all Dividends in accordance with Section 6.08(a):	$[ , , ]

(ii) plus, all Dividends in accordance with Section 6.08(b):	$[ , , ]

(iii) plus, all Dividends in accordance with Section 6.08(c):	$[ , , ]

(iv) plus, all Dividends in accordance with Section 6.08(d):	$[ , , ]

(v) plus, all Dividends in accordance with Section 6.08(e):	$[ , , ]

(vi) plus, all Dividends in accordance with Section 6.08(f):	$[ , , ]

(vii) plus, all Dividends in accordance with Section 6.08(g):	$[ , , ]

(viii) plus, all Dividends in accordance with Section 6.08(h):	$[ , , ]

[6]

If the aggregate amount of Capital Expenditures made in any Test Period year shall be less than the maximum amount of Capital Expenditures permitted under Section 6.10(b) of the Credit Agreement for such Test Period (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under Section 6.10(b) of the Credit Agreement for the immediately succeeding (but not any other) fiscal year, and in determining whether any amount is available for carryover, the amount expended in any Test Period shall first be deemed to be from the amount allocated to such Test Period (before giving effect to any carryover). In addition, the Loan Parties may make additional Capital Expenditures subsequent to the completion of any Permitted Acquisition on assets used by the acquired businesses in an aggregate amount not to exceed 5.0% of pro forma EBITDA of such acquired businesses during any Test Period year.

[7]	For the purposes of determining compliance, Capital Expenditures shall not include any Capital Expenditures financed with the proceeds of any substantially concurrent Equity Issuance by Holdings.

C-2-9

EXHIBIT D

[Form of]

INTERCOMPANY NOTE

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Note Number:	Dated: , 20

FOR VALUE RECEIVED, Holdings (as defined below), and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of such other Group Member that makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Term Loan Credit Agreement (as defined below) or the ABL Credit Agreement (as defined below), as applicable.

Reference is made to (i) that certain Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto (the “Term Loan Lenders”) and Jefferies Finance LLC, as administrative agent for the Term Loan Lenders, as collateral agent (in such capacity, the “Term Loan Collateral Agent”) for the Secured Parties (as defined therein, the “Term Loan Secured Parties”), as lead arranger, as bookrunner and as syndication agent, (ii) that certain Credit Agreement dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”) among the Borrower, Holdings, the lenders from time to time party thereto (the “ABL Lenders”), Regions Bank, as administrative agent for the ABL Lenders and as co-collateral agent (in such capacity, the “ABL Collateral Agent”) for the Secured Parties (as defined therein, the “ABL Secured Parties”), RBS Business Capital, a division of RBS Asset Finance, Inc., as co-collateral agent for the ABL Secured Parties, Regions Bank, as swingline lender for the ABL Lenders, and Regions Bank, as issuing bank for the ABL Lenders and (iii) that certain Intercreditor Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) between the Term Loan Collateral Agent and the ABL Collateral Agent, and acknowledged and agreed to by Borrower and Holdings.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Each Payor and any endorser of this Promissory Note hereby waives (to the extent permitted by applicable law) presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to (i) the ABL Collateral Agent, for the benefit of the ABL Secured Parties, as security for such Payee’s Obligations under the ABL Credit Agreement, the Security Agreement and the other Loan Documents to which such Payee is a party and (ii) the Term Loan Collateral Agent, for the benefit of the Term Loan Secured Parties, as security for such Payee’s Obligations under the Term Loan Credit Agreement, the Security Agreement and the other Loan Documents to which such Payee is a party. Subject to the terms of the Intercreditor Agreement, each Payor acknowledges and agrees that (i) upon the occurrence and during the continuation of an Event of Default under the ABL Credit Agreement, the ABL Collateral Agent may, from time to time, exercise all the rights and remedies of the Payees that are Loan Parties under this Promissory Note in accordance with the terms and conditions of the ABL Credit Agreement, the Security Agreement and the other Loan Documents, and (ii) upon the occurrence and during the continuation of an Event of Default under the Term Loan Credit Agreement, the Term Loan Collateral Agent may, from time to time, exercise all the rights and remedies of the Payees that are Loan Parties under this Promissory Note in accordance with the terms and conditions of the Term Loan Credit Agreement, the Security Agreement and the other Loan Documents, and, in each case, such exercise of rights and remedies will not be subject to any abatement, reduction, recoupment, defense (other than indefeasible payment in full in cash), setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations under each of the ABL Credit Agreement and Term Loan Credit Agreement until all of the Obligations (other than unasserted contingent indemnification obligations) have been performed and indefeasibly paid in full in immediately available funds; provided, that each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing under either the ABL Credit Agreement or the Term Loan Credit Agreement; and provided further, that upon the waiver, remedy or cure of each such Event of Default, so long as no other Event of Default shall have occurred and be then continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of Event of Default, current. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to the ABL Collateral Agent, any ABL Secured Party, the Term Loan Collateral Agent or any Term Loan Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the ABL Collateral Agent, any ABL Secured Party, the Term Loan Collateral Agent and any Term Loan Secured Party in such assets. Except as expressly permitted by the each Credit Agreement and the respective Loan Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Obligations under each such Credit Agreement (other than unasserted contingent indemnification obligations) shall have been performed and indefeasibly paid in full in immediately available funds.

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Group Member, (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Group

Member (except any amendments or amendments and restatements of this Promissory Note made in accordance with the terms of each Credit Agreement, any supplements to Schedule A hereto made hereby in accordance with the terms hereof, or any promissory notes which evidence advances of funds which are proceeds of the sale of Collateral (as such term is defined in each of the Credit Agreements), and (iii) does not evidence loans and advances of funds which are proceeds of the sale of Collateral.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable Legal Requirements by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

From time to time after the date hereof, additional Subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Promissory Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Promissory Note.

[Signature Page Follows]

IN WITNESS WHEREOF, each Payor and Payee has caused this Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[PAYEE/PAYOR]

By:
Name:
Title:

SCHEDULE A

to

Intercompany Note

TRANSACTIONS

ON

INTERCOMPANY DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                  all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated August 19, 2010 (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by Holdings and each Subsidiary thereof or any other person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) that are Loan Parties on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and, if such Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated:

[PAYEE], as a Payee

By:
Name:
Title:

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Regions Bank,

    as Administrative Agent for and on behalf of the Lenders

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager - Bourland & Leverich

Facsimile: (972) 383-7505

Re: Bourland & Leverich Supply Co. LLC

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders, Borrower hereby gives the Administrative Agent notice that Borrower hereby requests:

[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $            in principal amount of presently outstanding Eurodollar Borrowings with a final Interest Payment Date of                              ,         to ABR Borrowings on                              ,         (which is a Business Day).]

[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $            in principal amount of presently outstanding ABR Borrowings to Eurodollar Borrowings on                              ,         (which is a Business Day). The Interest Period for such Eurodollar Borrowings is             month[s].]

[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $            in presently outstanding Eurodollar Borrowings with a final Interest Payment Date of                              ,         (which is a Business Day). The Interest Period for such Eurodollar Borrowings is             month[s].]

[Signature Page Follows]

E-1

Very truly yours,

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

E-2

EXHIBIT F

[Form of]

LANDLORD ACCESS AGREEMENT

Regions Bank, in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (together with its successors and assigns in such capacity, “Agent”), and the financial institutions which are parties to the Credit Agreement as lenders (collectively, “Lenders”) and Jefferies Finance LLC, in its capacity as agent (together with its successors and assigns in such capacity, “Term Loan Agent”) pursuant to the Term Loan Credit Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (collectively, together with their respective successors and assigns, “Term Loan Lenders”), have entered or are about to enter into financing arrangements with Bourland & Leverich Supply Co. LLC (“Debtor”) pursuant to which Agent and Term Loan Agent has been granted a security interest in all of Debtor’s and certain of its affiliates’ personal property, including, but not limited to, inventory and equipment (hereinafter “Personal Property”). For purposes of this Landlord Access Agreement, the term “Personal Property” does not include plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures. Some of the Personal Property has or may from time to time become affixed to or be located on, wholly or in part, the real property leased by Debtor or its affiliates located at                     , the legal description of which may be attached hereto as Exhibit A (the “Premises”). The undersigned is the owner or lessor of the Premises. The term “Credit Agreement” as used herein shall mean the Credit Agreement by and among Debtor, certain of its affiliates, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The term “Term Loan Credit Agreement” as used herein shall mean the Credit Agreement by and among by and among Debtor, certain of its affiliates, Term Loan Agent and Term Loan Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

In order for Agent, Lenders, Term Loan Agent and Term Loan Lenders to consider making loans or providing other financial accommodations to Debtor or its affiliates in reliance upon the Personal Property as collateral, the undersigned agrees as follows:

ARTICLE XIX The undersigned waives and relinquishes any landlord’s lien, rights of levy or distraint, claim, security interest or other interest the undersigned may now or hereafter have in or with respect to any of the Personal Property, whether for rent or otherwise.

ARTICLE XX The Personal Property may be installed in or located on the Premises and is not and shall not be deemed a fixture or part of the real property but shall at all times be considered personal property.

ARTICLE XXI Agent, at its option, for itself and for the benefit of Lenders , may enter and use the Premises for the purpose of repossessing, removing, selling or otherwise dealing with any of the Personal Property, and such license shall be irrevocable and shall continue from the date Agent enters the Premises pursuant to the rights granted to it herein for a period not to exceed one hundred twenty (120) days or if later, until the receipt by Agent of written notice from the undersigned directing removal of the Personal Property; provided, that, (a) for each day that Agent uses the Premises pursuant to the rights granted to it herein, unless the undersigned has otherwise been paid rent in respect of any of such period, Agent shall pay the regularly scheduled rent provided under the lease relating to the Premises between the undersigned and Debtor (the “Lease”), prorated on a per diem basis to be determined on a thirty (30) day month, without thereby assuming the Lease or incurring any other obligations of Debtor, and (b) any damage to the Premises caused by Agent or its representatives will be repaired by Agent at the sole expense of Lenders.

ARTICLE XXII The undersigned agrees to send notice in writing of any termination of, or default, abandonment or surrender under, the Lease to:

Regions Bank, as Agent

5001 Spring Valley Road Suite 153-W

Dallas, Texas 75244

Attention: Jon Eckhouse

Facsimile No.: (972) 383-7505

Upon receipt of such notice, Agent shall have the right, but not the obligation, to cure such default with ten (10) days thereafter. Any payment made or act done by Agent to cure any such default shall not constitute an assumption of the Lease or any obligations of Debtor.

ARTICLE XXIII The undersigned agrees that, from and after the date of receipt by you of a notice (the “Agency Notice”) from Agent (i) indicating that from and after the date of such Agency Notice, the “Agent” hereunder shall be deemed to be Term Loan Agent, and (ii) directing you to follow all written instructions received from Term Loan Agent hereunder pertaining to your provision of access to the Premises to Term Loan Agent from and after the date of such Agency Notice, the undersigned shall act hereunder in accordance with the written instructions of Term Loan Agent and agrees to send notice in writing of any termination of, or default, abandonment or surrender under, the Lease to:

Jefferies Finance LLC, as Term Loan Agent

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – Bourland & Leverich Supply Co.

Facsimile No.: (212) 284-3444

ARTICLE XXIV This Landlord Access Agreement may not be changed or terminated orally or by course of conduct. The undersigned shall notify any purchaser of the Premises or of its business of this Landlord Access Agreement and its terms and this Landlord Access Agreement is binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned and inures to the benefit of Agent, Lenders and their respective successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dated this              day of             , 20    .

[NAME OF LANDLORD]

By:
Name:
Title:

Address:

Fax No.:

[Signature Page to Landlord Access Agreement]

ACKNOWLEDGMENT TO BE MADE BY LANDLORD

(INDIVIDUAL)

STATE OF

ss:

COUNTY OF:

I,                    , a Notary Public within and for said County, in the State aforesaid, duly commissioned and acting, do hereby certify that on this                     day of                     , 2010, personally appeared before me                      , the Landlord named in the foregoing Landlord Access Agreement, to me personally known to be the person who signed said Landlord Access Agreement, who, being by me duly sworn and being informed of the contents of said Landlord Access Agreement, stated and acknowledged under oath that he signed, executed, sealed and delivered same as his free and voluntary act and deed, for the uses, purposes and considerations therein mentioned and set forth.

WITNESS my hand and seal as such Notary Public the day and year in this certificate above written.

Notary Public

[Notary Page to Landlord Access Agreement]

LANDLORD ACKNOWLEDGMENT

(PARTNERSHIP)

STATE OF

ss:

COUNTY OF:

I,                    , a Notary Public within and for said County, in the State aforesaid, duly commissioned and acting, do hereby certify that on this                     day of                    , 2010, personally appeared before me                      and                     , the Landlord named in the foregoing Landlord Access Agreement, to me personally known to be the person who signed said Landlord Access Agreement, stated and acknowledged under oath that they are Partners of                     the Partnership named in and which executed the said Landlord Access Agreement, and that they signed, executed, sealed and delivered same individually and on behalf of the said Partnership, with authority, as their and its free and voluntary act and deed for the uses, purposes and considerations therein mentioned and set forth.

WITNESS my hand and seal as such Notary Public the day and year in this certificate above written.

Notary Public

[Notary Page to Landlord Access Agreement]

LANDLORD ACKNOWLEDGMENT

(CORPORATION)

STATE OF

ss:

COUNTY OF:

I,                    , a Notary Public within and for said County, in the State aforesaid, duly commissioned and acting, do hereby certify that on this                     day of                    , 2010, personally appeared before me                     (Name of Signer for Landlord) to me personally known to be the person who signed the foregoing Landlord Access Agreement, and who, being by me duly sworn and being informed of the contents of said Landlord Access Agreement, stated and acknowledged to me under oath that he is                      (Title) of                      the Corporation named in and which executed the said Landlord Access Agreement, and that same was signed, sealed, executed and delivered by him in the name of and on behalf of the said Corporation by authority of its Board of Directors and that the execution of said Landlord Access Agreement was his free and voluntary act and deed in his said capacity and acknowledged to me that said Corporation executed the same as its voluntary and was by him voluntarily executed, on behalf of said Corporation for the uses, purposes and consideration therein mentioned and set forth.

WITNESS my hand and seal as such Notary Public the day and year in this certificate above written.

Notary Public

[Notary Page to Landlord Access Agreement]

Exhibit A

to

Landlord Access Agreement

Legal Description of Premises

[To be completed by Debtor/Landlord]

EXHIBIT G

[Form of]

LC REQUEST

[Date]

Regions Bank,

    as Administrative Agent

    for the Lenders referred to below

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager - Bourland & Leverich

Facsimile: (972) 383-7505

Regions Bank,

    as Issuing Bank

    for the Lenders referred to below

Dallas, Texas 75244

Attention: Account Manager - Bourland & Leverich

Facsimile: (972) 383-7505

Re: Bourland & Leverich Supply Co. LLC

Ladies and Gentlemen:

The undersigned, Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), hereby makes reference to that certain Credit Agreement, dated as of August 19, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Bourland & Leverich Holdings LLC a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors, the lenders party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives notice, pursuant to Section 2.18(b) of the Credit Agreement, that Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in connection therewith sets forth below the information relating to such issuance (the “Proposed Issuance”):

(a)	The requested date of the Proposed Issuance:

(which is a Business Day)

(b)	The face amount of the proposed Letter of Credit:
$

(c)	The requested expiration date of such Letter of Credit:

(d)	The name and address of the beneficiary of such requested Letter of Credit is:

(e)	The Proposed Issuance is requested for the account of [Borrower] [Subsidiary] (provided that Borrower shall remain jointly and severally liable as co-applicant).

(f)	Any documents to be presented by such beneficiary in connection with any drawing hereunder, including any certificate(s), application or form of such requested Letter of Credit, are attached hereto as Attachment 1 or described therein.

In connection with a request for an amendment, renewal or extension of any outstanding Letter of Credit, Borrower sets forth the information below relating to such proposed amendment, renewal or extension:

(i)	A copy of the outstanding Letter of Credit requested to be amended, renewed or extended is attached hereto as Attachment 2.

(ii)	The proposed date of amendment, renewal or extension thereof: (which shall be a Business Day)

(iii)	The proposed expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date)

(iv)	The nature of the proposed amendment, renewal or extension:

The undersigned hereby represents and warrants that, on the date of the Proposed Issuance or any amendment, renewal or extension of an outstanding Letter of Credit, and after giving effect thereto, each of the following:

(A)	The LC Exposure does not exceed the LC Commitment;

(B)	The total Revolving Exposures does not exceed the total Revolving Commitments; and

(C)	The conditions set forth in Article IV of the Credit Agreement in respect of such Proposed Issuance or amendment, renewal or extension of an outstanding Letter of Credit are satisfied.

[Remainder of This Page Intentionally Left Blank]

Very truly yours,

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

ATTACHMENT 1

to

LC Request

Documents required by Issuing Bank

[See Attached]

ATTACHMENT 2

to

LC Request

Outstanding Letters of Credit

[See Attached]

EXHIBIT H-1

[Form of]

REVOLVING NOTE

$[ ]	New York, New York [ ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                                                               (“Lender”), at the offices of REGIONS BANK, as administrative agent (in such capacity, the “Administrative Agent”) pursuant to the Credit Agreement (as hereinafter defined) for the financial institutions party thereto as Lenders, at its address at 5001 Spring Valley Road Suite 153-W, Dallas, Texas 75244, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                                  DOLLARS AND NO CENTS ($                            ) or, if less, the aggregate unpaid amount of all Revolving Loans made to the undersigned under the Credit Agreement). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Revolving Note is a Note issued pursuant to that certain Credit Agreement, dated as of August 19, 2010, by and among the Borrower, Bourland & Leverich Holdings LLC, Lender, the other financial institutions party thereto as Lenders, the Administrative Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Loan made by Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided, that, the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Loans made by Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The indebtedness evidenced hereby and all other amounts payable hereunder shall be the joint and several obligation of the Borrower.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

H-1-1

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

THIS REVOLVING NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS REVOLVING NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

[Remainder of This Page Intentionally Left Blank]

H-1-2

THIS REVOLVING NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

H-1-3

EXHIBIT H-2

[Form of]

SWINGLINE NOTE

$5,000,000	New York, New York [ ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to the order of REGIONS BANK (“Swingline Lender”), at the offices of REGIONS BANK, as administrative agent (in such capacity, the “Administrative Agent”) pursuant to the Credit Agreement (as hereinafter defined) for the financial institutions party thereto as Lenders, at its address at 5001 Spring Valley Road Suite 153-W, Dallas, Texas 75244, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of FIVE MILLION DOLLARS AND NO CENTS ($5,000,000) or, if less, the aggregate unpaid amount of all Swingline Loans made to the undersigned under the Credit Agreement). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Swingline Note is a Note issued pursuant to that certain Credit Agreement, dated as of August 19, 2010, by and among the Borrower, Bourland & Leverich Holdings LLC, the financial institutions party thereto as Lenders, the Administrative Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Swingline Lender, and Regions Bank, as issuing bank for the Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Swingline Loan made by Swingline Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided, that, the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Swingline Note in respect of the Swingline Loans made by Swingline Lender to the Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The indebtedness evidenced hereby and all other amounts payable hereunder shall be the joint and several obligation of the Borrower.

If any payment on this Swingline Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Swingline Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

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Time is of the essence of this Swingline Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

THIS SWINGLINE NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS SWINGLINE NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

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THIS SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

H-2-3

EXHIBIT I-1

[Form of]

PRE-CLOSING UCC DILIGENCE CERTIFICATE

In connection with a proposed transaction by and among Bourland & Leverich Supply Co. LLC (the “Debtor”) and Jefferies Finance LLC, as collateral agent under the secured credit facility (the “Term Collateral Agent”) and a proposed transaction by and among Debtor and Regions Bank, as collateral agent under the revolving credit facility (“Revolving Collateral Agent” and together with the Term Collateral Agent, the “Collateral Agents”), each of the Debtor and, where applicable, Bourland & Leverich Holdings LLC (the “Parent”) hereby certifies on behalf of itself as follows:

I. CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Debtor or Parent is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and the Parent are as follows:

Name of Debtor/Parent	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Debtor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and the Parent as of the closing date of the secured credit facility (the “Closing Date”) will be as follows:

C. Special Debtors. Except as specifically identified below the Debtor is not a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name that will be used by the Debtor on or after the Closing Date:

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Trade/Assumed Name

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, the Debtor has not changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

F. Prior Addresses.

Except as set forth below, the Debtor has not changed its chief executive office, or principal residence if the Debtor is a natural person, within the past five (5) years:

The Debtor’s address prior the Closing Date is:

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, the Debtor has not acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

H. Corporate Ownership and Organizational Structure.

Set forth below is a list of all equity interests issued by the Debtor:

Issuer	Holder	# of Shares Owned	Total Shares Outstanding	Certificate No. (if uncertificated, please indicate so)	Par Value

II. INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Debtor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Debtor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

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3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Debtor customarily maintains in excess of $10,000:

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Debtor or in the principal amount of greater than $10,000:

B. Intellectual Property. Set forth below is a list of all registered copyrights, patents, registered trademarks, and all applications for registration or issuance of copyrights, patents and trademarks, owned by the Debtor.

1. Copyrights and Copyright Applications

2. Patents and Patent Applications

3. Trademarks and Trademark Applications

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of the Debtor:

Address	Town	State	Zip Code	County/Parish	Asset Description	Estimated Value

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Debtor currently maintains or has maintained any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Debtor (whether or not in the possession of such Debtor) within the past five (5) years:

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Debtor owns or leases any real property:

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Debtor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Debtor owns, leases or has an interest in any wellhead or minehead:

3. Timber to be Cut. Set forth below are all locations where the Debtor owns goods that are timber to be cut:

III. AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Debtor, hereby authorizes each of the Collateral Agents to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as such Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to such Collateral Agent under such Collateral Agent’s security agreement. Such financing statements may describe the collateral in the same manner as described in the applicable security agreement or may contain an indication or description of collateral that describes such property in any other manner as such Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to such Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

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IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate to be executed as of the date first written above by its officer thereunto duly authorized.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

BOURLAND & LEVERICH HOLDINGS LLC

By:
Name:
Title:

I-1-5

EXHIBIT I-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

Reference is hereby made to (i) that certain security agreement, dated as of August 19, 2010 (the “Security Agreement”), among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Debtor”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Parent”), Regions Bank, as administrative agent (in such capacity, the “Administrative Agent” is used herein with the meaning assigned to such term in the Security Agreement) for the Lenders, and Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-collateral agents (in such capacities, the “Collateral Agents”) for the Secured Parties, and (ii) that certain credit agreement, dated as of August 19, 2010 (the “Credit Agreement”), among Borrower, Parent, the Lenders from time to time party thereto, the Administrative Agent, the Collateral Agents, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. This Perfection Certificate Supplement is delivered pursuant to Section 5.12(b) of the Credit Agreement.

Each of the undersigned hereby certifies to the Administrative Agent and each of the Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

I. CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Debtor or Parent is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and the Parent are as follows:

Name of Debtor/Parent	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Debtor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and the Parent as of the closing date of the secured credit facility (the “Closing Date”) will be as follows:

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C. Special Debtors. Except as specifically identified below the Debtor is not a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name that will be used by the Debtor on or after the Closing Date:

Trade/Assumed Name

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, the Debtor has not changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

F. Prior Addresses.

Except as set forth below, the Debtor has not changed its chief executive office, or principal residence if the Debtor is a natural person, within the past five (5) years:

The Debtor’s address prior the Closing Date is:

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, the Debtor has not acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

H. Corporate Ownership and Organizational Structure.

Set forth below is a list of all equity interests issued by the Debtor:

Issuer	Holder	# of Shares Owned	Total Shares Outstanding	Certificate No. (if uncertificated, please indicate so)	Par Value

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II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Debtor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Debtor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Debtor customarily maintains in excess of $10,000:

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Debtor or in the principal amount of greater than $10,000:

B. Intellectual Property. Set forth below is a list of all registered copyrights, patents, registered trademarks, and all applications for registration or issuance of copyrights, patents and trademarks, owned by the Debtor.

1. Copyrights and Copyright Applications

2. Patents and Patent Applications

3. Trademarks and Trademark Applications

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of the Debtor:

Address	Town	State	Zip Code	County/Parish	Asset Description	Estimated Value

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D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Debtor currently maintains or has maintained any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Debtor (whether or not in the possession of such Debtor) within the past five (5) years:

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Debtor owns or leases any real property:

Debtor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Debtor owns, leases or has an interest in any wellhead or minehead:

3. Timber to be Cut. Set forth below are all locations where the Debtor owns goods that are timber to be cut:

III. AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Debtor, hereby authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Administrative Agent under the Security Agreement. Such financing statements may describe the collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

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IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate to be executed as of the date first written above by its officer thereunto duly authorized.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:

BOURLAND & LEVERICH HOLDINGS LLC

By:
Name:
Title:

I-2-5

EXHIBIT J

[Form of]

SECURITY AGREEMENT

[See Attached]

J-1

EXHIBIT K

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties (as defined in the Credit Agreement), Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders.

Pursuant to Section 2.15(e) of the Credit Agreement, the undersigned certifies that it is not a bank (as such term is used in Section 881(c)(3)(A), of the Internal Revenue Code of 1986, as amended).

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:            , 20

K-1

EXHIBIT L

[Form of]

SOLVENCY CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, Regions Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-Collateral Agents for the Secured Parties, Regions Bank, as swingline lender for the Lenders, and Regions Bank, as issuing bank for the Lenders. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement. The undersigned, [            ], Chief Financial Officer of Borrower, solely in [his/her] capacity as Chief Financial Officer of Borrower and not in individual capacity, does hereby certify as of the date hereof pursuant to Section 4.01(g) of the Credit Agreement, as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans on the Closing Date:

(a)	The fair value of the properties of the Borrower, individually, and the Loan Parties, on a consolidated basis, will exceed their respective debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Borrower, individually, and the Loan Parties, on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	The Borrower, individually, and the Loan Parties, on a consolidated basis generally will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)	The Borrower, individually, and the Loan Parties, on a consolidated basis will not have unreasonably small capital with which to conduct the respective businesses in which they are engaged as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date;

(e)	For purposes of this solvency certificate (this “Certificate”), the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability and takes into account contractual and common law rights of contribution among the Guarantors, including the rights of contribution set forth in Section 7.10 of the Credit Agreement;

(f)	No Loan Party has, in consummating the transactions contemplated by the Credit Agreement, incurred any obligation under the Credit Agreement with actual intent to hinder, delay, or defraud either present or future creditors; and

(g)	In reaching the conclusions set forth in this Certificate, the undersigned has considered, the financial statements referred to in Section 3.04(a) of the Credit Agreement and such other facts, circumstances and maters as the undersigned has deemed appropriate. In reaching the conclusions set forth in this Certificate, the undersigned has also made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each Loan Party after consummation of the Transactions.

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The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with the making of the Loans pursuant to the Credit Agreement.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:
Name:
Title:	Chief Financial Officer

EXHIBIT M-1

[Form of]

MANAGEMENT FEE SUBORDINATION AGREEMENT

This Management Fee Subordination Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, this “Agreement”), is entered into by and among Jefferies Capital Partners LLC (“JCP”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), Jefferies Finance LLC, in its capacity as administrative agent for the lenders under the Term Loan Credit Agreement (as defined below) (the “Term Loan Lenders”) and collateral agent for the Secured Parties (as defined in the Term Loan Credit Agreement, the “Term Loan Secured Parties”) (in such capacities, the “Term Loan Agent”), Regions Bank, in its capacity as administrative agent for the lenders under the ABL Credit Agreement (as defined below) (the “ABL Lenders” and, together with the Term Loan Lenders, the “Lenders” and each a “Lender”) and co-collateral agent for the Secured Parties (as defined in the ABL Credit Agreement, the “ABL Secured Parties” and, together with the Term Loan Secured Parties, the “Secured Parties”) (in such capacities, the “ABL Agent” and, together with the Term Loan Agent, the “Agents” and each an “Agent”), and each of the Companies. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Term Loan Credit Agreement or the ABL Credit Agreement, as applicable.

WHEREAS, JCP and Holdings entered into that certain Management Agreement, dated as of August 19, 2010 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with its terms and in accordance with the terms of the Credit Agreement, the “Management Agreement”), pursuant to which Holdings agreed to pay to JCP certain fees, expenses, costs and other amounts (together with any other obligation of Holdings or any Company to JCP arising pursuant to, or in connection with, the Management Agreement, including any fees, costs, expenses, indemnities and any other monetary obligation, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), the “Management Fees”), and JCP agreed to provide certain services, as more specifically set forth therein.

WHEREAS, pursuant to that certain Credit Agreement, dated as August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”), Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Holdings, the Term Loan Lenders, the Term Loan Agent, Jefferies Finance LLC, as lead arranger, bookrunner and syndication agent, the Term Loan Lenders intend to make Loans to Borrower, and each Loan Party has agreed to pay, or guarantee the payment of, the Obligations under the Term Loan Credit Agreement and under the other Loan Documents (the “Term Loan Obligations”).

WHEREAS, pursuant to that certain Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”) among Borrower, Holdings, the ABL Lenders, the ABL Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-collateral agents for the ABL Secured Parties, Regions Bank, as swingline lender for the ABL Lenders, and Regions Bank, as issuing bank for the ABL Lenders, the ABL Lenders intend to make Loans to Borrower, and each Loan Party has agreed to pay, or guarantee the payment of, the Obligations under the ABL Credit Agreement and under the other Loan Documents (the “ABL Obligations” and together with the Term Loan Obligations, the “Obligations”).

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WHEREAS, the ABL Agent and the Term Loan Agent entered in that certain Intercreditor Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”).

WHEREAS, the Agents and the Lenders have agreed to enter into the Credit Agreements and to extend credit as contemplated thereby only if JCP, Holdings and each of the Companies enter into this Agreement and subordinate all claims and rights in respect of the Management Fees to the Obligations to the extent and in the manner hereinafter set forth.

NOW THEREFORE, in consideration of the premises hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I Subordination.

Section 1.01 The parties hereto hereby acknowledge and agree that any Management Fees are intended to be, and shall be, subordinated to: (i) the prior payment in full in cash of the Obligations under the ABL Credit Agreement and the other Loan Documents, including, without limitation, all principal amounts, reimbursement obligations, interest and fees (including any interest and fees accruing subsequent to a Proceeding (as defined below) whether or not such interest or fees constitute allowed claims in any such Proceeding), and premium, if any, and (ii) termination of the commitments in respect thereof (the occurrence of the events specified in both clauses (i) and (ii) of this paragraph, the “Discharge of ABL Obligations”).

Section 1.02 The parties hereto hereby acknowledge and agree that any Management Fees are intended to be, and shall be, subordinated to: (i) the prior payment in full in cash of the Obligations under the Term Loan Credit Agreement and the other Loan Documents, including, without limitation, all principal amounts, reimbursement obligations, interest and fees (including any interest and fees accruing subsequent to a Proceeding (as defined below) whether or not such interest or fees constitute allowed claims in any such Proceeding), and premium, if any, and (ii) termination of the commitments in respect thereof (the occurrence of the events specified in both clauses (i) and (ii) of this paragraph, the “Discharge of Term Loan Obligations” and, together with the “Discharge of ABL Obligations, the “Discharge of Obligations”).

Section 1.03 The parties hereto hereby agree that any payment or distribution of any kind or character by any Company to Holdings for payment to JCP (or any Affiliate thereof) under the Management Agreement, whether in cash, property, securities (other than Permitted Junior Securities (as defined below)) or otherwise (a “Management Fee Payment”) is subordinated to the Obligations to the extent and in the manner provided in this Agreement. The parties hereto hereby agree that no Management Fee Payment shall be made, directly or indirectly, by or on behalf of Holdings (to the extent made with any payment or distribution from a Company) or any Company following the occurrence and during the continuation of a Default or an Event of Default until the Discharge of the Obligations; provided that, so long as no Event of Default under Sections 8.01(g) or (h) of each Credit Agreement has occurred and is then continuing, the Companies may make the payments to Holdings or JCP to the extent (and only to the extent) expressly permitted by Section 6.08 of each Credit Agreement. For purposes of this Agreement, “Permitted Junior Securities” shall mean any unsecured debt or equity securities of Holdings or any Company that are distributed to JCP in respect of any Management Fee Payments pursuant to a confirmed plan of reorganization or adjustment that (i) are subordinated in right of payment to the Obligations to at least the same extent as the Management Fee Payments are subordinated to the Obligations pursuant to this Agreement, and (ii) do not have any material terms, and are not subject to or entitled to the benefit of any agreement or instrument that has material terms, that are less favorable (taken as a whole) to the Lenders than are the terms in the Management Agreement.

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Section 1.04 Notwithstanding the foregoing provisions of this Agreement, if any Management Fee Payment shall be received by JCP at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held in trust for the benefit of the Secured Parties and shall be paid or delivered (together with any necessary or reasonably requested endorsement) forthwith by JCP to (i) the ABL Agent for application in accordance with the ABL Credit Agreement to the payment of all ABL Obligations thereunder remaining unpaid, to the extent necessary to pay in full in cash all ABL Obligations then outstanding thereunder, after giving effect to any concurrent payment or distribution to the ABL Secured Parties, and (ii) after the Discharge of ABL Obligations, the Term Loan Agent for application in accordance with the Term Loan Credit Agreement to the payment of all Term Loan Obligations thereunder remaining unpaid, to the extent necessary to pay in full in cash all Term Loan Obligations then outstanding thereunder, after giving effect to any concurrent payment or distribution to the Term Loan Secured Parties.

ARTICLE II Subrogation. Subject to the prior occurrence of the Discharge of Obligations, JCP shall be subrogated to the rights of the Secured Parties to receive payments or distributions of cash, property or securities of the Companies applicable to the Obligations, to the extent of any payments or distributions payable to JCP that have been applied to the payment of the Obligations until all Management Fee Payments due or to become due shall be paid in full in cash.

ARTICLE III Remedies.

Section 3.01 Subject to the prior occurrence of the Discharge of the Obligations, JCP shall not (i) demand, attempt to collect or commence any legal proceedings to collect any Management Fees, provided that Management Fees may be collected without legal process if at such time such Management Fees are permitted to be paid pursuant to the terms of Section 1(c) of this Agreement and JCP may deliver a notice of default or any other notice to Holdings under the Management Agreement; (ii) institute any other actions or proceedings to enforce its rights or interests under the Management Agreement or otherwise with respect to any Management Fees; (iii) take or accept any security interest or lien upon any collateral or assets of any Company to secure its rights with respect to any Management Fees; (iv) exercise any rights to set-off or counterclaim any obligations of JCP against any of the Management Fees, provided that Management Fees may be collected without legal process if at such time such Management Fees are permitted to be paid pursuant to the terms of Section 1(c) of this Agreement; (v) commence or maintain any action, suit or any other legal or equitable proceeding against any Company; or (vi) join with any creditor in commencing any Proceeding (as defined below).

Section 3.02 Notwithstanding the foregoing, if a Proceeding (as defined below) has been commenced by or against any Company, JCP may file a claim or statement of interest with respect to the Management Fees and may vote any such claim to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension with respect to any Company.

Section 3.03 The foregoing provisions shall not limit any applicable rights available to JCP (and its Affiliates) to the extent arising in its capacity as a holder of equity securities of Holdings or its Affiliates or in connection with any transaction entered into in compliance with the Credit Agreement other than the Management Agreement.

Section 3.04 JCP shall not otherwise take any action prejudicial to or inconsistent with the Secured Parties’ priority position over JCP created by this Agreement.

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ARTICLE IV Insolvency. This Agreement shall remain in full force and effect among the parties hereto, notwithstanding the occurrence of any Proceeding (as defined below) affecting Holdings or any other Company. JCP, Holdings and each Company further agree that upon (i) any voluntary or involuntary case or proceeding under Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder with respect to Holdings or any of the Companies, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Holdings of any of the Companies or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of Holdings or any of the Companies whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Holdings or any of the Companies (any of the foregoing, a “Proceeding”), any payment or distribution of assets of Holdings or any of the Companies of any kind or character from any source, whether in cash, property, securities or otherwise, to which JCP would be entitled except for the provisions contained in this Agreement, shall be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the ABL Agent or Term Loan Agent, in accordance with the Intercreditor Agreement, for application in accordance with the applicable Credit Agreement to the payment of all Obligations thereunder remaining unpaid, to the extent necessary to pay in full in cash all Obligations thereunder then outstanding, after giving effect to any concurrent payment or distribution to the applicable Secured Parties.

ARTICLE V Representations and Warranties of JCP. JCP hereby represents and warrants to each Agent, each Lender and each Secured Party as follows:

Section 5.01 it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

Section 5.02 it has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action and are not prohibited by its Organizational Documents;

Section 5.03 this Agreement constitutes the valid and legally binding obligation of such party and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles;

Section 5.04 no provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on JCP or affecting its property conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement by JCP;

Section 5.05 the execution, delivery and carrying out of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligations to create, any lien or security interest in the property of JCP pursuant to the terms of any mortgage, indenture, contract or agreement; and

Section 5.06 as of the date hereof, there are no pending or, to JCP’s knowledge, threatened, litigation, arbitration or other proceedings that would reasonably be expected to prevent its performance of the terms of this Agreement.

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ARTICLE VI Representations and Warranties of Holdings. Holdings hereby represents and warrants to each Agent, each Lender and each Secured Party as follows:

Section 6.01 it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

Section 6.02 it has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action and are not prohibited by its Organizational Documents;

Section 6.03 this Agreement constitutes the valid and legally binding obligation of Holdings and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles;

Section 6.04 no provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on Holdings or affecting its property conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement by Holdings;

Section 6.05 the execution, delivery and carrying out of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligations to create, any lien or security interest in the property of Holdings pursuant to the terms of any mortgage, indenture, contract or agreement; and

Section 6.06 as of the date hereof, there are no pending or, to Holdings’ knowledge, threatened, litigation, arbitration or other proceedings that would reasonably be expected to prevent its performance of the terms of this Agreement

ARTICLE VII Successors and Assigns.

Section 7.01 JCP will not assign or delegate, as the case may be, either directly or indirectly, any rights, duties or obligations of JCP under or in respect of the Management Agreement to any Person (including the Sponsor or any Affiliate of JCP or the Sponsor) unless the assignee executes and delivers a management fee subordination agreement in the form of this Agreement, with such conforming changes as are reasonably satisfactory to the Agent at or prior to the time of such assignment.

Section 7.02 Neither JCP, Holdings nor any Company shall, without the prior written consent of the Agent, amend, modify, supplement or waive, or permit any amendment, modification, supplement or waiver of, any provisions of the Management Agreement in a manner materially adverse to the Lenders.

Section 7.03 The rights granted to the Secured Parties and the Agents hereunder are solely for their protection and nothing herein shall impose on the Secured Parties or the Agents any duties with respect to any property of JCP received hereunder except customary duties of safekeeping. Neither the Secured Parties nor the Agents shall have any duty to preserve rights against prior parties in any property of any kind received hereunder.

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ARTICLE VIII Waivers.

Section 8.01 JCP and Holdings agree that a breach of any of its covenants contained in this Agreement will cause irreparable injury to the Agents and the Secured Parties, that the Agents and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Agreement shall be specifically enforceable against JCP or Holdings, as the case may be, and JCP and Holdings each hereby waive and agree not to assert any defenses against an action for specific performance hereunder.

Section 8.02 JCP waives any and all notice of the incurrence of the Obligations or any part thereof and any right to require marshalling of assets. Additionally, JCP agrees that at any time and from time to time, without notice to or the consent of JCP, without incurring any liability to JCP, and without impairing or releasing the subordination provided for in this Agreement or otherwise impairing the rights of the Agents or the Secured Parties hereunder: (i) the time for the Companies’ performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by the Secured Parties; (ii) the Loan Documents may from time to time be modified by the Companies and the applicable Secured Parties for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of the Companies or the Secured Parties thereunder; (iii) the manner, place or terms for payment of the Obligations or any portion thereof may be altered or the terms for payment extended, or the Obligations may be renewed in whole or in part; (iv) the maturity of the Obligations may be accelerated in accordance with the terms of any present or future agreement by the Companies and the applicable Secured Parties; (v) any collateral may be sold, exchanged, released or substituted and any lien or security interest in favor of the Secured Parties may be terminated, subordinated or fail to be perfected or become unperfected; (vi) any Person liable in any manner for the Obligations may be discharged, released or substituted; and (vii) all other rights against any Company, any other Person or with respect to any collateral may be exercised (or the Lenders may waive or refrain from exercising such rights).

ARTICLE IX General.

Section 9.01 Each of JCP, Holdings and the Companies shall execute and deliver promptly such further instruments and agreements and do such further acts and things that may be necessary in order to effect fully the purposes of this Agreement as may be reasonably requested by the Agent.

Section 9.02 In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of the Management Agreement, the provisions of this Agreement shall control and govern.

Section 9.03 Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.04 This Agreement shall remain in full force and effect until the Discharge of Obligations; provided, that this Agreement shall be reinstated automatically and without any action by any person if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent, any holder of Obligations or any agent, trustee or other representative of any such holder.

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Section 9.05 This Agreement and each Credit Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

Section 9.06 This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory), or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or otherwise shall affect any right that any Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against JCP, Holdings or the Companies or their respective properties in the courts of any jurisdiction.

Section 9.07 Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the immediately preceding paragraph. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.08 All notices and other communications under this Agreement shall be delivered in as prescribed in, and shall be deemed to have been given as set forth in, Section 11.01(a) of each Credit Agreement, provided that the address and facsimile number of JCP is as follows:

if to JCP, to:

Jefferies Capital Partners

520 Madison Avenue

10th Floor

New York, New York 10022

Attention: James Luikart and Nicholas Daraviras

Fax No.: (646) 786-5103

with a required copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Carmen J. Romano, Esq.

Fax No.: (215) 994-2222

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Section 9.09 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, and (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

Section 9.10 Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party to this Agreement (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Management Fee Subordination Agreement on the date first appearing above.

JEFFERIES CAPITAL PARTNERS LLC, as JCP

By:

Name:
Title:

BOURLAND & LEVERICH HOLDINGS LLC, as Holdings

By:

Name:
Title:

JEFFERIES FINANCE LLC, as Term Loan Agent

By:

Name:
Title:

REGIONS BANK, as ABL Agent

By:

Name:
Title:

BOURLAND & LEVERICH SUPPLY CO. LLC, as a Company

By:

Name:
Title:

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EXHIBIT M-2

[Form of]

SERVICES FEE SUBORDINATION AGREEMENT

This Services Fee Subordination Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, this “Agreement”), is entered into by and among Edgen Murray Corporation, a Nevada corporation (“Edgen”), Bourland & Leverich Holdings LLC, a Delaware limited liability company (“Holdings”), Jefferies Finance LLC, in its capacity as administrative agent for the lenders under the Term Loan Credit Agreement (as defined below) (the “Term Loan Lenders”) and collateral agent for the Secured Parties (as defined in the Term Loan Credit Agreement, the “Term Loan Secured Parties”) (in such capacities, the “Term Loan Agent”) and Regions Bank, in its capacity as administrative agent for the lenders under the ABL Credit Agreement (as defined below) (the “ABL Lenders” and, together with the Term Loan Lenders, the “Lenders” and each a “Lender”) and co-collateral agent for the Secured Parties (as defined in the ABL Credit Agreement, the “ABL Secured Parties” and, together with the Term Loan Secured Parties, the “Secured Parties”) (in such capacities, the “ABL Agent” and, together with the Term Loan Agent, the “Agents” and each an “Agent”), and each of the Companies. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Term Loan Credit Agreement or the ABL Credit Agreement, as applicable.

WHEREAS, Edgen and Holdings entered into that certain Services Agreement, dated as of August 19, 2010 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with its terms and in accordance with the terms of the Credit Agreement, the “Services Agreement”), pursuant to which Holdings agreed to pay to Edgen certain fees, expenses, costs and other amounts (together with any other obligation of Holdings or any Company to Edgen arising pursuant to, or in connection with, the Services Agreement, including any fees, costs, expenses, indemnities and any other monetary obligation, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), the “Services Fees”), and Edgen agreed to provide certain services, as more specifically set forth therein.

WHEREAS, pursuant to that certain Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”), Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), Holdings, the Term Loan Lenders, the Term Loan Agent, Jefferies Finance LLC, as lead arranger, bookrunner and syndication agent, the Term Loan Lenders intend to make Loans to Borrower, and each Loan Party has agreed to pay, or guarantee the payment of, the Obligations under the Term Loan Credit Agreement and under the other Loan Documents (the “Term Loan Obligations”).

WHEREAS, pursuant to that certain Credit Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”) among Borrower, Holdings, the ABL Lenders, the ABL Agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-collateral agents for the ABL Secured Parties, Regions Bank, as swingline lender for the ABL Lenders, and Regions Bank, as issuing bank for the ABL Lenders, the ABL Lenders intend to make Loans to Borrower, and each Loan Party has agreed to pay, or guarantee the payment of, the Obligations under the ABL Credit Agreement and under the other Loan Documents (the “ABL Obligations” and together with the Term Loan Obligations, the “Obligations”).

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WHEREAS, the ABL Agent and the Term Loan Agent entered in that certain Intercreditor Agreement, dated as of August 19, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”).

WHEREAS, the Agents and the Lenders have agreed to enter into the Credit Agreements and to extend credit as contemplated thereby only if Edgen, Holdings and each of the Companies enter into this Agreement and subordinate all claims and rights in respect of the Services Fees to the Obligations to the extent and in the manner hereinafter set forth.

NOW THEREFORE, in consideration of the premises hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Subordination.

(a) The parties hereto hereby acknowledge and agree that any Services Fees are intended to be, and shall be, subordinated to: (i) the prior payment in full in cash of the Obligations under the ABL Credit Agreement and the other Loan Documents, including, without limitation, all principal amounts, reimbursement obligations, interest and fees (including any interest and fees accruing subsequent to a Proceeding (as defined below) whether or not such interest or fees constitute allowed claims in any such Proceeding), and premium, if any, and (ii) termination of the commitments in respect thereof (the occurrence of the events specified in both clauses (i) and (ii) of this paragraph, the “Discharge of ABL Obligations”).

(b) The parties hereto hereby acknowledge and agree that any Services Fees are intended to be, and shall be, subordinated to: (i) the prior payment in full in cash of the Obligations under the Term Loan Credit Agreement and the other Loan Documents, including, without limitation, all principal amounts, reimbursement obligations, interest and fees (including any interest and fees accruing subsequent to a Proceeding (as defined below) whether or not such interest or fees constitute allowed claims in any such Proceeding), and premium, if any, and (ii) termination of the commitments in respect thereof (the occurrence of the events specified in both clauses (i) and (ii) of this paragraph, the “Discharge of Term Loan Obligations” and, together with the “Discharge of ABL Obligations, the “Discharge of Obligations”).

(c) The parties hereto hereby agree that any payment or distribution of any kind or character by any Company to Holdings for payment to Edgen (or any Affiliate thereof) under the Services Agreement, whether in cash, property, securities (other than Permitted Junior Securities (as defined below)) or otherwise (a “Services Fee Payment”) is subordinated to the Obligations. The parties hereto hereby agree that no Services Fee Payment shall be made, directly or indirectly, by or on behalf of Holdings (to the extent made with any payment or distribution from a Company) or any Company following the occurrence and during the continuation of a Default or an Event of Default; provided that, so long as no Event of Default under Section 8.01(g) or (h) of each Credit Agreement has occurred and is then continuing, the Companies may make the payments to Holdings or Edgen to the extent (and only to the extent) expressly permitted by Section 6.08 of each Credit Agreement and notwithstanding the occurrence or continuation of a Default or an Event of Default or any other provision of this Agreement, Edgen may receive its out-of-pocket expenses as set forth in the Services Agreement (but subject at all times to any maximum threshold set forth in Section 6.08 of each Credit Agreement). For purposes of this Agreement, “Permitted Junior Securities” shall mean any unsecured debt or equity securities of Holdings or any Company that are distributed to Edgen in respect of any Services Fee Payments pursuant to a confirmed plan of reorganization or adjustment that (i) are subordinated in right of payment to the Obligations to at least the same extent as the Services Fee Payments are subordinated to the Obligations

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pursuant to this Agreement, and (ii) do not have any material terms, and are not subject to or entitled to the benefit of any agreement or instrument that has material terms, that are less favorable (taken as a whole) to the Lenders than the terms set forth in the Services Agreement.

(d) Notwithstanding the foregoing provisions of this Agreement, if any Services Fee Payment shall be received by Edgen at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held in trust for the benefit of the Secured Parties and shall be paid or delivered (together with any necessary or reasonably requested endorsement) forthwith by Edgen to (i) the ABL Agent for application in accordance with the ABL Credit Agreement to the payment of all ABL Obligations thereunder remaining unpaid, to the extent necessary to pay in full in cash all ABL Obligations then outstanding thereunder, after giving effect to any concurrent payment or distribution to the ABL Secured Parties, and (ii) after the Discharge of ABL Obligations, the Term Loan Agent for application in accordance with the Term Loan Credit Agreement to the payment of all Term Loan Obligations thereunder remaining unpaid, to the extent necessary to pay in full in cash all Term Loan Obligations then outstanding thereunder, after giving effect to any concurrent payment or distribution to the Term Loan Secured Parties.

2. Subrogation. Subject to the prior occurrence of the Discharge of Obligations, Edgen shall be subrogated to the rights of the Secured Parties to receive payments or distributions of cash, property or securities of the Companies applicable to the Obligations, to the extent of any payments or distributions payable to Edgen that have been applied to the payment of the Obligations until all Services Fee Payments due or to become due shall be paid in full in cash.

3. Remedies.

(a) Subject to the prior occurrence of the Discharge of the Obligations, Edgen shall not (i) demand, attempt to collect or commence any legal proceedings to collect any Services Fees, provided that Services Fees may be collected without legal process if at such time such Services Fees are permitted to be paid pursuant to the terms of Section 1(c) of this Agreement and Edgen may deliver a notice of default or any other notice to Holdings under the Services Agreement; (ii) institute any other actions or proceedings to enforce its rights or interests under the Services Agreement or otherwise with respect to any Services Fees; (iii) take or accept any security interest or lien upon any collateral or assets of any Company to secure its rights with respect to any Services Fees; (iv) exercise any rights to set-off or counterclaim any obligations of Edgen against any of the Services Fees, provided that Services Fees may be collected without legal process if at such time such Services Fees are permitted to be paid pursuant to the terms of Section 1(c) of this Agreement; (v) commence or maintain any action, suit or any other legal or equitable proceeding against any Company; or (vi) join with any creditor in commencing any Proceeding (as defined below).

(b) Notwithstanding the foregoing, if a Proceeding (as defined below) has been commenced by or against any Company, Edgen may file a claim or statement of interest with respect to the Services Fees and may vote any such claim to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension with respect to any Company.

(c) The foregoing provisions shall not limit any applicable rights available to Edgen (and its Affiliates) to the extent arising in its capacity as a holder of equity securities of Holdings or its Affiliates or in connection with any transaction entered into in compliance with the Credit Agreement other than the Services Agreement.

(d) Edgen shall not otherwise take any action prejudicial to or inconsistent with the Secured Parties’ priority position over Edgen created by this Agreement.

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4. Insolvency. This Agreement shall remain in full force and effect among the parties hereto, notwithstanding the occurrence of any Proceeding (as defined below) affecting Holdings or any Company. Edgen, Holdings and each Company further agree that upon (i) any voluntary or involuntary case or proceeding under Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder with respect to Holdings or any of the Companies, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Holdings of any of the Companies or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of Holdings or any of the Companies whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Holdings or any of the Companies (any of the foregoing, a “Proceeding”), any payment or distribution of assets of Holdings or any of the Companies of any kind or character from any source, whether in cash, property, securities or otherwise, to which Edgen would be entitled except for the provisions contained in this Agreement, shall be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the ABL Agent or Term Loan Agent, in accordance with the Intercreditor Agreement, for application in accordance with the applicable Credit Agreement to the payment of all Obligations thereunder remaining unpaid, to the extent necessary to pay in full in cash all Obligations thereunder then outstanding, after giving effect to any concurrent payment or distribution to the applicable Secured Parties.

5. Representations and Warranties of Edgen. Edgen hereby represents and warrants to each Agent, each Lender and each Secured Party as follows:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) it has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action and are not prohibited by its Organizational Documents;

(c) this Agreement constitutes the valid and legally binding obligation of such party and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles;

(d) no provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on Edgen or affecting its property conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement by Edgen;

(e) the execution, delivery and carrying out of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligations to create, any lien or security interest in the property of Edgen pursuant to the terms of any mortgage, indenture, contract or agreement; and

(f) as of the date hereof, there are no pending or, to Edgen’s knowledge, threatened, litigation, arbitration or other proceedings that would reasonably be expected to prevent its performance of the terms of this Agreement.

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6. Representations and Warranties of Holdings. Holdings hereby represents and warrants to each Agent, each Lender and each Secured Party as follows:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) it has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action and are not prohibited by its Organizational Documents;

(c) this Agreement constitutes the valid and legally binding obligation of Holdings and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles;

(d) no provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on Holdings or affecting its property conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement by Holdings;

(e) the execution, delivery and carrying out of the terms of this Agreement will not constitute a default under, or result in the creation or imposition of, or obligations to create, any lien or security interest in the property of Holdings pursuant to the terms of any mortgage, indenture, contract or agreement; and

(f) as of the date hereof, there are no pending or, to Holdings’ knowledge, threatened, litigation, arbitration or other proceedings that would reasonably be expected to prevent its performance of the terms of this Agreement.

7. Successors and Assigns.

(a) Edgen will not assign or delegate, as the case may be, either directly or indirectly, any rights, duties or obligations of Edgen under or in respect of the Services Agreement to any Person (including any Affiliate of Edgen) unless the assignee executes and delivers a management fee subordination agreement in the form of this Agreement, with such conforming changes as are reasonably satisfactory to the Agent at or prior to the time of such assignment.

(b) Neither Edgen, Holdings nor any Company shall, without the prior written consent of the Agent, amend, modify, supplement or waive, or permit any amendment, modification, supplement or waiver of, any provisions of the Services Agreement in a manner materially adverse to the Lenders.

(c) The rights granted to the Secured Parties and the Agents hereunder are solely for their protection and nothing herein shall impose on the Secured Parties or the Agents any duties with respect to any property of Edgen received hereunder except customary duties of safekeeping. Neither the Secured Parties nor the Agents shall have any duty to preserve rights against prior parties in any property of any kind received hereunder.

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8. Waivers.

(a) Each of Edgen and Holdings agree that a breach of any of its covenants contained in this Agreement will cause irreparable injury to the Agents and the Secured Parties, that the Agents and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Agreement shall be specifically enforceable against Edgen or Holdings, as the case may be, and Edgen and Holdings each hereby waive and agree not to assert any defenses against an action for specific performance hereunder.

(b) Edgen waives any and all notice of the incurrence of the Obligations or any part thereof and any right to require marshalling of assets. Additionally, Edgen agrees that at any time and from time to time, without notice to or the consent of Edgen, without incurring any liability to Edgen, and without impairing or releasing the subordination provided for in this Agreement or otherwise impairing the rights of the Agents or the Secured Parties hereunder: (i) the time for the Companies’ performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by the Secured Parties; (ii) the Loan Documents may from time to time be modified by the Companies and the applicable Secured Parties for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of the Companies or the Secured Parties thereunder; (iii) the manner, place or terms for payment of the Obligations or any portion thereof may be altered or the terms for payment extended, or the Obligations may be renewed in whole or in part; (iv) the maturity of the Obligations may be accelerated in accordance with the terms of any present or future agreement by the Companies and the applicable Secured Parties; (v) any collateral may be sold, exchanged, released or substituted and any lien or security interest in favor of the Secured Parties may be terminated, subordinated or fail to be perfected or become unperfected; (vi) any Person liable in any manner for the Obligations may be discharged, released or substituted; and (vii) all other rights against any Company, any other Person or with respect to any collateral may be exercised (or the Lenders may waive or refrain from exercising such rights).

9. General.

(a) Each of Edgen, Holdings and the Companies shall execute and deliver promptly such further instruments and agreements and do such further acts and things that may be necessary to effect fully the purposes of this Agreement as may be reasonably requested by the Agent.

(b) In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of the Services Agreement, the provisions of this Agreement shall control and govern.

(c) Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d) This Agreement shall remain in full force and effect until the Discharge of Obligations; provided, that this Agreement shall be reinstated automatically and without any action by any person if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent, any holder of Obligations or any agent, trustee or other representative of any such holder.

M-2-6

(e) This Agreement and each Credit Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

(f) This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory), or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or otherwise shall affect any right that any Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against Edgen, Holdings or the Companies or their respective properties in the courts of any jurisdiction.

(g) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the immediately preceding paragraph. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(h) All notices and other communications under this Agreement shall be delivered in as prescribed in, and shall be deemed to have been given as set forth in, Section 11.01(a) of each Credit Agreement, provided that the address and facsimile number of Edgen is as follows:

if to Edgen, to:

Edgen Murray Corporation

18444 Highland Road

Baton Rouge, LA 70809

Attention: Daniel O’Leary

Fax No.: (225) 756-7953

with a required copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Carmen J. Romano, Esq.

Fax No.: (215) 994-2222

M-2-7

(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, and (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(j) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party to this Agreement (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

[Signature page follows]

M-2-8

IN WITNESS WHEREOF, the parties have executed this Services Fee Subordination Agreement on the date first appearing above.

EDGEN MURRAY CORPORATION, as Edgen

By:

Name:
Title:

BOURLAND & LEVERICH HOLDINGS LLC, as Holdings

By:

Name:
Title:

JEFFERIES FINANCE LLC, as Term Loan Agent

By:

Name:
Title:

REGIONS BANK, as ABL Agent

By:

Name:
Title:

BOURLAND & LEVERICH SUPPLY CO. LLC, as a Company

By:

Name:
Title:

M-2-9

EXHIBIT N

[Form of]

BANK PRODUCT PROVIDER LETTER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

Regions Bank

5001 Spring Valley Road, Suite 153-W

Dallas, Texas 75244

Attention: Account Manager - Bourland & Leverich

Facsimile No.: 972-383-7505

Reference is hereby made to that certain Credit Agreement, dated as of August 19, 2010 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), by and among BOURLAND AND LEVERICH SUPPLY CO. LLC, a Delaware limited liability company (“Borrower”), BOURLAND & LEVERICH HOLDINGS LLC, a Delaware limited liability company (“Holdings”), in its capacity as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) pursuant to the Credit Agreement for the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), the Lenders, REGIONS BANK and RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as co-collateral agents for the Secured Parties (as defined in the Credit Agreement), REGIONS BANK, as swingline lender for the Lenders, and REGIONS BANK, as issuing bank for the Lenders. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of [            ] by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party or Subsidiary].

1. Appointment of the Administrative Agent. The Specified Bank Products Provider hereby designates and appoints the Administrative Agent, and the Administrative Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 11.19 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof. Specified Bank Products Provider and the Administrative Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Administrative Agent, on the one hand, and the Lenders or the Secured Parties, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Administrative Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 9.01, 10.07, 11.02, and 11.19 of the Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to the Administrative Agent and the right to share in Collateral as set forth in the Credit Agreement.

3. Reporting Requirements. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as the Administrative Agent shall request, the Specified Bank Products Provider agrees to provide the Administrative Agent with a written report, in form and substance satisfactory to the Administrative Agent, detailing Specified Bank Products Provider’s reasonable determination of the credit exposure (and mark- to-market exposure) of Loan Parties and their Subsidiaries in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If the Administrative Agent does not receive such written report within the time period provided above, the Administrative Agent shall be entitled to assume that the reasonable determination of the credit exposure of Loan Parties and their Subsidiaries with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that the Administrative Agent shall have the right, but shall have no obligation to establish, maintain, relax or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. If the Administrative Agent so chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that the Administrative Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5. Bank Product Obligations. From and after the delivery to the Administrative Agent of this letter agreement duly executed by Specified Bank Product Provider and the acknowledgement of this letter agreement by the Administrative Agent and Borrower, the obligations and liabilities of Loan Parties and their Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to the Administrative Agent, shall be mailed, sent, or delivered to the Administrative Agent in accordance with Section 11 of the Credit Agreement, and if to Borrower, shall be mailed, sent, or delivered to Borrower in accordance with Section 11 of the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:

Attn:
Fax No.

7. Miscellaneous. This letter agreement is for the benefit of the Administrative Agent, the Specified Bank Products Provider, the Borrower and each of their respective successors and assigns (including any successor Administrative Agent pursuant to Section 10.06 of the Credit Agreement, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider). Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8. Governing Law.

(a) THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND ADMINISTRATIVE AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND THE ADMINISTRATIVE AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND THE ADMINISTRATIVE AGENT EACH REPRESENTS TO THE OTHERS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of This Page Intentionally Left Blank]

Sincerely,

[ ],
, as Specified Bank Products Provider

By:
Name:
Title:

Acknowledged, accepted, and agreed

as of the date first written above:

BOURLAND AND LEVERICH SUPPLY CO. LLC

as Borrower

By:
Name:
Title:

Acknowledged, accepted, and

agreed as of                      , 20    :

REGIONS BANK

as Administrative Agent

By:
Name:
Title:

EXHIBIT O

[Form of]

BORROWING BASE CERTIFICATE

[See Attached]

O-1

EXHIBIT 4.01(b)

[Form of]

CASH FLOW STATEMENT

[See Attached]

4.01(b)-1